Filed Pursuant to Rule 424(b)(5)
Registration Nos. 333-166079
and 333-166079-01 through 333-166079-21

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per security	Proposed maximum aggregate offering price	Amount of registration fee(1)

6.875% Senior Notes due 2018	$800,000,000	100%	$800,000,000	$57,040

7.125% Senior Notes due 2020	$800,000,000	100%	$800,000,000	$57,040

Guarantees of 6.875% Senior Notes due 2018(2)	—	—	—	—

Guarantees of 7.125% Senior Notes due 2020(2)	—	—	—	—

Total	$1,600,000,000	—	$1,600,000,000	$114,080(3)

(1)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the "Securities Act"), and relates to the Registration Statement on Form S-3 (File Nos. 333-166079 and 333-166079-01 through 333-166079-21) filed by the registrants. Calculated as the product of the proposed maximum aggregate offering price and 0.00007130.

(2)
Pursuant to Rule 457(n) under the Securities Act, no separate registration fee is payable in respect of the registration of the guarantees.

(3)
Pursuant to Rule 457(p) under the Securities Act, the registrants hereby offset the registration fee required in connection with this offering of securities by $94,900.57, representing the amount of the registration fee associated with the Registration Statement on Form S-4 (File No. 333-157462) filed with the Securities and Exchange Commission by CF Industries Holdings, Inc. on February 23, 2009, which was withdrawn. Accordingly, a registration fee of $19,179.43 is being paid in connection with this offering of securities.

1

PROSPECTUS SUPPLEMENT (To Prospectus dated April 15, 2010)

$1,600,000,000

CF Industries, Inc.

$800,000,000 6.875% SENIOR NOTES DUE 2018
$800,000,000 7.125% SENIOR NOTES DUE 2020

fully and unconditionally guaranteed by
CF Industries Holdings, Inc.
and certain subsidiaries of CF Industries Holdings, Inc.

Interest payable on May 1 and November 1

CF Industries, Inc., a wholly-owned subsidiary of CF Industries Holdings, Inc., is offering 6.875% Senior Notes due 2018, or the 2018 notes, and 7.125% Senior Notes due 2020, or the 2020 notes. The 2018 notes will mature on May 1, 2018, and the 2020 notes will mature on May 1, 2020. Both series of notes offered hereby are referred to in this prospectus supplement collectively as the notes.

The issuer may redeem the notes, in whole at any time or in part from time to time, at a make-whole price calculated as described in this prospectus supplement, plus accrued and unpaid interest, if any, to, but not including, the applicable date of redemption. If we experience a change of control repurchase event with respect to a series of notes, as described in this prospectus supplement, unless the issuer has exercised its right to redeem those notes, the issuer will be required to offer to repurchase those notes from holders at the price described in this prospectus supplement.

The notes will be guaranteed by CF Industries Holdings, Inc. and each of CF Industries Holdings, Inc.'s current and future subsidiaries other than the issuer that from time to time is a borrower or guarantor under specified credit facilities of ours. The notes will be unsecured obligations of the issuer, ranking senior in right of payment to all of the issuer's future debt that is subordinated in right of payment to the notes and ranking equally in right of payment with all of the issuer's existing and future debt that is not subordinated in right of payment to the notes. Each guarantor's guarantee of the notes will be an unsecured obligation of that guarantor, ranking senior in right of payment to all of that guarantor's future debt that is subordinated in right of payment to that guarantee and ranking equally in right of payment with all of that guarantor's existing and future debt that is not subordinated in right of payment to that guarantee. The notes will be effectively junior to all liabilities of CF Industries Holdings, Inc.'s subsidiaries other than the issuer that are not guarantors of the notes and all secured debt of CF Industries Holdings, Inc. and its subsidiaries (including the issuer and subsidiaries of CF Industries Holdings, Inc. that guarantee the notes) to the extent of the value of the collateral securing that debt.

For a more detailed description of the notes, see "Description of the Notes" beginning on page S-88.

The notes are a new issue of securities for which there currently is no market. We do not intend to apply for listing of the notes on any national securities exchange.

Investing in the notes involves risks. See "Risk Factors" beginning on page S-24 of this prospectus supplement.

	Per 2018 Note	Total	Per 2020 Note	Total
Public offering price(1)	100.000%	$800,000,000	100.000%	$800,000,000
Underwriting discount	2.750%	$22,000,000	2.750%	$22,000,000
Proceeds, before expenses, to the issuer	97.250%	$778,000,000	97.250%	$778,000,000

(1)
Plus accrued interest, if any, from April 23, 2010.

The underwriters are offering the notes as set forth under "Underwriting (Conflicts of Interest)."

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the notes to purchasers on or about April 23, 2010.

Sole Book-Running Manager

MORGAN STANLEY

Senior Co-Manager

MITSUBISHI UFJ SECURITIES

BMO Capital Markets	Natixis Bleichroeder LLC	Wells Fargo Securities

April 20, 2010

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus issued by us. We have not authorized anyone to provide you with different information. We are not making an offer to sell or soliciting an offer to purchase these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus issued by us or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus supplement or the accompanying prospectus or other offering material (including any free writing prospectus) nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus supplement or the accompanying prospectus or other offering material or in our and our subsidiaries' affairs since the date of this prospectus supplement or the accompanying prospectus or other offering material.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of notes of CF Industries, Inc., referred to in this prospectus supplement as CFI or the issuer, and guarantees thereof by CF Industries Holdings, Inc., referred to in this prospectus supplement as CF Holdings, and certain subsidiaries of CF Holdings, and certain other matters relating to us and our business, financial condition and results of operations. The second part, the accompanying prospectus, contains more general information about debt securities the issuer may offer from time to time, some of which does not apply to this offering.

        This prospectus supplement and the accompanying prospectus also incorporate by reference important information about us, Terra Industries Inc. and other information you should know before investing. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under "Where You Can Find More Information" in this prospectus supplement.

        The information contained in this prospectus supplement may add, update or change information contained in the accompanying prospectus or in documents which we file or have filed with the Securities and Exchange Commission, or SEC, on or before the date of this prospectus supplement and which documents are incorporated by reference in this prospectus supplement and the accompanying prospectus. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or such documents incorporated by reference, the information in this prospectus supplement will supersede such information.

        The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes and the guarantees in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See "Underwriting (Conflicts of Interest)."

        We are also offering approximately $1.15 billion of CF Holdings common stock concurrently with this offering of notes. This offering of CF Holdings common stock, referred to in this prospectus supplement as the CF Holdings common stock offering, is being conducted pursuant to a separate prospectus supplement and registration statement. This prospectus supplement shall not be deemed an offer to sell or a solicitation of an offer to buy any of the CF Holdings common stock. There can be no assurance that the CF Holdings common stock offering can be consummated on terms acceptable to us or at all or that, if consummated, it will be for the amount contemplated. This offering of notes is not conditioned on the consummation of the CF Holdings common stock offering.

        All references to dollars, or $, in this prospectus supplement refer to U.S. dollars, unless otherwise indicated.

MARKET AND INDUSTRY DATA AND FORECASTS

        This prospectus supplement includes market share and industry data and forecasts that we have developed from independent consultant reports, reports from government agencies, publicly available information, various industry publications, other published industry sources and our internal data and estimates. Our internal data, estimates and forecasts are based upon information obtained from our customers, suppliers, trade and business organizations and other contacts in the markets in which we operate and our management's understanding of industry conditions. Some of the sources from which we have obtained information are FERTECON Fertilizer Economic Market Analysis & Consultancy, or

S-ii

Fertecon; the International Fertilizer Industry Association, or IFA; The Fertilizer Institute; the United States Department of Agriculture, or USDA; the Association of American Plant Food Control Officials; and the Organisation for Economic Co-operation and Development and the Food and Agriculture Organisation of the United Nations, or OECD-FAO. Although we believe all of our sources are reliable, the information relied on and referred to in this prospectus supplement has not been verified by any independent sources, and we do not guarantee the accuracy and completeness of such information.

        Unless otherwise indicated, all financial information and operating data in this prospectus supplement pertaining to CF Holdings and its subsidiaries, including tons of product produced and sold, include information for Canadian Fertilizers Limited, our consolidated Canadian joint venture in which we own a 66% economic interest; and all such information and data pertaining to Terra Industries Inc. and its subsidiaries, including tons of product produced and sold, include information for Terra Nitrogen Company, L.P., a publicly-traded limited partnership of which we are the sole general partner and hold 75% of the limited partnership interests.

S-iii

SUMMARY

        This summary highlights certain information contained elsewhere or incorporated by reference in this prospectus supplement. Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus and the documents incorporated herein and therein by reference, including the financial statements included elsewhere or incorporated by reference in the prospectus supplement and the accompanying prospectus. You should also carefully consider the matters discussed under "Risk Factors."

        The acquisition by CF Industries Holdings, Inc. of Terra Industries Inc. and its subsidiaries is referred to in this prospectus supplement as the Terra acquisition. As used in this prospectus supplement, the term "Terra" refers to Terra Industries Inc. and its subsidiaries; except as stated otherwise or the context requires otherwise, the terms "CF Industries," "we," "us" and "our" refer to CF Industries Holdings, Inc. and its subsidiaries, excluding Terra for periods prior to completion of the Terra acquisition and including Terra for periods following completion of the Terra acquisition; the terms "issuer" and "CFI" refer to CF Industries, Inc., the issuer of the notes, and not any of its subsidiaries; and the term "CF Holdings" refers to CF Industries Holdings, Inc. and not any of its subsidiaries.

Our Combined Company

        We are one of the largest manufacturers and distributors of nitrogen and phosphate fertilizer products in the world. Our operations are organized into two business segments—the nitrogen segment and the phosphate segment. Our principal products in the nitrogen segment are ammonia, urea, urea ammonium nitrate solution, or UAN, and ammonium nitrate, or AN. Our other nitrogen products include diesel exhaust fluid, or DEF, and aqua ammonia, which are sold primarily to our environmental and industrial customers. Our principal products in the phosphate segment are diammonium phosphate, or DAP, and monoammonium phosphate, or MAP.

        Our core market and distribution facilities are concentrated in the Midwestern U.S. grain-producing states and other major agricultural areas of the United States and Canada. We also serve global markets from our joint-venture production facilities in Trinidad and the United Kingdom, as well as through exports of nitrogen fertilizer products from our Donaldsonville manufacturing facilities and phosphate fertilizer products from our Florida phosphate operations through our Tampa port facility.

        The principal customers for both our nitrogen and phosphate fertilizers are cooperatives and independent fertilizer distributors. Sales are initiated by our internal marketing and sales force and some export sales are initiated by KEYTRADE AG, or Keytrade, a global fertilizer trading company in which we own a 50% interest.

        For the year ended December 31, 2009, on a pro forma basis giving effect to the Terra acquisition, we sold 11.8 million tons of nitrogen fertilizers and related products and 2.1 million tons of phosphate fertilizers and generated net sales of $4.2 billion.

        Prior to the Terra acquisition, our principal assets included:

  •
  the largest nitrogen fertilizer complex in North America, located in Donaldsonville, Louisiana and referred to in this prospectus supplement as the CF Industries Donaldsonville facility;

  •
  a 66% economic interest in the largest nitrogen fertilizer complex in Canada, which we operate in Medicine Hat, Alberta, through Canadian Fertilizers Limited, or CFL (a consolidated variable interest entity);

  •
  one of the largest integrated phosphate fertilizer complexes in the United States, located in Plant City, Florida;

  •
  the most-recently constructed phosphate rock mine and associated beneficiation plant in the United States, located in Hardee County, Florida;

  •
  an extensive system of terminals, warehouses and associated transportation equipment located primarily in the Midwestern United States; and

  •
  a 50% interest in Keytrade, a global fertilizer trading company headquartered near Zurich, Switzerland.

        As a result of the Terra acquisition, we acquired a number of new assets, including:

  •
  five nitrogen fertilizer manufacturing facilities located in Port Neal, Iowa; Courtright, Ontario; Yazoo City, Mississippi; Woodward, Oklahoma; and Donaldsonville, Louisiana, adjacent to the CF Industries Donaldsonville facility, referred to in this prospectus supplement as the Terra Donaldsonville facility;

  •
  a 75% interest in Terra Nitrogen Company, L.P., or TNCLP, a publicly traded limited partnership of which we are the sole general partner and the majority limited partner and which, through its subsidiary Terra Nitrogen, Limited Partnership, or TNLP, operates a nitrogen fertilizer manufacturing facility in Verdigris, Oklahoma;

  •
  a 50% interest in Point Lisas Nitrogen Limited, or Point Lisas, an ammonia production joint venture located in Trinidad serving international nitrogen markets; and

  •
  a 50% interest in GrowHow UK Limited, or GrowHow, a nitrogen products production joint venture located in the United Kingdom and serving the British agricultural and industrial markets.

        The following table sets forth the production capacities at each of our nitrogen fertilizer production facilities:

	Annual Capacity
Location	Ammonia(1)	UAN(2)	AN	Urea(3)	Fertilizer Compounds
	(thousands of tons)
Donaldsonville, Louisiana
CF Industries Donaldsonville facility(4)	2,300	2,415	—	1,680	—
Terra Donaldsonville facility	500	—	—	—	—
Medicine Hat, Alberta	1,250	—	—	810	—
Port Neal, Iowa	370	735	—	60	—
Verdigris, Oklahoma	1,050	1,925	—	—	—
Woodward, Oklahoma(5)	440	298	—	25	—
Yazoo City, Mississippi(6)	500	525	775	20	—
Courtright, Ontario	480	350	—	175	—
Ince, U.K.(7)	201	—	343	—	340
Billingham, U.K.(7)	287	—	319	—	—
Point Lisas, Trinidad(7)	360	—	—	—	—

Total	7,738	6,248	1,437	2,770	340

(1)
Represents gross annual production capacity, some of which is used to produce upgraded products.

(2)
Measured in tons of UAN containing 32% nitrogen by weight.

(3)
Urea is sold as granular urea from the CF Industries Donaldsonville facility and Medicine Hat facility, as urea liquor from the Port Neal, Woodward and Yazoo City facilities and as either granular urea or urea liquor from the Courtright facility.

(4)
The CF Industries Donaldsonville facility's production capacity depends on product mix. With the UAN plants operating at capacity, approximately 1.7 million tons of granular urea can be produced. Granular urea production can be increased to 2 million tons if UAN production is reduced.

(5)
The Woodward facility's production capacity depends on product mix (ammonia/methanol). The Woodward facility's UAN capacity does not include the effects of the upgrade project scheduled for completion in 2010. UAN capacity is expected to increase to 798,000 tons when the project is completed.

(6)
Our full AN capacity at Yazoo City is approximately 835,000 tons; however, such production would limit Yazoo City's UAN production to approximately 450,000 tons and increase urea production to approximately 45,000 tons.

(7)
Represents our 50% interest in capacity of each of these facilities.

        The following table sets forth the production capacities at each of our phosphate production facilities:

	Annual Capacity
Location	Phosphate Rock	Phosphoric Acid as P2O5(1)	Sulfuric Acid	DAP/MAP
	(thousands of tons)
Hardee Phosphate Rock Mine	3,500	—	—	—
Plant City Phosphate Fertilizer Complex	—	1,055	2,800	2,165

(1)
P2O5 is the basic measure of the nutrient content in phosphate fertilizer products.

Strategic Rationale

        We believe that the Terra acquisition offers numerous strategic benefits, including:

  •
  making us a global leader in fertilizers;

  •
  significantly increasing our scale and capital markets presence;

  •
  providing cost synergies estimated at $105–$135 million on an annualized basis;

  •
  further diversifying our asset base and our mix of products and customers; and

  •
  increasing our geographic reach and operational efficiency.

        We believe that these strategic benefits significantly enhance our competitive profile and will drive increased profitability.

 Competitive Strengths

  •
  Global Leader.  We are a leading global producer of nitrogen and phosphate fertilizers with world-scale manufacturing facilities.

  –
  Second Largest Public Nitrogen Producer Globally.  As a result of the Terra acquisition, we are the second largest producer of nitrogen fertilizers globally among publicly traded companies, with 13.5 million product tons of capacity. Our combined nitrogen manufacturing capacity on a nutrient basis is 6.3 million tons. We are the largest nitrogen producer in North America and the leading producer of our key products—ammonia, urea and UAN.

      We own the largest nitrogen fertilizer facility in North America and have a majority interest in the second largest nitrogen fertilizer facility in North America. The Donaldsonville complex, including the CF Industries and Terra Donaldsonville facilities, is the largest and, we believe, most versatile nitrogen fertilizer operation in North America. The Donaldsonville facilities have the capacity to produce 2.8 million tons of ammonia and upgrade most of their ammonia into higher value urea and UAN. These facilities are strategically located near the mouth of the Mississippi River, with access to river, rail and pipeline transportation and have the ability to import and export ammonia, urea and UAN. We operate and hold a two-thirds economic interest in the second-largest nitrogen facility in North America located in Medicine Hat, Alberta, which is the largest such facility in Canada.

    –
    Large Integrated U.S. Phosphate Producer.  We operate a 2.2 million product ton phosphate facility in Central Florida, where we have reliable and economical access to raw materials and access to domestic and international markets through our Tampa port facility. Our Hardee phosphate rock mine supplies all of our facility's phosphate rock needs and benefits from 23 years of recoverable reserves, 13 of which are fully permitted. Our Hardee facility is the most recently constructed mine and processing plant of its type in the United States.

  •
  Cost Advantages Serving Principal Markets.  Many of our North American manufacturing facilities enjoy a cost advantage in their principal markets.

  –
  Over 50% of the U.S. supply of nitrogen fertilizer is from imports. Natural gas is the primary raw material used in the production of nitrogen fertilizer products, accounting for up to 90% of the cash cost of producing ammonia. The cost of natural gas in North America is lower than for export oriented nitrogen production in the Ukraine and Eastern Europe. Factoring in the cost of freight to transport nitrogen products to the United States, North American producers enjoy a significant cost advantage over producers in these countries and are competitive with the cost of exports from Russia, another significant exporting country.

  –
  In addition to the relative attractiveness of North American natural gas compared to the gas cost for some of the major exporters, our nitrogen facilities in Oklahoma, Iowa and Medicine Hat, Alberta enjoy a natural gas price basis that historically has been below the price at Henry Hub, the major gas pricing basis in North America.

  –
  The proximity of several of our production sites to the Midwestern Corn Belt provides us with a transportation cost advantage relative to imports and other domestic competitors. In addition, access to the major agricultural markets for ammonia from our Donaldsonville facilities through our strategically located ammonia terminals, which are served by barge and pipeline transportation, provides us with a cost advantage in certain markets.

  –
  Our Florida phosphate operation enjoys a cost advantage relative to non-integrated phosphate producers that do not have a captive supply of phosphate rock and smaller phosphate producers that do not realize the economies of scale available to a world-scale production facility such as our Plant City phosphate complex. As a result of our attractive costs for phosphate rock from our integrated Hardee mine and access to the highly competitive markets in Tampa for ammonia and sulfur, we believe our Plant City phosphate operations are very competitive with those of other large-scale, U.S. based integrated phosphate producers.

  •
  Extensive, Flexible Distribution System.  Our distribution system is ideally located in the area of highest fertilizer consumption in North America, the Corn Belt. We ship our products directly to customers from our manufacturing plants and through our extensive system of terminals and warehouses. Our distribution system includes 29 owned locations, of which 27 are in-market, in addition to the storage at our manufacturing plants and at more than 60 other locations. Our owned in-market locations house 20 ammonia terminals, 11 UAN terminals (including nine sites that accommodate both ammonia and UAN) and five dry product warehouses. These terminals and warehouses are located principally in the major fertilizer-consuming states, which typically account for 40% to 50% of the nitrogen and phosphate fertilizer used by commercial farmers in the United States. Storage at our Donaldsonville nitrogen facilities and its deep-water dock provide us with significant flexibility to import and export nitrogen products. We also own an ammonia terminal in Tampa, Florida, which is used primarily to import ammonia for use in the production of ammonium phosphate fertilizers at our Plant City, Florida facility.

  •
  Terra Environmental Technologies.  Through Terra Environmental Technologies Inc., or TET, we have a leading position in supplying nitrogen products to the stationary and mobile emissions control markets.

  •
  Strong Management Team and Stable, Experienced Workforce.  Our seasoned senior management team has a blend of related industry experience and extensive service with us. Our management team successfully transformed us from a cooperative to a public company in 2005. Following the Terra acquisition, our workforce consists of over 2,400 full-time and 100 part-time employees.

Business Strategies

        The Terra acquisition approximately doubled the size of CF Industries and provides us with a larger global platform, substantial synergy opportunities and broader access to capital. We intend to capitalize on this opportunity to create value for our stockholders by pursuing targeted strategies that generate growth and enhance profitability.

  •
  Integrate the Operations of CF Industries and Terra.  We intend to integrate Terra's operations with those of CF Industries by executing a detailed integration plan over the next 24 months. By integrating the operations, processes and work forces of CF Industries and Terra, we will seek to position our combined enterprise to take advantage of our leadership position as the world's second largest nitrogen producer and the third largest phosphate producer among public companies.

  •
  Deliver Targeted Cost Synergies.  We have identified substantial synergy value that we expect will generate $105-135 million in annual cost synergies, through headquarters consolidation, optimizing transportation and distribution networks and generating greater economies of scale in procurement and purchasing. We expect to realize these synergies within two years after the closing of the Terra acquisition at an expected one-time cost of $40-60 million. We also expect to achieve a one-time cash benefit of approximately $30-60 million from a reduced inventory requirement.

  •
  Realize Our Operational Potential.  We intend to continue focusing on our core business of manufacturing and distributing fertilizer products to both agricultural and selected industrial and environmental customers. We will focus our marketing efforts on maximizing margins by assessing our mix of business and using tools such as our Forward Pricing Program, or FPP, to manage margins and associated risks. Flexibility in production points and an expanded array of distribution options resulting from the Terra acquisition provide us with more tools with which to optimize our marketing strategies. We will continue to pursue improvements in staffing, operating procedures and environmental, health and safety procedures to achieve the optimal return on our investment. We will also continue to invest selectively in upgrading and expanding existing operations.

  •
  Attain and Maintain an Optimal Capital Structure.  We have a history of a conservative approach to capital structure and returning capital to stockholders. In the near-term, we are targeting a leverage range of 1.0-1.5x EBITDA, and believe that level is appropriate as a steady-state target debt level. This structure balances the value of having ready access to financial resources with the objective of minimizing the cost of capital. It also provides us with the financial strength to execute strategic initiatives.

  •
  Leverage Terra Environmental Technologies.  Our position as a major urea producer complements TET's needs for additional urea feedstock for its DEF product line, which serves the rapidly growing mobile market. That synergy opportunity is expected to eliminate the need that Terra had for an approximately $200 million investment in urea capacity and replace it with more modest investments at our Donaldsonville and/or Medicine Hat facilities.

  •
  Pursue Global Strategic Opportunities.  By successfully executing the strategies described above, we believe we will be positioned to exploit our global leadership through organic growth and/or acquisitions. Our strong position in North America and our partnership with Keytrade provide us with a base from which to expand and pursue global opportunities.

 Terra Acquisition and Related Financing Transactions

        On March 12, 2010, CF Holdings and Terra Industries Inc. entered into an agreement and plan of merger, referred to in this prospectus supplement as the merger agreement, providing for the Terra acquisition to be effected in two steps: (1) an exchange offer, completed on April 14, 2010, in which an indirect wholly-owned subsidiary of CF Holdings, or the acquisition subsidiary, offered to exchange 0.0953 shares of CF Holdings common stock and $37.15 in cash, referred to in this prospectus supplement as the merger consideration, for each outstanding share of Terra Industries Inc. common stock, followed by (2) the merger of the acquisition subsidiary into Terra Industries Inc., referred to in this prospectus supplement as the second-step merger, completed on April 15, 2010, with Terra Industries Inc. as the surviving corporation in the second-step merger. In the second-step merger, each outstanding share of Terra Industries Inc. common stock not acquired by the acquisition subsidiary in the exchange offer was extinguished in exchange for the merger consideration.

        In the Terra acquisition, CF Holdings issued an aggregate of 9.5 million shares of its common stock and paid an aggregate of $3.7 billion in cash.

        We estimate our cash requirements in connection with the Terra acquisition to be approximately $4.95 billion, consisting primarily of the cash consideration for the Terra Industries Inc. common stock and stock-based awards. This amount also includes a termination fee of $123 million, referred to in this prospectus supplement as the Yara termination fee, which we paid on behalf of Terra Industries Inc. in connection with the termination by Terra Industries Inc. of a separate agreement that it had made with Yara International ASA, or Yara, under which Terra Industries Inc. would have been acquired by Yara. It also includes $763.4 million on account of the redemption of the outstanding 7.75% senior notes due 2019 of Terra Industries Inc.'s subsidiary Terra Capital, Inc., or the Terra notes, in connection with the second-step merger, and estimated transaction costs, including fees and expenses relating to the exchange offer, the second-step merger and the financing arrangements.

        The following table sets forth the sources and uses of funds in connection with the Terra acquisition. The table does not give effect to this offering of notes or the CF Holdings common stock offering.

Source of Funds	Amount (in millions)	Use of Funds	Amount (in millions)
Cash and cash equivalents	$1,199.4	Terra Industries Inc. equity
Revolving credit facility(1)	—	purchased(4)	$4,647.1
Bridge facility(2)	1,750.0	Redemption of the
Term loan facility(2)	2,000.0	Terra notes(5)	763.4
CF Holdings common stock(3)	882.1	Estimated transaction costs(6)	421.0

Total sources	$5,831.5	Total uses	$5,831.5

(1)
Consists of a five-year first lien senior secured revolving credit facility, referred to in this prospectus supplement as the revolving credit facility. The revolving credit facility initially provided for up to $300 million of borrowings outstanding at any time. On April 15, 2010, we and the lead arrangers agreed to increase the amount available under the revolving credit facility to $500 million. The revolving credit facility is to be used primarily for working capital requirements and for general corporate purposes, but up to $100 million of borrowings under the facility may be applied to the same purposes for which borrowings are permitted under the term loan facility and the bridge facility described below in footnote (2).

(2)
Consists of a five-year $2 billion (multiple draw) secured term loan facility before original issue discount, referred to in this prospectus supplement as the term loan facility, and a one-year $1.75 billion secured bridge facility, referred to in this prospectus supplement as the bridge facility. Borrowings under the term loan facility and the bridge facility were used to fund the cash portion of the consideration paid to Terra Industries Inc. stockholders pursuant to the exchange offer and the second-step merger, to pay transaction costs and to fund the redemption of the Terra notes.

(3)
Reflects the fair value of CF Holdings common stock issued to Terra Industries Inc. stockholders as a result of the Terra acquisition, calculated by using the closing price of CF Holdings common stock on the New York Stock Exchange, or NYSE, on April 1, 2010 multiplied by the estimated number of shares of CF Holdings stock issued to Terra Industries Inc. stockholders.

(4)
Based on the closing price of CF Holdings common stock on the NYSE on April 1, 2010, the estimated number of shares of Terra Industries Inc. acquired in the Terra acquisition and the cash consideration paid in the Terra acquisition.

(5)
Includes accrued interest and redemption premium in addition to $600 million principal amount payable upon the redemption of the Terra notes in connection with the second-step merger.

(6)
Includes original issue discount related to the credit facilities referred to in footnotes (1) and (2) above, consisting of original issue discount related to the term loan facility of $30 million based on pre-syndication assumptions (syndication of the credit facilities resulted in an actual amount of original issue discount of approximately $13 million); the Yara termination fee; financing fees; and advisory fees for CF Industries and Terra.

        The Terra acquisition and related transactions, including the redemption of the Terra notes; the payment of the Yara termination fee; our entry into the revolving credit facility, the bridge facility and the term loan facility, referred to in this prospectus supplement collectively as the credit facilities; our borrowings under the credit facilities in connection with the Terra acquisition; and the payment of transaction costs with respect to the foregoing are referred to in this prospectus supplement collectively as the transactions.

        Assuming the consummation of the CF Holdings common stock offering in an aggregate amount of $1.15 billion, and assuming that all of the net proceeds of this offering of notes will have been applied to repay outstanding borrowings under the bridge facility, borrowings under the bridge facility will be fully repaid and borrowings under the term loan facility will be reduced to approximately $1.07 billion. There can be no assurance that the CF Holdings common stock offering can be consummated on terms acceptable to us or at all or that, if consummated, it will be for the amount contemplated. This offering of notes is not conditioned on the consummation of the CF Holdings common stock offering.

 Summary Corporate Structure(1)

*
Guarantor of the notes and the issuer's borrowings under the revolving credit facility, the bridge facility and the term loan facility.

**
Guarantors of the notes and the issuer's borrowings under the revolving credit facility, the bridge facility and the term loan facility, subject to specified exceptions.

(1)
Jurisdiction of incorporation or organization shown in parentheses.

(2)
CF Industries, Inc. owns 49% of the voting common stock and 66% of the non-voting preferred stock of Canadian Fertilizers Limited. CF Industries, Inc. has a 66% economic interest in Canadian Fertilizers Limited pursuant to agreements to purchase approximately 66% of its facility's ammonia and urea production.

(3)
16.65% of the units of Terra Industries Inc.'s indirect subsidiary Terra Investment Fund II LLC consist of preferred units held by third parties.

(4)
Separate $50.0 million revolving credit facility. See "Description of Certain Other Indebtedness—TNLP Facility."

Recent Developments

        Although our financial statements for the quarter ended March 31, 2010 are not yet complete, certain preliminary financial information and operating data underlying our results of operations are available. The following financial information and operating data is not a comprehensive statement of the financial results for CF Industries or Terra for the quarter ended March 31, 2010 and has not been reviewed or audited by CF Industries' and Terra's respective independent registered public accounting firms. The final financial results for the quarter ended March 31, 2010 may vary from our expectations and may be materially different from the preliminary financial information and operating data provided below as the quarterly financial statement close process is not complete and additional developments and adjustments may arise between now and the time the financial results for this period are finalized. Accordingly, you should not place undue reliance on the following financial information and operating data.

CF Industries

        Management currently expects CF Industries' 2010 first quarter net sales to be approximately $502 million, or approximately 26% lower than CF Industries' 2009 first quarter net sales of $681 million. Sales volume in the first quarter of 2010 is expected to be 1.7 million tons, or a decline of 6% as compared to the 1.8 million tons sold in the first quarter of 2009. The decline in both net sales and sales volume is due to declines in both the nitrogen and phosphate segments.

        Financial results for the first quarter of 2010 will be impacted by merger related costs, including the $123 million Yara termination fee that was paid on behalf of Terra Industries Inc., a $28 million gain on the sale of CF Holdings' investment in shares of Terra Industries Inc. common stock and fees for professionals and advisors relating to the Terra acquisition.

Nitrogen Segment

        In the nitrogen segment, net sales are expected to be approximately $327 million, or 28% lower than the $456 million in the first quarter of 2009. Sales volume in the nitrogen segment is expected to decline by 5% to 1.2 million tons compared to the 1.3 million tons in the first quarter of 2009. Sales volume in the first quarter of 2010 declined as urea shipments fell, partially offset by increases in ammonia and UAN shipments. Pre-planting season sales volumes were impacted by cold and wet weather conditions in the first quarter. Average selling prices for all three nitrogen products are expected to be lower in the first quarter of 2010 compared to the first quarter of 2009, as the prior year period benefited from substantial sales volume that had been contracted under our FPP at earlier dates and higher prices. Average selling prices for all products in the first quarter of 2010 are expected to be higher than average selling prices in the fourth quarter of 2009. The weighted average cost of natural gas in the first quarter of 2010 declined by approximately 30% compared to the first quarter of 2009 from $7.33 per MMBtu in 2009 to $5.13 per

MMBtu in 2010. Set forth below is summary operating data for CF Industries' nitrogen segment based on management's current expectations for the quarters ended March 31, 2010 and 2009:

	Three Months Ended March 31,
	2010	2009	2010 v. 2009
	(in millions, except as noted)
Net sales	$327	$456	$(129)
Tons of product sold (000s)	1,198	1,265	(67)
Sales volume by product (000s)
Ammonia	189	133	56
Urea	598	733	(135)
UAN(1)	404	397	7
Other nitrogen products	7	2	5
Average selling price per ton by product
Ammonia	$321	$527	$(206)
Urea	306	365	(59)
UAN(1)	205	298	(93)
Cost of natural gas (per MMBtu)(2)
Donaldsonville	$5.31	$8.09	$(2.78)
Medicine Hat	4.70	5.99	(1.29)

(1)
Measured in product tons.

(2)
Includes gas purchases and realized gains and losses on gas derivatives.

Phosphate Segment

        In the phosphate segment, net sales are expected to be approximately $175 million, or 22% lower than the $224 million in the first quarter of 2009. Sales volumes in the phosphate segment are expected to have declined by 9% to 480,000 tons compared to 527,000 tons in the first quarter of 2009 as declines in DAP were only partially offset by increases in MAP shipments. Average selling prices for DAP and MAP are expected to be lower in the first quarter of 2010 versus the first quarter of 2009. Average selling prices in the first quarter of 2010 are expected to be higher than average selling prices in the fourth quarter of 2009. Set forth below is summary operating data for CF Industries' phosphate segment based on management's current expectations for the quarters ended March 31, 2010 and March 31, 2009:

	Three Months Ended March 31,
	2010	2009	2010 v. 2009
	(in millions, except as noted)
Net sales	$175	$224	$(49)
Tons of product sold (000s)	480	527	(47)
Sales volume by product (000s)
DAP	374	445	(71)
MAP	106	82	24
Average selling price per ton by product
DAP	$361	$418	$(57)
MAP	379	466	(87)

Terra Industries

        Management currently expects Terra's 2010 first quarter revenues to be approximately $409 million, approximately 3% lower than Terra's 2009 first quarter revenues of $420 million. This decline is primarily due to lower selling prices for ammonia, UAN and AN. The prior year first quarter selling price benefited from the orders that were previously committed to under higher prices during 2008. The decline in selling prices was partially offset by an increase in UAN and AN sales volume of 34% and 76%, respectively. For the first quarter, natural gas unit costs, net of forward pricing gains and losses, decreased by approximately 27% from $7.37 per MMBtu in 2009 to $5.39 per MMBtu in 2010.

        Set forth below is summary operating data for Terra based on management's current expectations for the quarters ended March 31, 2010 and 2009:

	Three Months Ended March 31,
	2010	2009	2010 v. 2009
	(in millions, except as noted)
Total revenues	$409	$420	$(11)
Tons of product sold (000s)	1,589	1,251	338
Sales volume by product (000s)
Ammonia	374	381	(7)
Urea	82	77	5
UAN(1)	837	625	212
Other nitrogen products	296	168	128
Average selling price per ton by product(2)
Ammonia	$314	$336	$(22)
Urea	325	322	3
UAN(1)	184	282	(98)
Other nitrogen products	193	267	(74)
Cost of natural gas (per MMBtu)(3)	$5.39	$7.37	$(1.98)

(1)
Measured in tons of UAN containing 32% nitrogen by weight.

(2)
After deducting outbound freight costs.

(3)
Includes all transportation and other logistical costs and any gains or losses on financial derivatives related to North American natural gas purchases.

        CF Holdings is a Delaware corporation with principal executive offices at 4 Parkway North, Suite 400, Deerfield, Illinois 60015. The telephone number of CF Holdings' executive offices is (847) 405-2400. Our Internet website address is http://www.cfindustries.com. The content of our website is not incorporated by reference in this prospectus supplement, and you should not consider it a part of this prospectus supplement.

The Offering

Issuer	CF Industries, Inc.
Notes offered	$800,000,000 aggregate principal amount of 6.875% Senior Notes due 2018;
$800,000,000 aggregate principal amount of 7.125% Senior Notes due 2020.
Maturity	2018 Notes: May 1, 2018;
2020 Notes: May 1, 2020.
Interest payment dates	Interest on the notes will accrue from April 23, 2010 and will be payable semiannually on May 1 and November 1 of each year, beginning on November 1, 2010.
Guarantees
The notes will be guaranteed by the issuer's parent, CF Holdings, and each of CF Holdings' current and future subsidiaries other than the issuer that from time to time is a borrower or guarantor under the term loan facility. See "Description of the Notes—The Note Guarantees."
Ranking
The notes will be unsecured obligations of the issuer, ranking senior in right of payment to all of the issuer's future debt that is subordinated in right of payment to the notes and ranking equally in right of payment with all of the issuer's existing and future debt that is not subordinated in right of payment to the notes.

Each guarantor's guarantee of the notes will be an unsecured obligation of that guarantor, ranking senior in right of payment to all of that guarantor's future debt that is subordinated in right of payment to that guarantee and ranking equally in right of payment with all of that guarantor's existing and future debt that is not subordinated in right of payment to that guarantee.

The notes will be effectively junior to all liabilities of CF Holdings' subsidiaries other than the issuer that are not guarantors of the notes and all secured debt of CF Holdings and its Subsidiaries (including the issuer and subsidiaries of CF Holdings that guarantee the notes) to the extent of the value of the collateral securing that debt.

As of December 31, 2009, on a pro forma basis giving effect to the transactions, as adjusted to give effect to the offering of the notes and the application of net proceeds therefrom as described in "Use of Proceeds" (and without giving effect to the CF Holdings common stock offering), CF Holdings would have had approximately $3.77 billion of senior secured indebtedness on a consolidated basis, consisting primarily of indebtedness under the credit facilities, and additional senior secured borrowing availability of $500 million (reflecting no outstanding letters of credit), under the revolving credit facility. The revolving credit facility initially provided for up to $300 million of borrowings outstanding at any time. On April 15, 2010, we and the lead arrangers agreed to increase the amount available under the revolving credit facility to $500 million.

For the twelve months ended December 31, 2009, the subsidiaries of CF Holdings other than the issuer that are not guaranteeing the notes had net sales of $815.7 million. As of December 31, 2009, these non-guarantor subsidiaries held $1.21 billion of the consolidated total assets of CF Holdings and had $208.8 million of total liabilities (including trade payables and liabilities attributable to noncontrolling interests).
Optional redemption
The notes of a series will be redeemable, in whole at any time or in part from time to time, at the issuer's option, at a make-whole price calculated as described in this prospectus supplement under "Description of the Notes—Optional Redemption," plus accrued and unpaid interest, if any, to, but not including, the applicable date of redemption.
Change of control
Upon the occurrence of a change of control repurchase event with respect to any series of notes, unless the issuer has exercised its right to redeem those notes, the issuer will be required to offer to repurchase each holder's notes of such series at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase. For more details, see "Description of the Notes—Change of Control."
Covenants	The indenture governing the notes will contain covenants that limit, among other things, the ability of CF Holdings and its subsidiaries, including the issuer, to:
• incur liens on certain properties to secure debt;
• engage in sale and leaseback transactions; and
• merge or consolidate with another entity or sell, lease or transfer all or substantially all of our assets to another entity.
These covenants are subject to a number of important qualifications and exceptions. See "Description of the Notes—Certain Covenants."

Conflicts of interest	Affiliates of Morgan Stanley & Co. Incorporated and Mitsubishi UFJ Securities (USA), Inc. are lenders under the term loan facility and bridge facility and will receive their pro rata portion of the net proceeds from this offering through the repayment of the borrowings they have extended under the term loan facility and bridge facility. Because the portion of the net proceeds that may be so paid to affiliates of each of Morgan Stanley & Co. Incorporated and Mitsubishi UFJ Securities (USA), Inc. may be at least five percent of the net offering proceeds, not including underwriting compensation, this offering will be made in accordance with NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., or FINRA, which requires that a qualified independent underwriter, or QIU, participate in the preparation of this prospectus supplement and perform the usual standards of due diligence with respect thereto. BMO Capital Markets Corp. is assuming the responsibilities of acting as QIU in connection with this offering. We have agreed to indemnify BMO Capital Markets Corp. against certain liabilities incurred in connection with it acting as QIU in this offering, including liabilities under the Securities Act of 1933, as amended, or the Securities Act. For more information, see "Underwriting (Conflicts of Interest)."
Risk factors
You should carefully consider the information set forth in the "Risk Factors" section of this prospectus supplement, as well as all other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding whether to invest in the notes.
Use of proceeds
We estimate the net proceeds from the issuance and sale of the notes, after deducting underwriting discounts and estimated offering expenses, will be approximately $1.55 billion. We intend to use the net proceeds from this offering to repay amounts outstanding under the bridge facility and, to the extent of any net proceeds in excess of the amount required to discharge the obligations under the bridge facility, to repay outstanding borrowings under the term loan facility. See "Use of Proceeds."

The CF Holdings common stock offering is being conducted concurrently with this offering of notes. We intend to use the net proceeds from the CF Holdings common stock offering to repay amounts outstanding under the bridge facility. There can be no assurance that the CF Holdings common stock offering can be consummated on terms acceptable to us or at all or that, if consummated, it will be for the amount contemplated. This offering of notes is not conditioned on the consummation of the CF Holdings common stock offering.

Summary Consolidated Historical Financial Data of CF Industries

        The following summary consolidated historical financial data as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 have been derived from the audited consolidated financial statements of CF Industries incorporated by reference herein. The following summary consolidated historical financial data as of December 31, 2007 have been derived from the audited consolidated financial statements of CF Industries not included or incorporated by reference herein. The historical results presented below are not necessarily indicative of results that can be expected for any future period. The table should be read in conjunction with "Use of Proceeds," "Capitalization," "Overview of Financial Condition, Liquidity and Capital Resources," "Unaudited Pro Forma Condensed Combined Consolidated Financial Statements" and "Selected Historical Consolidated Financial Data of CF Industries," included elsewhere in this prospectus supplement, "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing in Item 7 of CF Holdings' Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and incorporated by reference herein, and CF Industries' consolidated financial statements and accompanying notes appearing in CF Holdings' Current Report on Form 8-K filed on April 15, 2010 and incorporated by reference herein. See "Where You Can Find More Information."

	Year Ended December 31,
	2009	2008	2007
	(in millions, except ratios)
Statement of Operations Data:
Net sales	$2,608.4	$3,921.1	$2,756.7
Gross margin	839.4	1,222.7	670.0
Earnings before income taxes, equity in earnings (loss) of unconsolidated affiliates and cumulative effect of a change in accounting principle	695.6	1,175.4	625.9
Net earnings attributable to common stockholders	365.6	684.6	372.7
Balance Sheet Data (at end of period):
Total current assets	$1,283.1	$1,433.2	$1,279.1
Total assets	2,494.9	2,387.6	2,012.5
Total current liabilities	479.8	818.1	629.3
Total debt	4.7	4.1	4.9
Stockholders' equity	1,728.9	1,338.1	1,187.0
Other Financial Data:
Ratio of earnings to fixed charges(1)	105.3x	171.9x	104.1x
EBITDA(2)	$708.5	$1,138.5	$634.1

(1)
The ratio of earnings to fixed charges for the years ended December 31, 2006 and 2005 is 13.9x and 7.5x, respectively.

(2)
We report our financial results in accordance with U.S. generally accepted accounting principles, or GAAP. Our management believes that certain non-GAAP financial measures provide additional meaningful information regarding our performance. The non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the non-GAAP financial measures included in this prospectus supplement may not be comparable to similarly titled measures of other companies.

EBITDA, as presented in this prospectus supplement, is a supplemental measure of our performance. EBITDA is defined as net earnings attributable to common stockholders plus interest income—net, income tax provision and depreciation, depletion and amortization. We have presented EBITDA because management uses the measure to track performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is not required by, or presented in accordance with, GAAP. EBITDA is not a measure of our financial performance or financial position under GAAP and should not be considered as an alternative to revenue, net income or any other performance measures derived in accordance with GAAP.

  The table below provides an unaudited reconciliation of net earnings to EBITDA:

	Year ended December 31,
	2009	2008	2007
	(in millions)
Net earnings attributable to common stockholders	$365.6	$684.6	$372.7
Interest expense (income)—net	(3.0)	(24.5)	(22.7)
Income taxes	245.4	378.1	200.2
Depreciation, depletion and amortization	101.0	100.8	84.5
Less: Loan fee amortization(A)	(0.5)	(0.5)	(0.6)

EBITDA	$708.5	$1,138.5	$634.1

(A)
To adjust for amounts included in both interest and amortization.

Summary Consolidated Historical Financial Data of Terra

        The following summary consolidated historical financial data as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 have been derived from the audited consolidated financial statements of Terra incorporated by reference herein. The following summary consolidated historical financial data as of December 31, 2007 have been derived from the audited consolidated financial statements of Terra not included or incorporated by reference herein. The historical results presented below are not necessarily indicative of results that can be expected for any future period. The table should be read in conjunction with "Use of Proceeds," "Capitalization," "Overview of Financial Condition, Liquidity and Capital Resources," "Unaudited Pro Forma Condensed Combined Consolidated Financial Statements" and "Selected Historical Consolidated Financial Data of Terra," included elsewhere in this prospectus supplement, "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing in Item 7 of Terra Industries Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 appearing in CF Holdings' Current Report on Form 8-K/A filed on April 12, 2010 and incorporated by reference herein, and Terra's consolidated financial statements and accompanying notes appearing in CF Holdings' Current Report on Form 8-K filed on April 15, 2010 and incorporated by reference herein. See "Where You Can Find More Information."

	Year Ended December 31,
	2009(1)	2008(2)	2007(3)
	(in millions, except ratios)
Statement of Operations Data:
Total revenues	$1,581.4	$2,891.5	$2,342.9
Gross profit	386.2	863.2	527.5
Income from continuing operations	151.5	632.8	220.8
Income (loss) from discontinued operations	1.1	8.3	(18.9)
Net income attributable to Terra Industries Inc.	152.6	641.0	201.9
Balance Sheet Data (at end of period):
Total current assets	$826.3	$1,392.5	$1,029.9
Total assets	1,599.7	2,113.0	1,888.3
Total current liabilities	206.2	465.2	517.7
Long-term debt and capital leases	602.4	330.0	330.0
Stockholders' equity	490.7	1,063.0	621.5
Other Financial Data:
Ratio of earnings to fixed charges and preferred dividends	3.6x	8.3x	5.8x
Adjusted EBITDA(4)	$401.7	$964.3	$500.4

(1)
The 2009 selected financial data includes (i) the effects of a special cash dividend of $7.50 per share (or $748.7 million) declared on October 29, 2009 and paid on December 11, 2009; (ii) $42.8 million, net of tax ($0.43 per diluted share) for the early repatriation of funds to the U.S.; (iii) $32.4 million, net of tax ($0.32 per diluted share) for the early retirement of debt; and (iv) $11.2 million, net of tax ($0.11 per diluted share) of other operating expenses related to CF Industries' unsolicited acquisition offers.

(2)
The 2008 selected financial data includes (i) the effects of the 4.25% Cumulative Convertible Perpetual Series A Preferred Shares, or Series A Preferred Shares, inducement converting a total of 118,400 Series A Preferred Shares to 11,887,550 shares of Terra Industries Inc. common stock; (ii) the effects of instituting a cash dividend per common share of $0.10 per quarter starting in May 2008; and (iii) the full year equity earnings effect of the GrowHow joint venture of $95.6 million.

(3)
The 2007 selected financial data includes (i) the effects of contributing the Terra Nitrogen U.K. operations into the GrowHow joint venture on September 14, 2007; (ii) a $39.0 million impairment charge for the Beaumont, Texas assets; and (iii) a $38.8 million loss on the early retirement of debt associated with the debt refinancing that was completed during 2007.

(4)
Terra's financial results are reported in accordance with GAAP. Our management believes that certain non-GAAP financial measures provide additional meaningful information regarding Terra's performance. The non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Terra's reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the non-GAAP financial measures included in this prospectus supplement may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA, as presented in this prospectus supplement, is a supplemental measure of Terra's performance. Adjusted EBITDA is defined as net income from continuing operations less interest income plus interest expense plus income tax provision plus depreciation, depletion and amortization and charges related to loss on early retirement of debt, which is a non-cash item. We have presented adjusted EBITDA because management uses the measure to track performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Adjusted EBITDA is not required by, or presented in accordance with, GAAP. Adjusted EBITDA is not a measure of Terra's financial performance or financial position under GAAP and should not be considered as an alternative to revenue, net income or any other performance measures derived in accordance with GAAP.

The table below provides an unaudited reconciliation of net income to adjusted EBITDA:

	Year ended December 31,
	2009	2008	2007
	(in millions)
Income from continuing operations	$151.5	$632.8	$220.8
Interest income	(4.1)	(23.4)	(17.3)
Interest expense	31.9	27.4	29.1
Income tax provision	74.3	239.9	127.3
Depreciation and amortization	94.6	87.6	101.7

EBITDA	$348.2	$964.3	$461.6
Loss on early retirement of debt	53.5	—	38.8

Adjusted EBITDA	$401.7	964.3	$500.4

Summary Unaudited Pro Forma
Condensed Combined Consolidated Financial and Operating Information

        The following table sets forth summary unaudited pro forma condensed combined consolidated financial information of CF Industries. The pro forma information has been derived from, and should be read in conjunction with, "Unaudited Pro Forma Condensed Combined Consolidated Financial Statements" and related notes, which appear elsewhere in this prospectus supplement. The pro forma information should also be read in conjunction with "Summary—Terra Acquisition and Related Financing Transactions," "Selected Historical Consolidated Financial Data of CF Industries," "Selected Historical Consolidated Financial Data of Terra," "Overview of Financial Condition, Liquidity and Capital Resources," "Description of the Notes" and "Description of Certain Other Indebtedness," included elsewhere in this prospectus supplement, "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing in Item 7 of CF Holdings' and Terra Industries Inc.'s Annual Reports on Form 10-K for the fiscal year ended December 31, 2009, respectively, both of which are incorporated by reference herein (with Terra Industries Inc.'s Form 10-K appearing on CF Holdings' Current Report on Form 8-K/A filed on April 12, 2010 and incorporated by reference herein), CF Industries' consolidated financial statements and accompanying notes, appearing in CF Holdings' Current Report on Form 8-K filed on April 15, 2010 and incorporated by reference herein, and Terra's consolidated financial statements and accompanying notes appearing in CF Holdings' Current Report on Form 8-K filed on April 15, 2010 and incorporated by reference herein. See "Where You Can Find More Information."

        The summary unaudited pro forma condensed combined consolidated balance sheet information gives effect to the transactions on a pro forma basis as if the transactions had occurred on December 31, 2009. The summary unaudited pro forma condensed combined consolidated statements of income information gives effect to the transactions on a pro forma basis as if the transactions had occurred on January 1, 2009. The summary unaudited pro forma condensed combined consolidated financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of CF Industries would have been had the transactions occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

        The receipt and application of the proceeds from this offering of notes and the CF Holdings common stock offering are not reflected in the summary unaudited pro forma condensed combined consolidated financial information. See "Capitalization" for certain information regarding potential effects of the CF Holdings common stock offering.

Pro Forma Year Ended December 31, 2009
(in millions)
Statement of Operations Data:
Net sales	$4,189.8
Cost of sales	2,964.2

Gross margin	1,225.6
Selling, general and administrative	130.0
Equity in earnings of unconsolidated affiliates	(17.7)
Other operating—net	114.7

Operating earnings	998.6
Interest expense	347.3
Interest income	(2.8)
Other non-operating—net	(12.8)

Earnings before income taxes and equity in earnings of unconsolidated affiliates	666.9
Income tax provision	213.9
Equity in earnings of unconsolidated affiliates—net of taxes	13.1

Net earnings from continuing operations	466.1
Less: Net earnings attributable to the non-controlling interest	108.9

Net earnings attributable to common stockholders	$357.2

Pro Forma December 31, 2009
(in millions, except per share amounts)
Balance Sheet Data:
Cash and cash equivalents	$339.9
Total assets	7,610.7
Customer advances	198.7
Total debt	3,737.2
Stockholders' equity	2,238.6
Total equity	2,620.6
Book value per share(1)	$38.60

Pro Forma Year Ended December 31, 2009
(in millions, except as noted)
Other Financial Data:
EBITDA(2)	$1,110.2
Operating Data (tons in thousands):
Combined sales volume:(3)
Net ammonia	2,690
Urea	2,888
UAN	5,316
AN	879
DAP and MAP	2,085
Combined production volume:(3)
Gross ammonia	6,143
Urea	3,153
UAN	5,320
AN	995
DAP and MAP	1,830

See notes to unaudited pro forma condensed combined consolidated financial statements under
"Unaudited Pro Forma Condensed Combined Consolidated Financial Statements."

(1)
Book value per share is equal to stockholders' equity divided by basic weighted average common shares outstanding.

(2)
We report our financial results in accordance with GAAP. Our management believes that certain non-GAAP financial measures provide additional meaningful information regarding our performance. The non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the non-GAAP financial measures included in this prospectus supplement may not be comparable to similarly titled measures of other companies.

Pro forma EBITDA, as presented in this prospectus supplement, is a supplemental measure of our performance on a pro forma combined basis. Pro forma EBITDA is defined as net earnings attributable to common stockholders less interest income, plus interest expense, income taxes and depreciation, depletion and amortization, in each case on a pro forma basis. We have presented pro forma EBITDA because management uses EBITDA to track performance and believes EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is not required by, or presented in accordance with, GAAP. EBITDA is not a measure of our financial performance or financial position under GAAP and should not be considered as an alternative to revenue, net income or any other performance measures derived in accordance with GAAP.

  The table below provides an unaudited reconciliation of net earnings to EBITDA:

Pro Forma Year Ended December 31, 2009
(in millions)
Net earnings attributable to common stockholders	$357.2
Interest income	(2.8)
Interest expense	347.3
Income taxes	213.4
Depreciation, depletion and amortization	195.6
Less: Loan fee amortization(A)	(0.5)

EBITDA	$1,110.2

(A)
To adjust for amounts included in both interest and amortization.
(3)
For the years ended December 31, 2009, 2008 and 2007, CF Industries' and Terra's total sales and production volumes were as follows:

	Year ended December 31,
	2009	2008	2007
	(tons in thousands)
CF Industries total sales volume:
Net ammonia	1,083	1,079	1,434
Urea	2,604	2,617	2,701
UAN(A)	2,090	2,386	2,729
DAP and MAP	2,085	1,787	1,994
Terra total sales volume:
Net ammonia	1,607	1,670	1,765
Urea	284	249	247
UAN	3,226	3,917	4,072
AN	879	990	968
CF Industries total production volume:
Gross ammonia	3,098	3,249	3,289
Urea	2,350	2,355	2,358
UAN(A)	2,023	2,277	2,285
DAP and MAP	1,830	1,980	1,948
Terra total production volume:
Gross ammonia(B)	3,045	3,171	3,521
Urea	803	250	921
UAN	3,297	3,703	4,131
AN(B)	995	986	2,268

(A)
UAN volumes previously reported in CF Holdings' Annual Reports on Form 10-K have been converted to UAN containing 32% nitrogen by weight.

(B)
Terra's 2007 production volumes for ammonia and AN include U.K. production of 540,000 and 610,000 tons, respectively, since U.K. operations were reported on a consolidated basis prior to the formation of GrowHow in September 2007.

RISK FACTORS

        Our business is subject to a number of risks. If any of the events contemplated by the following risks actually occur, then our business, financial condition or results of operations could be materially adversely affected. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition and results of operations.

Risks Related to Our Business

Uncertainties exist in integrating the business and operations of CF Industries and Terra.

        We intend to integrate Terra's operations with those of CF Industries. The integration of two companies as large as CF Industries and Terra is a complex process, and we may encounter substantial difficulties integrating Terra's operations with CF Industries' operations. Any difficulties in integrating the two companies could result in a delay or the failure to achieve the anticipated benefits and synergies of the Terra acquisition and, therefore, the expected cost savings. Additionally, these cost savings may be less than we currently expect, or may not be realized. The difficulties of integrating Terra's operations with those of CF Industries include, among other things:

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  possible inconsistencies in standards, controls, procedures and policies, and compensation structures between Terra and CF Industries;

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  the complexities of integrating the business and operations of Terra with those of CF Industries, including as a result of the use of different accounting and reporting systems;

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  the limited opportunity prior to the consummation of the acquisition to work with Terra management to develop an integration plan;

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  the increased scope, geographic diversity and complexity of our operations;

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  exposure to unanticipated costs, expenses or liabilities, including as a result of the limited opportunity we were given prior to entering into the merger agreement with Terra Industries Inc. to conduct due diligence on Terra and its business, operations and financial condition;

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  the consummation of the Terra acquisition shortly before the fiscal quarter that historically has been one of our and Terra's busiest and most profitable quarters and the potential disruptions that may occur as a result of the timing of the consummation of the acquisition;

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  the retention of existing customers and attraction of new customers;

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  the retention of key employees;

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  the consolidation of corporate and administrative infrastructures;

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  the diversion of management's attention from ongoing business concerns; and

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  the possibility of tax costs or inefficiencies associated with the integration of the operations of the combined company.

Our business is dependent on natural gas, which is subject to a high level of price volatility.

        Natural gas is the principal raw material used to produce nitrogen fertilizers. We use natural gas both as a chemical feedstock and as a fuel to produce ammonia, urea, UAN, AN and other nitrogen products. On a pro forma basis giving effect to the Terra acquisition, excluding expenditures at the GrowHow and Point Lisas nitrogen facilities, expenditures on natural gas comprised approximately 47% of the total cost of our nitrogen fertilizer sales in 2009.

        Because most of our nitrogen fertilizer manufacturing facilities are located in the United States and Canada, the price of natural gas in North America directly impacts a substantial portion of our operating expenses. The price of natural gas in North America is highly volatile. During 2009, the median daily price at the Henry Hub, the most heavily-traded natural gas pricing basis in North America, exceeded $5.60 per MMBtu at the beginning of the year, reached a low of $1.85 per MMBtu on September 5, 2009, and escalated to a high of $6.00 per MMBtu on December 30, 2009. The market price of natural gas in North America is also generally higher than the price of natural gas in certain other major fertilizer-producing regions, including the Middle East and Trinidad. In addition to having access to lower-priced natural gas, some of our competitors may also benefit from fixed-price natural gas contracts, which may be linked directly to the market price of the nitrogen fertilizer being manufactured. Recent declines in the price of North American natural gas have been driven, in part, by the development of new sources of natural gas for the North American market, including, "unconventional" sources, such as shale gas, exploration and development of new natural gas fields and natural gas imports in the form of liquid natural gas. Any limitation on these sources of natural gas as a result of the environmental concerns some have raised with the development of new natural gas fields or the techniques used to produce shale gas or otherwise could cause the price of natural gas in North America to rise significantly. Given the volatility of pricing and our dependence on North American natural gas, the price we pay for natural gas in the future may be higher than prices paid by producers in certain other fertilizer-producing regions of the world, which may make it more difficult for us to compete against these producers.

        Our production facilities outside North America, particularly those in the United Kingdom, are, like those in North America, also subject to high natural gas prices relative to those in certain other major fertilizer-producing regions and to significant natural gas price volatility.

        We may not be able to pass along higher operating costs to our customers in the form of higher product prices. A significant increase in the price of natural gas (which can be driven by, among other things, supply disruptions, governmental or regulatory actions, cold weather and oil price spikes) that is not hedged or recovered through an increase in the price of related nitrogen products could result in reduced profit margins and lower product production. If market prices for our products are below our cost of production due to the high cost of natural gas, we may shift our sourcing of nitrogen fertilizers from manufactured to purchased products. We have previously idled one or more of our plants in response to high natural gas prices and may do so again in the future. During late 2005 and early 2006, for example, we curtailed production of fertilizers at the CF Industries Donaldsonville complex for this reason.

Our business is cyclical, resulting in periods of industry oversupply during which our results of operations tend to be negatively impacted.

        Historically, selling prices for our products have fluctuated in response to periodic changes in supply and demand conditions. Demand is affected by population growth, changes in dietary habits, non-food usage of crops, such as the production of ethanol and other biofuels, and planted acreage and application rates, among other things. Supply is affected by available capacity and operating rates, raw material costs and availability, government policies and global trade.

        Periods of high demand, high capacity utilization and increasing operating margins tend to result in new plant investment and increased production, causing supply to exceed demand and prices and capacity utilization to decline. In particular, new capacity is expected to be added abroad in low-cost regions. Future growth in demand for fertilizer may not be sufficient to alleviate any existing or future conditions of excess industry capacity.

        During periods of industry oversupply, our results of operations tend to be affected negatively as the price at which we sell our products typically declines, resulting in possible reduced profit margins, write-downs in the value of our inventory, lower production of our products and/or plant closures.

Our products are global commodities, and we face intense global competition from other fertilizer producers.

        We are subject to intense price competition from both domestic and foreign sources. Fertilizers are global commodities, with little or no product differentiation, and customers make their purchasing decisions principally on the basis of delivered price and to a lesser extent on customer service and product quality. We compete with a number of domestic and foreign producers, including state-owned and government-subsidized entities.

        Some of these competitors have greater total resources and are less dependent on earnings from fertilizer sales, which make them less vulnerable to industry downturns and better positioned to pursue new expansion and development opportunities. Consolidation in the fertilizer industry has increased the resources of several of our competitors, and we expect consolidation among fertilizer producers to continue. In light of this industry consolidation, our competitive position could suffer to the extent we are not able to expand our own resources either through investments in new or existing operations or through acquisitions, joint ventures or partnerships.

        China, the world's largest producer and consumer of fertilizers, is expected to continue expanding its fertilizer production capability. This expected increase in capacity could adversely affect the balance between global supply and demand and may put downward pressure on global fertilizer prices, which could adversely affect our results of operations and financial condition.

A decline in U.S. agricultural production or limitations on the use of our products for agricultural purposes could materially adversely affect the market for our products.

        Conditions in the U.S. agricultural industry significantly impact our operating results. The U.S. agricultural industry can be affected by a number of factors, including weather patterns and field conditions, current and projected grain inventories and prices, domestic and international demand for U.S. agricultural products and U.S. and foreign policies regarding trade in agricultural products.

        State and federal governmental policies, including farm and biofuel subsidies and commodity support programs, as well as the prices of fertilizer products, may also directly or indirectly influence the number of acres planted, the mix of crops planted and the use of fertilizers for particular agricultural applications. In recent years, for example, ethanol production in the United States has increased significantly due, in part, to federal legislation mandating greater use of renewable fuels. This increase in ethanol production has led to an increase in the amount of corn grown in the United States and to increased fertilizer usage on both corn and other crops that have also benefited from improved farm economics. While the current Renewable Fuels Standard, or RFS, encourages continued high levels of corn-based ethanol production, a growing "food versus fuel" debate and other factors have resulted in calls to reduce subsidies for ethanol, allow increased ethanol imports and adopt temporary waivers of the current RFS levels, any of which could have an adverse effect on corn-based ethanol production, planted corn acreage and fertilizer demand. Developments in crop technology, such as nitrogen fixation, the conversion of atmospheric nitrogen into compounds that plants can assimilate, could also reduce the use of chemical fertilizers and adversely affect the demand for our products. In addition, several states are currently considering limitations on the use and application of chemical fertilizers due to concerns about the impact of these products on the environment.

Adverse weather conditions may decrease demand for our fertilizer products and increase the cost of natural gas.

        Weather conditions that delay or intermittently disrupt field work during the planting and growing seasons may cause agricultural customers to use different forms of nitrogen fertilizer, which may adversely affect demand for the forms that we sell or may impede farmers from applying our fertilizers until the following growing season, resulting in lower demand for our products.

        Adverse weather conditions following harvest may delay or eliminate opportunities to apply fertilizer in the fall. Weather can also have an adverse effect on crop yields, which lowers the income of growers and could impair their ability to purchase fertilizer from our customers.

        Weather conditions or, in certain cases, weather forecasts, can also dramatically affect the price of natural gas, our principal raw material used to make nitrogen based fertilizers. Colder than normal winters and warmer than normal summers increase the natural gas demand for residential use. In addition, hurricanes affecting the gulf coastal states can severely impact the supply of natural gas and cause prices to rise sharply.

Our inability to predict future seasonal fertilizer demand accurately could result in excess inventory, potentially at costs in excess of market value, or product shortages.

        The fertilizer business is seasonal. The strongest demand for our products occurs during the spring planting season, with a second period of strong demand following the fall harvest. We and/or our customers generally build inventories during the low demand periods of the year in order to ensure timely product availability during the peak sales seasons. Seasonality is greatest for ammonia due to the short application season and the limited ability of our customers and their customers to store significant quantities of this product. The seasonality of fertilizer demand results in our sales volumes and net sales being the highest during the spring and our working capital requirements being the highest just prior to the start of the spring season. Our quarterly financial results can vary significantly from one year to the next due to weather-related shifts in planting schedules and purchasing patterns.

        If seasonal demand exceeds our projections, our customers may acquire products from our competitors, and our profitability will be negatively impacted. If seasonal demand is less than we expect, we will be left with excess inventory that will have to be stored (in which case our results of operations will be negatively impacted by any related storage costs) and/or liquidated (in which case the selling price may be below our production, procurement and storage costs). The risks associated with excess inventory and product shortages are particularly acute with respect to our nitrogen fertilizer business because of the highly volatile cost of natural gas and nitrogen fertilizer prices and the relatively brief periods during which farmers can apply nitrogen fertilizers.

Our customer base is concentrated, with certain large customers accounting for a substantial portion of our sales.

        During 2009, three customers—CHS Inc., or CHS; Gavilon Fertilizer LLC, or Gavilon; and GROWMARK, Inc., or GROWMARK; made combined fertilizer purchases of approximately $1,121 million from us, representing approximately 43% of our total net sales. On a pro forma basis giving effect to the Terra acquisition during the same time period, these three customers made combined fertilizer purchases of approximately $1,198 million from us, representing approximately 29% of our total net sales. We have entered into a multi-year supply contract with CHS that expires on June 30, 2010 and contracts with GROWMARK and Gavilon that both expire on June 30, 2013. CHS has informed us they do not intend to renew the multi-year supply contract upon its expiration. Since becoming a public company in 2005, we have diversified our customer base. However, we continue to depend on these three customers for a significant portion of our sales and may have less flexibility than some of our competitors to seek profitable sales to other customers. A substantial change in purchasing decisions by any or all of these customers could have a material adverse effect on our business.

A change in the use of the Forward Pricing Program by our customers could increase our exposure to fluctuations in our profit margins and materially adversely affect our operating results, liquidity and financial condition.

        In mid-2003, we implemented our FPP, through which we offer our customers the opportunity to purchase product on a forward basis at prices and delivery dates we propose. This improves our liquidity due to the cash payments received from customers in advance of shipment of the product and allows us to improve our production scheduling and planning and the utilization of our manufacturing assets.

        As our customers enter into forward nitrogen fertilizer purchase contracts with us, we generally use natural gas derivatives or fixed price fertilizer purchase contracts to hedge against changes in the price of natural gas, the largest and most volatile component of our supply cost. Fixing the selling prices of our products under our FPP, often months in advance of their ultimate delivery to customers, typically causes our reported selling prices and margins to differ from spot market prices and margins available at the time of shipment. Additionally, the use of derivatives to lock in the majority of our margins on FPP sales of nitrogen products can result in volatility in reported earnings due to the unrealized mark-to-market adjustments that occur from changes in the value of the derivatives prior to the purchase of the natural gas.

        Under our FPP, customers generally make an initial cash down payment at the time of order and generally pay the remaining portion of the contract sales value in advance of the shipment date, thereby significantly increasing our liquidity. Any cash payments received in advance from customers in connection with the FPP are reflected on our balance sheet as a current liability until the related orders are shipped, which can take up to several months, or more. As of December 31, 2009 and 2008, our current liability for customer advances related to unshipped orders under the FPP equaled approximately 18% and 56%, respectively, of our cash, cash equivalents and short-term investments. As of December 31, 2009, on a pro forma basis giving effect to the Terra acquisition, our current liability for customer advances equaled approximately 58% of our cash, cash equivalents and short-term investments.

        We believe the FPP is most appealing to our customers during periods of generally increasing prices for nitrogen fertilizers. Our customers may be less willing or even unwilling to purchase products on a forward basis during periods of generally decreasing or stable prices or during periods of relatively high fertilizer prices due to the expectation of lower prices in the future or limited capital resources. In periods of rising fertilizer prices, selling our nitrogen fertilizers under the FPP may result in lower profit margins than if we had not used the FPP. Conversely, in periods of declining fertilizer prices, selling our nitrogen fertilizers under the FPP may result in higher profit margins than if we had not used the FPP.

        The FPP is less effective at reducing our exposure to fluctuations in our profit margins in circumstances where we purchase the fertilizer product from third parties for resale, rather than manufacture the product at one of our facilities. For example, during periods of high natural gas costs, we may decide to curtail production at our facilities and increase our purchases of fertilizer products originating from offshore, lower-cost producers for resale to our customers. Because it is generally not feasible to purchase fertilizer products from these third parties on a forward basis or match purchased quantities with specific order quantities, we may not be able to fix our profit margins effectively on fertilizer products that we buy for resale under our FPP. One method we use to reduce our margin exposure on sales of purchased products under the program is to purchase the required fertilizer products in advance of the specified delivery date. However, in such circumstances we may be required to buy and store the product sooner and in greater quantities than if produced, thereby reducing the liquidity benefits otherwise associated with the FPP. It also may not be feasible to purchase sufficient quantities of fertilizer in advance of the specified delivery dates at known, acceptable prices. An increase in our purchases of fertilizer products for resale to our customers may increase our exposure to fluctuating profit margins on the purchased products and could have a material adverse affect on our operating results, liquidity and financial condition.

        We also sell phosphate products through our FPP. In 2009, forward sales of phosphate fertilizer products represented approximately 14% of our phosphate fertilizer volume compared to 61% of our phosphate fertilizer volume in 2008. Similar to nitrogen sales, phosphate sales under the FPP increased significantly in both 2007 and the first half of 2008 during a period of rapidly rising fertilizer prices. However, FPP sales decreased in 2009 when prices declined from their high in late 2008. Unlike our nitrogen fertilizer products where we have the opportunity to fix the cost of natural gas, we typically are unable to fix the cost of phosphate raw materials, such as sulfur and ammonia, which are among the largest components of our phosphate fertilizer costs. As a result, we are typically exposed to margin risk on phosphate products sold on a forward basis.

Our business is subject to risks involving derivatives, including the risk that our hedging activities might not prevent losses.

        We manage commodity price risk for our businesses as a whole. Although we implemented risk measurement systems that use various methodologies to quantify the risk, these systems might not always be followed or might not always work as planned. Further, such risk measurement systems do not in themselves manage risk, and adverse changes involving volatility, adverse correlation of commodity prices and the liquidity of markets might still adversely affect earnings and cash flows, as well as the balance sheet under applicable accounting rules, even if risks have been identified. Our ability to manage exposure to commodity price risk in the purchase of natural gas through the use of financial derivatives may be affected by limitations imposed by the covenants in the agreements governing our indebtedness.

        In order to manage financial exposure to commodity price and market fluctuations, we utilize natural gas derivatives to hedge our exposure to the price volatility of natural gas, the principal raw material used in the production of nitrogen based fertilizers. In these hedging activities, we have used fixed-price, forward, physical purchase and sales contracts (including forward contracts under the FPP), futures, financial swaps and option contracts traded in the over-the-counter, or OTC, markets or on exchanges. Nevertheless, no single hedging arrangement can adequately address all risks present in a given contract or industry. Therefore, unhedged risks will always continue to exist.

        In addition, our hedging activities may themselves give rise to various risks that could adversely affect us. For example, we are exposed to counterparty credit risk when our derivatives are in a net asset position. The counterparties to our natural gas derivatives are either large oil and gas companies or large financial institutions. The credit and economic crisis that started in 2008 impacted a number of financial institutions, some of which participate as counterparties to our natural gas swaps. We monitor the swap portfolio and credit quality of our counterparties and adjust the level of activity we conduct with any one counterparty as necessary. We also manage the credit risk through the use of multiple counterparties, established credit limits, cash collateral requirements and master netting arrangements. However, our liquidity could be negatively impacted by a counterparty default on derivative settlements.

        Federal legislation is also under consideration that could add substantial regulation to derivatives markets, with emphasis on OTC derivatives, which could adversely affect our business. Some of the most stringent legislation proposed would require most market participants to utilize a formal exchange for these transactions. Utilizing a formal exchange requires gains or losses on derivatives to be settled daily with the exchange. Transacting derivatives over-the-counter rather than through an exchange enables us to take advantage of favorable credit lines provided by our counterparties. Through these credit lines, we are not required to post collateral on our derivatives unless their value surpasses an established threshold. As of March 31, 2010, on a pro forma basis giving effect to the Terra acquisition, the combined credit lines extended to us by our counterparties with which we have open derivative contracts were approximately $160 million. If we were forced to utilize an exchange, the cost of utilizing derivatives could increase, which would adversely affect our cost of operations and could negatively impact our liquidity.

Our operations are reliant on a limited number of key facilities that involve significant risks and hazards against which we may not be fully insured.

        Our operations are subject to hazards inherent in the manufacturing, transportation, storage and distribution of chemical fertilizers, including ammonia, which is highly toxic and corrosive. These hazards include: explosions; fires; severe weather and natural disasters; train derailments, collisions, vessel groundings and other transportation and maritime incidents; leaks and ruptures involving storage tanks, pipelines and rail cars; spills, discharges and releases of toxic or hazardous substances or gases; deliberate sabotage and terrorist incidents; mechanical failures; unscheduled downtime; labor difficulties and other risks. Some of these hazards can cause bodily injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and they may result in suspension of operations and the imposition of civil or criminal penalties and liabilities. For example:

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  an explosion in 1994 at the Port Neal, Iowa facility required Terra to rebuild nearly the entire facility;

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  over the course of the past few years, we have been involved in numerous property damage and personal injury lawsuits arising out of a hydrogen explosion at the CF Industries Donaldsonville facility in 2000, in which three people died and several others were injured;

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  the Point Lisas facility experienced four weeks of unplanned outages during the 2006 third quarter to accommodate repairs to failing heat exchangers, and, because the repairs were only partly successful, thereafter operated at only about 80% of capacity until replacement exchangers were installed by Terra in early 2007; and

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  a fire in early 2008 at the Medicine Hat, Alberta facility required us to shut down the facility for approximately one month and, as a result, Viterra Inc., our partner in CFL, initiated a lawsuit against us seeking damages alleging that it was forced to acquire fertilizer in the open market to fulfill its commitments at prices greater than it would have paid to CFL.

        The potential impact on us of these types of events is increased because of our reliance on a limited number of key facilities. Our nitrogen fertilizer operations are dependent on the CF Industries Donaldsonville facility, the CFL joint venture's nitrogen fertilizer complex in Medicine Hat, Alberta and the Terra production facilities. Our phosphate fertilizer operations are dependent on our phosphate mine and associated beneficiation plant in Hardee County, Florida; our phosphate fertilizer complex in Plant City, Florida; and our ammonia terminal in Tampa, Florida. The suspension of operations at any of these key facilities could adversely affect our ability to produce our products and fulfill our commitments under our FPP, and could have a material adverse effect on our business. In addition, a number of our key facilities, including the CF Industries Donaldsonville facility, the Terra Donaldsonville facility and all of our phosphate operations, are located in regions of the United States that experience a relatively high level of hurricane activity. Such storms, depending on their severity and location, have the potential not only to damage our facilities and disrupt our operations but also to adversely affect the shipping and distribution of our products and the supply and price of natural gas and sulfur in the Gulf of Mexico region.

        We maintain property, business interruption and casualty insurance policies, but we are not fully insured against all potential hazards and risks incident to our business. If we were to incur significant liability for which we were not fully insured, it could have a material adverse effect on our business, results of operations and financial condition. We are subject to various self-retentions and deductibles under these insurance policies. As a result of market conditions, our premiums, self-retentions and deductibles for certain insurance policies can increase substantially and, in some instances, certain insurance may become unavailable or available only for reduced amounts of coverage.

We rely on third party providers of transportation services and equipment, which subjects us to risks and uncertainties beyond our control that may adversely affect our operations.

        We rely on railroad, trucking, pipeline, river barge and ocean vessel companies to transport raw materials to our manufacturing facilities, to deliver finished products to our distribution system and to ship finished products to our customers. We also lease rail cars from rail car owners in order to ship raw materials and finished products. These transportation operations, equipment and services are subject to various hazards, including extreme weather conditions, work stoppages, delays, accidents such as spills and derailments and other accidents and other operating hazards.

        These transportation operations, equipment and services are also subject to environmental, safety, and regulatory oversight. Due to concerns related to accidents, terrorism or the potential use of fertilizers as explosives, local, state and federal governments could implement new regulations affecting the transportation of our raw materials or finished products.

        If we are delayed or are unable to ship our finished products or obtain raw materials as a result of these transportation companies' failure to operate properly, or if new and more stringent regulatory requirements are implemented affecting transportation operations or equipment, or if there are significant increases in the cost of these services or equipment, our sales revenues and/or cost of operations could be adversely affected. In addition, increases in our transportation costs, or changes in such costs relative to transportation costs incurred by our competitors, could have an adverse effect on our revenues and results of operations.

        The railroad industry has initiated various efforts to limit the railroads' potential liability stemming from the transportation of Toxic Inhalation Hazard, or TIH, materials, such as the anhydrous ammonia we transport to and from our manufacturing and distribution facilities. These efforts by the railroads include (i) requesting that the Surface Transportation Board, or STB, issue a policy statement finding that it is reasonable for a railroad to require a shipper to indemnify the railroads and carry insurance for all liability above a certain amount arising from the transportation of TIH materials; (ii) requesting that the STB approve an increase in the maximum reasonable rates that a railroad can charge for the transportation of TIH materials; and (iii) lobbying for new legislation or regulations that would limit or eliminate the railroads' common carrier obligation to transport TIH materials. If the railroads were to succeed in one or more of these initiatives, it could materially and adversely affect our operating expenses and potentially our ability to transport anhydrous ammonia and increase our liability for releases of our anhydrous ammonia while in the care, custody and control of the railroads.

        New regulations could also be implemented affecting the equipment used to ship our raw materials or finished products. The U.S. railroad industry is also proposing higher ammonia tank car performance standards which could require the modification or replacement of our leased tank car fleet. These higher standards could adversely impact our cost of operations and our ability to obtain an adequate supply of rail cars to support our operations.

We are exposed to risks associated with our joint ventures.

        We participate in joint ventures with third parties, including CFL (which owns our facility in Medicine Hat, Alberta), Point Lisas (which owns our facility in Trinidad), GrowHow (which owns our facilities in Billingham and Ince, United Kingdom) and Keytrade. Our joint venture partners may have shared or majority control over the operations of our joint ventures. As a result, our investments in joint ventures involve risks that are different from the risks involved in owning facilities and operations independently. These risks include the possibility that our joint ventures or our partners: have economic or business interests or goals that are or become inconsistent with our business interests or goals; are in a position to take action contrary to our instructions, requests, policies or objectives; subject the joint venture to liabilities exceeding those contemplated; take actions that reduce our return on investment; or take actions that harm our reputation or restrict our ability to run our business.

        In addition, we may become involved in disputes with our joint venture partners, which could lead to impasses or situations that could harm the joint venture, which could reduce our revenues or increase our costs.

Expansion of our business may result in unanticipated adverse consequences.

        We routinely consider possible expansions of our business, both domestically and in foreign locations. Major investments in our business, including as a result of acquisitions, partnerships, joint ventures or other major investments require significant managerial resources, which may be diverted from our other activities and may impair the operation of our businesses. The risks of any expansion of our business through investments, acquisitions, partnerships or joint ventures are increased due to the significant capital and other resources that we may have to commit to any such expansion, which may not be recoverable if the expansion initiative to which they were devoted is ultimately not implemented. As a result of these and other factors, including general economic risk, we may not be able to realize our projected returns from any future acquisitions, partnerships, joint ventures or other investments.

We are subject to numerous environmental and health and safety laws and regulations, as well as potential environmental liabilities, which may require us to make substantial expenditures.

        We are subject to numerous environmental and health and safety laws and regulations in the United States, Canada, the United Kingdom and Trinidad, including laws and regulations relating to land reclamation; the generation, treatment, storage, disposal and handling of hazardous substances and wastes; and the cleanup of hazardous substance releases. In the United States, these laws include the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, or RCRA, the Comprehensive

Environmental Response, Compensation and Liability Act, or CERCLA, the Toxic Substances Control Act and various other federal, state, provincial, local and international statutes.

        As a fertilizer company working with chemicals and other hazardous substances, our business is inherently subject to spills, discharges or other releases of hazardous substances into the environment. Certain environmental laws, including CERCLA, impose joint and several liability, without regard to fault, for cleanup costs on persons who have disposed of or released hazardous substances into the environment. Given the nature of our business, we have incurred, are incurring currently, and are likely to incur periodically in the future, liabilities under CERCLA and other environmental cleanup laws at our current or former facilities, adjacent or nearby third-party facilities or offsite disposal locations. The costs associated with future cleanup activities that we may be required to conduct or finance may be material. Additionally, we may become liable to third parties for damages, including personal injury and property damage, resulting from the disposal or release of hazardous substances into the environment.

        Violations of environmental and health and safety laws can result in substantial penalties, court orders to install pollution-control equipment, civil and criminal sanctions, permit revocations and facility shutdowns. Environmental and health and safety laws change rapidly and have tended to become more stringent over time. As a result, we have not always been and may not always be in compliance with all environmental and health and safety laws and regulations. Additionally, future environmental and health and safety laws and regulations or more vigorous enforcement of current laws and regulations, whether caused by violations of environmental and health and safety laws by us or other chemical fertilizer companies or otherwise, may require us to make substantial expenditures. Additionally, our costs to comply with, or any liabilities under, these laws and regulations could have a material adverse effect on our business, financial condition and results of operations.

        In October 2007, Terra received a request for information from the United States Environmental Protection Agency, or EPA, pursuant to Section 114 of the Clean Air Act with respect to its nitric acid plant at Port Neal, Iowa. Subsequently, Terra proposed to the EPA to resolve a number of potential Clean Air Act violations associated with historical modifications at all nine of its nitric acid plants. Terra and the EPA have been engaged in negotiations since May 2008 with respect to a proposed consent decree that, if finalized, will require Terra to achieve compliance with significantly lower nitrogen oxide emission standards. Terra has projected that compliance with these emission limits (which have been agreed to in principle by Terra and the EPA) will require new or upgraded selective catalytic reduction systems and continuous emission monitors, at an estimated cost of $17 million over five years. Terra's capital budgets through 2012 include projected costs associated with the upgrades required by the anticipated consent decree. Terra and the EPA are continuing to negotiate the final terms of the consent decree to resolve this matter.

        We have liability as a "potentially responsible party" at certain sites under certain environmental remediation laws, and have also been subject to related claims by private parties alleging property damage and possible personal injury arising from contamination relating to active as well as discontinued operations. We may be subject to additional liability or additional claims in the future. Some of these matters may require significant expenditures for investigation and/or cleanup or other costs.

        From time to time, our production of anhydrous ammonia has resulted in accidental releases that have temporarily disrupted our manufacturing operations and resulted in liability for administrative penalties and claims for personal injury. Although, to date, our costs to resolve these liabilities have not been material, we could incur significant costs if our liability coverage is not sufficient to pay for all or a large part of any judgments against us, or if our carrier refuses coverage for these losses.

Our operations are dependent on numerous required permits, approvals and financial assurance requirements from governmental authorities.

        We hold numerous environmental, mining and other governmental permits and approvals authorizing operations at each of our facilities. Expansion of our operations is also predicated upon securing the necessary environmental or other permits or approvals. A decision by a government agency to deny or delay issuing a new or renewed material permit or approval, or to revoke or substantially modify an existing permit or approval, could have a material adverse effect on our ability to continue operations at the affected facility and on our business, financial condition and results of operations.

        In certain cases, as a condition to procure such permits and approvals or as a condition to maintain existing approvals, we may be required to comply with regulatory financial assurance requirements. The purpose of these requirements is to assure local, state or federal government agencies that we will have sufficient funds available for the ultimate closure, post-closure care and/or reclamation at our facilities. For example, in 2006, we established an escrow account for the benefit of the Florida Department of Environmental Protection as a means of complying with Florida's regulations governing financial assurance related to closure and post-closure of phosphogypsum stacks.

        We may be subject to additional financial assurance requirements in connection with an enforcement initiative concerning compliance with RCRA at our Plant City, Florida phosphate fertilizer complex. A final settlement may require us to meet specified financial tests and/or contribute cash or other qualifying assets into a trust designated to be used for closure, long-term maintenance, and monitoring costs for our phosphogypsum stacks, as well as any costs incurred to manage the water contained in the stack systems upon closure. We are currently in negotiations with the United States Department of Justice and the EPA on this aspect as well as other aspects of the enforcement initiative.

        Florida regulations also mandate payment of certain mining taxes based on the quantity of ore mined and are subject to change based on local regulatory approvals. Additional financial assurance requirements or other increases in local mining regulations and taxes could have a material adverse effect on our business, financial condition and results of operations.

        Florida regulations also require mining companies to demonstrate financial responsibility for wetland and other surface water mitigation measures in advance of any mining activities. If and when we are able to expand our Hardee mining activities to areas not currently permitted, we will be required to demonstrate financial responsibility for wetland and other surface water mitigation measures in advance of any mining activities. The demonstration of financial responsibility may be provided by passage of financial tests. In the event that we are unable to satisfy these financial tests, alternative methods of complying with the financial assurance requirements would require us to expend funds for the purchase of bonds, letters of credit, insurance policies or similar instruments. It is possible that we will not be able to comply with either current or new financial assurance regulations in the future, which could have a material adverse effect on our business, financial condition and results of operations.

        As of December 31, 2009, the area permitted by local, state and federal authorities for mining at our Hardee phosphate complex had approximately 46 million tons of recoverable phosphate rock reserves, which will meet our requirements, at current operating rates, for approximately 13 years. We have initiated the process of applying for authorization and permits to expand the geographical area in which we can mine at our Hardee property. The expanded geographical area has an estimated 34 million tons of recoverable phosphate reserves, which will allow us to conduct mining operations at our Hardee property for approximately 10 additional years at current operating rates, assuming we secure the authorization and permits to mine in this area. In Florida, local community participation has become an important factor in the authorization and permitting process for mining companies. A denial of the authorizations or permits to continue and/or expand our mining operations at our Hardee property would prevent us from mining all of our reserves and have a material adverse effect on our business, financial condition and results of operations.

        Likewise, our phosphogypsum stack system at Plant City has sufficient capacity to meet our requirements through 2014 at current operating rates and is subject to regular renewals of our operating permits. We have secured the local development authorization to increase the capacity of this stack system. Based on this authorization, estimated stack system capacity is expected to meet our requirements until 2040 at current operating rates and is subject to securing the corresponding operating permits. This time frame is approximately eight years beyond our current estimate of available phosphate rock reserves at our Hardee mine. A decision by the state or federal authorities to deny a renewal of our current permits or to deny operating permits for the expansion of our stack system could have a material adverse effect on our business, financial condition and results of operations.

Future regulatory restrictions on greenhouse gas emissions or other environmental discharges in the jurisdictions in which we operate could materially adversely affect our operating results.

        There have been increased initiatives by various parties to legislate and/or regulate carbon emissions, including carbon dioxide. Our nitrogen operations produce substantial quantities of carbon dioxide in the chemical reactions that are necessary to produce anhydrous ammonia.

        Pursuant to the Kyoto Protocol, Canada and the United Kingdom have committed to reducing greenhouse gas, or GHG, emissions, and the United Kingdom has adopted GHG-related additional measures to, among other things, implement the European Union Greenhouse Gas Emission Trading System. Terra's U.K. manufacturing plants are required to report GHG emissions annually to the United Kingdom Environment Agency pursuant to their site Environmental Permits and Climate Change Agreement, which specify energy efficiency targets. Failure to meet efficiency targets may require purchase of CO2 emissions allowances. The steam boilers at each of Terra's U.K. sites are also subject to the European Union Emissions Trading Scheme. In Canada, Terra is required to conduct an annual review of its operations with respect to compliance with Environment Canada's National Pollutant Release Inventory and Ontario's Mandatory Monitoring and Reporting Regulation and the GHG Reporting Regulation. Presently there are no specific GHG emissions reduction targets that have been set by the federal or provincial governments. Ontario has also joined the Western Climate Initiative, comprised of several states in the Western U.S. and several Canadian provinces, which intends to establish a cap and trade regime for the trading of GHG credits within the regional area (ostensibly commencing in 2012).

        In the United States, it is possible that GHG emissions will be limited through federal legislation and/or regulatory action. In June 2009, the American Clean Energy and Security Act was passed by the U.S. House of Representatives. This legislation would establish an economy-wide cap and trade system for carbon emissions commencing in 2012. Emitters of GHGs would be required to have allowances to offset their GHG emissions and, over time, the cap on aggregate GHG emissions would decline. Similar legislation was introduced in the U.S. Senate in September 2009. The fertilizer industry likely would be affected by such a cap and trade system due to anticipated increases in the cost of natural gas fuel and feedstock resulting from its implementation and due to the cost of emission allowances. In addition, cap and trade proposals would likely increase the cost of electricity we use. At this time, we cannot predict whether legislation imposing limits on GHG emissions in the United States will be enacted.

        The Greenhouse Gas Mandatory Reporting Rule promulgated by the EPA requires our facilities in Donaldsonville, Louisiana and Plant City, Florida, as well as all of Terra's former facilities, to monitor emissions beginning on January 1, 2010 and begin reporting on the previous year's emissions annually starting in 2011. In addition to the GHG reporting rule, which directly affects our facilities, the EPA has issued or proposed other regulations which could eventually impact us, including potentially applying the Clean Air Act to regulate GHGs.

        The state of Iowa requires major air emissions sources to report GHG emissions as part of annual air emissions inventory reports. Terra's Port Neal, Iowa plant is subject to this obligation. None of the other state governments in Florida, Louisiana, Mississippi or Oklahoma, where our U.S. production facilities are located, has proposed regulations on GHG emissions. However, coalitions of states in the Northeast, Midwest (including Iowa) and West (as noted above) are working together to develop regional GHG emission reduction programs and several states (the most noteworthy of which is California) are developing regulatory programs on their own.

        Federal and/or state regulation of GHGs may require us to make changes in our operating activities that would increase our operating costs, reduce our efficiency, limit our output, require us to make capital improvements to our facilities, increase our costs for or limit the availability of energy, raw materials or transportation, or otherwise materially adversely affect our operating results. In addition, to the extent climate change restrictions imposed in countries where our competitors operate are less stringent than in the United States or Canada, our competitors could gain cost or other competitive advantages over us.

        On August 18, 2009, the EPA entered into a consent decree with environmental groups with respect to the promulgation of numeric criteria for nitrogen and phosphorous in surface waters in Florida. The consent decree was approved by a federal district court judge on November 16, 2009. Pursuant to the consent decree, on January 26, 2010, the EPA proposed numeric criteria (to replace narrative standards) for nitrogen and phosphorous in lakes and inland flowing waters. The EPA intends to adopt numeric water quality standards for these waters by October 2010. Pursuant to the consent decree, the EPA is also required to propose and adopt numeric criteria for nitrogen and phosphorous in coastal and estuarine water bodies in 2011. The proposed numeric water quality criteria are substantially lower than water quality criteria developed on a case-by-case basis. In addition, on September 30, 2009, the EPA proposed a Total Maximum Daily Load, or TMDL, for certain bodies of water within the Charlotte Harbor and Peace River watersheds. The proposed TMDL specifies a zero nutrient load from all National Pollutant Discharge Elimination System, or NPDES, dischargers within these watersheds, including our NPDES discharge associated with our mining operation in Hardee County.

        The outcome of these regulatory initiatives could result in more stringent waste water discharge limits for our mining, manufacturing and distribution operations in Florida. The specific limits imposed on wastewater discharges from our facilities will depend on the criteria that are adopted and the development of specific permit conditions that are consistent with these criteria. More stringent limits could increase our costs and/or limit our operations and, therefore, could have a material adverse affect on our business, financial condition and results of operations.

Acts of terrorism and regulations to combat terrorism could negatively affect our business.

        Like other companies with major industrial facilities, our plants and ancillary facilities may be targets of terrorist activities. Many of these plants and facilities store significant quantities of ammonia and other items that can be dangerous if mishandled. Any damage to infrastructure facilities, such as electric generation, transmission and distribution facilities, or injury to employees, who could be direct targets or indirect casualties of an act of terrorism, may affect our operations. Any disruption of our ability to produce or distribute our products could result in a significant decrease in revenues and significant additional costs to replace, repair or insure our assets, which could have a material adverse impact on our financial condition and results of operations. In addition, due to concerns related to terrorism or the potential use of certain fertilizers as explosives, local, state, federal and foreign governments could implement new regulations impacting the security of our plants, terminals and warehouses or the transportation and use of fertilizers. These regulations could result in higher operating costs or limitations on the sale of our products and could result in significant unanticipated costs, lower revenues and/or reduced profit margins. We manufacture and sell AN in the United States and, through our GrowHow joint venture, in the United Kingdom. AN can be used as an explosive and was used in the Oklahoma City bombing in April 1995. It is possible that the U.S. or U.K. governments could impose limitations on the use, sale or distribution of AN, thereby limiting our ability to manufacture or sell that product.

Our operations are dependent upon raw materials provided by third parties and an increase in the price or any delay or interruption in the delivery of these raw materials may adversely affect our business.

        We use natural gas, ammonia and sulfur as raw materials in the manufacture of fertilizers. We purchase these raw materials from third-party suppliers. Prices for these raw materials can fluctuate significantly due to changes in supply and demand. We may not be able to pass along to our customers increases in the costs of raw materials, which could have a material adverse effect on our business. These products are transported by barge, truck, rail or pipeline to our facilities by third-party transportation providers or through the use of facilities owned by third parties. Any delays or interruptions in the delivery of these key raw materials, including those caused by capacity constraints; explosions; fires; severe weather and natural disasters; train derailments, collisions, vessel groundings and other transportation and maritime incidents; leaks and ruptures involving pipelines; deliberate sabotage and terrorist incidents; mechanical failures; unscheduled downtime; or labor difficulties, could have a material adverse effect on our business.

We are subject to risks associated with international operations.

        Our international business operations are subject to numerous risks and uncertainties, including difficulties and costs associated with complying with a wide variety of complex laws, treaties and regulations; unexpected changes in regulatory environments; currency fluctuations; tax rates that may exceed those in the United States; earnings that may be subject to withholding requirements; and the imposition of tariffs, exchange controls or other restrictions. During 2009, we derived approximately 15% of our net sales on a pro forma basis giving effect to the Terra acquisition from outside of the United States. Our business operations include a 50% interest in an ammonia production joint venture in Trinidad and a 50% interest in a U.K. joint venture for the production of ammonia. We are also evaluating development of a new nitrogen fertilizer manufacturing facility in Peru.

Our investments in securities are subject to risks that may result in losses.

        We invest in several types of securities, including notes and bonds issued by governmental entities or corporations and money market funds. Securities issued by governmental agencies include those issued directly by the U.S. government, those issued by state, local or other governmental entities, and those guaranteed by entities affiliated with governmental entities. Our investments are subject to fluctuations in both market value and yield based upon changes in market conditions, including interest rates, liquidity, general economic and credit market conditions and conditions specific to the issuers.

        At December 31, 2009, we held investments of $133.9 million in tax-exempt auction rate securities. These securities were issued by various state and local government entities and are all supported by student loans that were primarily issued under the Federal Family Loan Program. These auction rate securities have stated maturities that range up to 38 years, and the underlying securities are guaranteed by entities affiliated with governmental entities. In February 2008, the market for these securities began to show signs of illiquidity and auctions for several securities failed on their scheduled auction dates. As a result, we continue to hold investments in certain of these securities. These investments, for which auctions have failed, are no longer liquid, and we will not be able to access these funds until such time as an auction of these investments is successful or a buyer is found outside of the auction process.

        Due to the risks of investments, we may not achieve expected returns or may realize losses on our investments which could have a material adverse effect on our business, results of operations, liquidity or financial condition.

Deterioration of global market and economic conditions could have a material adverse effect on our business, financial condition and results of operations.

        A continued slowdown of, or persistent weakness in, economic activity caused by the current recession could adversely affect our business in the following ways, among others: conditions in the current credit markets could impact the ability of our customers and their customers to obtain sufficient credit to support their operations; the failure of our customers to fulfill their purchase obligations could result in increases in bad debts and impact our working capital; the failure of certain key suppliers or derivative counterparties could increase our exposure to disruptions in supply or to financial losses; and the continuation of both the volatility of interest rates and negative market returns could result in increased expense and greater contributions to our defined benefit plans. We have experienced declining demand and falling prices for some of our products due to the general economic slowdown and our customers' reluctance to replenish inventories. Industrial demand for ammonia, for example, has remained relatively weak as the economy has struggled to recover. The overall impact of the global economic downturn on us is difficult to predict, and our business could be materially adversely impacted.

The historical and unaudited pro forma financial information included elsewhere in this prospectus supplement may not be representative of our results as a combined company after the Terra acquisition, and accordingly, you have limited financial information on which to evaluate the combined company and your investment decision.

        We and Terra operated as separate companies prior to the Terra acquisition. We have had no prior history as a combined company and our operations have not previously been managed on a combined basis. The pro forma financial information included elsewhere in this prospectus supplement, which was prepared in accordance with Article 11 of the SEC's Regulation S-X, is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Terra acquisition been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of the combined company. The pro forma financial information does not reflect future nonrecurring charges resulting from the Terra acquisition. The unaudited pro forma condensed combined consolidated statement of operations does not reflect future events that may occur after the Terra acquisition, including the potential realization of operating cost savings (synergies) or restructuring activities or other costs related to the planned integration of Terra, and do not consider potential impacts of current market conditions on revenues, expense efficiencies or asset dispositions. The pro forma financial information presented in this prospectus supplement is based in part on certain assumptions regarding the Terra acquisition that we believe are reasonable under the circumstances. We cannot assure you that our assumptions will prove to be accurate over time.

Following the Terra acquisition, we will depend on our senior management team and other key employees to successfully integrate our businesses, and the loss of any of these employees could adversely affect the combined company's business.

        The success of our company following the Terra acquisition will depend in part upon our ability to retain senior management and other key employees of both CF Industries and Terra. Competition for qualified personnel can be very intense. In addition, senior management and key employees may depart because of issues relating to the uncertainty or difficulty associated with the integration of the businesses of CF Industries and Terra or a desire not to remain with us. Accordingly, we cannot provide any assurance that we will be able to retain senior management and key employees to the same extent as we and Terra have been able to do so in the past.

Litigation is currently pending relating to the Terra acquisition.

        Terra Industries Inc. and certain of its current and former directors are also subject to pending litigation relating to the Terra acquisition. Recently, the plaintiffs in one of these actions filed their consolidated putative class action complaint, as well as a motion for partial summary judgment as to liability. The consolidated complaint generally alleges that the director defendants breached their fiduciary duties by, among other things, approving Terra Industries Inc.'s prior agreement to be acquired by Yara without engaging in an adequate process to determine that such agreement was the best available transaction. The complaint seeks monetary damages based on the $123 million Yara termination fee. Terra Industries Inc. has an obligation to indemnify and advance expenses to the director defendants in connection with these matters to the fullest extent permitted by law.

Risks Related to this Offering, the Notes, the Guarantees and Our Indebtedness

Our substantial indebtedness could make it more difficult to pay our debts, cause us to be less able to take advantage of significant business opportunities and to react to changes in market or industry conditions, divert our cash flow from operations for debt payments, expose us to interest rate risk to the extent of our variable rate debt, make us more highly leveraged than some of our competitors, limit our ability to borrow funds in the future and increase the cost of future borrowings.

        We incurred substantial indebtedness to finance the Terra acquisition. As of December 31, 2009, on a pro forma basis giving effect to the transactions, as adjusted to give effect to the offering of the notes and the application of the net proceeds therefrom as described in "Use of Proceeds" (and without giving effect to the CF Holdings common stock offering), our total indebtedness would have been approximately $3.78 billion, or approximately 59% of our total capitalization. Our substantial debt service obligations could have an adverse impact on our earnings and cash flow for so long as the indebtedness is outstanding.

        Our substantial indebtedness could have important consequences to holders of the notes. For example, it could:

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  make it more difficult for us to pay or refinance our debts, including the notes, as they become due during adverse economic and industry conditions because any related decrease in revenues could cause us to not have sufficient cash flows from operations to make our scheduled debt payments;

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  cause us to be less able to take advantage of significant business opportunities, such as acquisition opportunities, and to react to changes in market or industry conditions;

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  cause us to use a portion of our cash flow from operations for debt service, reducing the availability of cash to fund working capital and capital expenditures, research and development and other business activities;

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  cause us to be more vulnerable to general adverse economic and industry conditions;

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  expose us to the risk of increased interest rates because certain of our borrowings, including borrowings under the credit facilities, will be at variable rates of interest;

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  make us more highly leveraged than some of our competitors, which could place us at a competitive disadvantage;

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  limit our ability to borrow additional monies in the future to fund working capital, capital expenditures and other general corporate purposes; and

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  result in a downgrade in the credit rating of our indebtedness which could increase the cost of further borrowings.

        Our interest expense, net on a pro forma basis giving effect to the transactions, was $347.3 million for the twelve months ended December 31, 2009. At December 31, 2009, on a pro forma basis giving effect to the transactions, we had approximately $3.72 billion aggregate principal amount of variable rate indebtedness under the credit facilities. A 1% increase in interest rates applicable to that indebtedness under the credit facilities would increase our annual interest expense by approximately $36.7 million.

Despite current anticipated indebtedness levels and restrictive covenants, we may incur additional indebtedness in the future.

        Despite our current level of indebtedness, we will be able to incur substantial additional indebtedness, including additional secured indebtedness. Although the terms of the credit facilities will restrict us and our subsidiaries from incurring additional indebtedness, these restrictions are subject to important exceptions and qualifications, including with respect to our ability to incur additional senior secured debt. If we or our subsidiaries incur additional indebtedness, the risks that we and they now face as a result of our leverage could intensify. If our financial condition or operating results deteriorate, our relations with our creditors, including the holders of the notes, the lenders under the credit facilities and our suppliers, may be materially and adversely affected.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

        Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

        If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

The agreements governing the credit facilities contain, covenants in the indenture governing the notes will impose, and covenants contained in agreements governing indebtedness we incur in the future may impose, restrictions that may limit our operating and financial flexibility.

        The agreement governing the credit facilities contains a number of significant restrictions and covenants, including restrictions and covenants that limit our ability to:

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  incur additional debt or issue certain preferred shares;

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  pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

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  make certain investments;

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  enter into certain transactions with our affiliates;

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  create liens;

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  be party to agreements or arrangements that restrict the ability of CF Holdings' subsidiaries to pay dividends, make or repay loans or advance or make other payments to CFI and its subsidiaries; and

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  consolidate, merge, sell or otherwise dispose of our assets.

        The indenture governing the notes will contain covenants that, among other things, restrict our ability to incur liens on certain properties to secure debt, to engage in sale and leaseback transactions and to merge or consolidated with another entity or sell, lease, transfer or otherwise dispose of all or substantially all of our assets to another entity.

        Additionally, our future indebtedness may contain covenants more restrictive in certain respects than the restrictions contained in the agreements governing the credit facilities and the indenture governing the notes. A breach of any of these covenants could result in a default under one or more of these agreements, including as a result of cross default provisions and, in the case of the credit facilities, permit the lenders to cease making loans to us. Upon the occurrence of an event of default under the credit facilities, the lenders could elect to declare all amounts outstanding under the credit facilities to be immediately due and payable and terminate all commitments to extend further credit. Such actions by those lenders could cause cross defaults under our other indebtedness. If we were unable to repay those amounts, the lenders under the credit facilities could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under the credit facilities. If the lenders under the credit facilities accelerate the repayment of borrowings, we may not have sufficient assets to repay the credit facilities as well as our unsecured indebtedness, including the notes. See "Description of Certain Other Indebtedness."

Your right to receive payments on the notes is effectively junior to the right of lenders who have a security interest in our assets to the extent of the value of those assets.

        The issuer's obligations under the notes and the guarantors' obligations under their guarantees of the notes will be unsecured, but our obligations under the credit facilities and each guarantor's obligations under its guarantee of the credit facilities are secured by a security interest in substantially all of the issuer's and the guarantors' tangible and intangible assets, including all of the equity interests of the issuer's and the guarantors' wholly-owned U.S. subsidiaries and a portion of the stock of certain of the issuer's and the guarantors' non-U.S. subsidiaries, in each case, subject to certain exceptions. If we are declared bankrupt or insolvent, or if we default under the credit facilities, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, to be immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture governing the notes at such time. Furthermore, if the lenders foreclose and sell the pledged equity interests in any subsidiary guarantor under the notes, then that guarantor will be released from its guarantee of the notes automatically and immediately upon such sale. In any such event, because the notes will not be secured by any of our assets or the equity interests in subsidiary guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims in full. See "Description of Certain Other Indebtedness."

        As of December 31, 2009, on a pro forma basis giving effect to the transactions, as adjusted to give effect to the offering of the notes and the application of net proceeds therefrom as described in "Use of Proceeds" (and without giving effect to the CF Holdings common stock offering), we would have had approximately $3.77 billion of senior secured indebtedness, consisting primarily of indebtedness under the credit facilities, and additional senior secured borrowing availability of $500 million (reflecting no outstanding borrowings or letters of credit), under the revolving credit facility. The revolving credit facility initially provided for up to $300 million of borrowings outstanding at any time. On April 15, 2010, we and the lead arrangers agreed to increase the amount available under the revolving credit facility to $500 million. The indenture governing the notes will permit us to incur substantial additional indebtedness in the future, including senior secured indebtedness.

The notes will be structurally subordinated to all liabilities of our non-guarantor subsidiaries.

        The notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries, other than the issuer, that are not guaranteeing the notes, which include our non-wholly-owned U.S. subsidiaries, certain of our wholly-owned U.S. subsidiaries and all of our non-U.S. subsidiaries. These non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. For the twelve months ended December 31, 2009, the subsidiaries that are not guaranteeing the notes had net sales of $815.7 million. As of December 31, 2009, these non-guarantor subsidiaries held $1.21 billion of our total assets and had $208.8 million of total liabilities (including trade payables and liabilities attributable to noncontrolling interests). Any right that the issuer or the guarantors have to receive any assets of any of the non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries' assets, will be effectively subordinated to the claims of those subsidiaries' creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to the issuer or any guarantor.

Repayment of the issuer's debt, including the notes, is dependent to a significant extent on cash flow generated by the issuer's subsidiaries and their ability to make distributions to the issuer.

        The issuer will be dependent to a significant extent on the generation of cash flow by its subsidiaries and their ability to make such cash available to the issuer, by dividend, debt repayment or otherwise. These subsidiaries may not be able to, or be permitted to, make distributions to enable the issuer to make payments in respect of the notes. Each of these subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of our subsidiaries, may limit the issuer's ability to obtain cash from its subsidiaries. In the event that the issuer does not receive distributions from its subsidiaries, the issuer may be unable to make required payments of principal, premium, if any, and interest on its indebtedness, including the notes.

CF Holdings is substantially dependent on cash flow generated by its subsidiaries, so you should not rely on the guarantee of CF Holdings in evaluating an investment in the notes.

        CF Holdings will unconditionally guarantee the notes. CF Holdings is a holding company that derives its operating income and cash flow from its subsidiaries. Accordingly, CF Holdings will be dependent on the cash flow of, and dividends and distributions from, its subsidiaries to perform on its guarantee of the notes. As a result, the guarantee of CF Holdings provides little, if any, additional credit support for the notes, and investors should not rely on that guarantee in evaluating whether to invest in the notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

        Any default under the agreements governing our indebtedness, including a default under the credit facilities, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants in the instruments governing our indebtedness (including covenants in the credit facilities and the indenture governing the notes), we could be in default under the terms of the agreements governing such indebtedness, including the credit facilities and the indenture governing the notes. In the event of such default,

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  the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest;

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  the lenders under the credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets; and

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  we could be forced into bankruptcy or liquidation.

        If our operating performance declines, we may in the future need to obtain waivers from the required lenders under the credit facilities to avoid being in default. If we breach our covenants under the credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the credit facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

We may be unable to repurchase our debt, including the notes, if we experience a change of control and a related downgrade in the credit rating of the notes.

        Under certain circumstances, we will be required, under the terms of the indenture governing the notes, to offer to purchase all of the outstanding notes at 101% of their principal amount if we experience a change of control and a related downgrade in the credit rating of the notes. Our failure to repurchase the notes upon a change of control and related downgrade would cause a default under the indenture governing the notes and a cross default under the credit facilities. The credit facilities also provide that a change of control will be an event of default that, in the case of the term loan facility and the revolving credit facility, permits lenders to accelerate the maturity of borrowings thereunder and, in the case of the bridge facility, constitutes a mandatory prepayment event. Any of our future debt agreements may contain similar provisions. If a change of control and a related downgrade were to occur, we cannot assure you that we would have sufficient funds to purchase the notes, or any other securities that we would be required to offer to purchase. We may require additional financing from third parties to fund any such purchases, but we cannot assure you that we would be able to obtain such financing.

        The change of control provision may not protect you in the event we consummate a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control repurchase event. Such a transaction may not involve a change of the magnitude required under the definition of change of control or may not result in a ratings downgrade to trigger our obligation to repurchase the notes. Except as described under "Description of the Notes—Change of Control," the notes do not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        In addition, if we experience a change of control (as defined for purposes of the credit facilities), such change of control would constitute an event of default under the credit facilities and a mandatory prepayment event under the bridge facility. We may not be able to replace the credit facilities on terms equal to or more favorable than the current terms if the commitments are terminated and the loans are repaid under the credit facilities upon an event of default or mandatory prepayment event.

The terms of the indenture and the notes provide only limited protection against significant events that could adversely impact your investment in the notes.

        As described above, upon the occurrence of a change of control repurchase event, holders of the notes will be entitled to require us to repurchase their notes. However, the definition of the term "change of control repurchase event" is limited and does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that could negatively impact the value of the notes. As such, if we were to enter into a significant corporate transaction that would negatively impact the value of the notes, but which would not constitute a change of control repurchase event, holders of the notes would not have any right to require us to repurchase the notes prior to their maturity.

        Furthermore, the indenture for the notes will not:

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  require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;

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  limit our ability to incur indebtedness or other obligations that are equal in right of payment with the notes or prohibit us from incurring secured debt to which the notes would be effectively subordinated and which could affect our credit ratings;

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  restrict our non-guarantor subsidiaries' ability to incur indebtedness or other obligations that would be effectively senior to the notes;

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  restrict our ability to repurchase or prepay any other of our securities or other indebtedness; or

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  restrict our ability to make investments or to repurchase, or pay dividends or make other payments in respect of, our common stock or other securities ranking junior to the notes.

        As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes will not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

The subsidiary guarantors' guarantee of the credit facilities could be released in a variety of circumstances, which will cause those subsidiary guarantors to be released from their guarantees of the notes.

        The subsidiary guarantors' guarantee of the credit facilities could be released in a variety of circumstances, including upon repayment of the credit facilities or if the required lenders thereunder so permit. Any such release may be affected without action by, or consent of, any holder of the notes or the trustee under the indenture governing the notes. See "Description of the Notes." You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to claims of noteholders.

Federal and state fraudulent transfer laws may permit a court to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received and, if that occurs, you may not receive any payments on the notes.

        Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of any guarantees of the notes, including the guarantee by the subsidiary guarantors entered into upon issuance of the notes and subsidiary guarantees (if any) that may be entered into thereafter under the terms of the indenture governing the notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or guarantees could be voided as a fraudulent transfer or conveyance if (1) the issuer or any of the guarantors, as applicable, issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) the issuer or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (2) only, one of the following was also true at the time thereof:

  •
  the issuer or any of the guarantors, as applicable, were insolvent on the date of the issuance of the notes or the incurrence of the guarantees or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

  •
  the issuance of the notes or the incurrence of the guarantees left the issuer or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business; or

  •
  the issuer or any of the guarantors intended to, or believed that the issuer or such guarantor would, incur debts beyond the issuer's or such guarantor's ability to pay such debts as they mature.

        We cannot be certain as to the standards a court would use to determine whether or not the issuer or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be subordinated to the issuer's or any of the guarantors' other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        If a court were to find that the issuance of the notes or the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such guarantee or subordinate the notes or such guarantee to presently existing and future indebtedness of the issuer or of the related guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our and our subsidiaries' other debt that could result in acceleration of such debt.

        Although each guarantee will contain a provision intended to limit that guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor's obligation to an amount that effectively makes its guarantee worthless.

Your ability to transfer the notes may be limited by the absence of an active trading market, and an active trading market for the notes may not develop.

        The notes are new issue of securities for which there is no established public market. We do not intend to have the notes listed on a national securities exchange. The underwriters have advised us that they intend to make a market in the notes as permitted by applicable laws and regulations; however, the underwriters are not obligated to make a market in any of the notes and may discontinue their market making activities at any time without notice.

        Therefore, an active market for the notes may not develop, and if a market for the notes does develop, that market may not continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may be subject to similar disruptions, and any such disruptions may adversely affect the prices at which you may sell your notes. In addition, subsequent to their issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

The trading price for the notes will be directly affected by many factors, including our credit rating.

        Credit rating agencies continually revise their ratings for companies they follow, including us. Any ratings downgrade could adversely affect the trading price of the notes, or the trading market for the notes, to the extent a trading market for the notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading price of the notes.

FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus and documents incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as oral statements we make from time to time, contain forward-looking statements that are subject to risks, uncertainties and other factors that could cause our actual results to differ materially from those in the forward-looking statements. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions and assumptions and other statements that are not historical facts. Forward-looking statements can generally be identified by their use of terms such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict" or "project" and similar terms and phrases, including references to assumptions. Forward-looking statements also may relate to our operations, financial results, financial condition, liquidity and business prospects and strategy and include statements about anticipated cost synergies and savings from the Terra acquisition.

        Our forward-looking statements are made based on our expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Accordingly, you should not unduly rely on these forward-looking statements. Except as required by law, we undertake no obligation to update or revise any forward-looking statements.

        Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including, among others, the factors described in the sections of this prospectus supplement entitled "Risk Factors" and "Overview of Financial Condition, Liquidity and Capital Resources," the risk factors and management's discussion and analysis of financial condition and results of operations contained in CF Holdings' SEC filings and the following:

  •
  our ability to promptly and effectively integrate the businesses of CF Industries and Terra and to achieve the cost savings and synergies we anticipate from the Terra acquisition within the expected time frame or at all;

  •
  the potential for disruption from the Terra acquisition to make it more difficult for us to maintain relationships with customers, employees or suppliers;

  •
  the volatile cost of natural gas in the areas where our production facilities are principally located;

  •
  the cyclical nature of our business and the agricultural sector;

  •
  the global commodity nature of our fertilizer products, the impact of global supply and demand on our selling prices, and the intense global competition in the consolidating markets in which we operate;

  •
  conditions in the U.S. agricultural industry;

  •
  weather conditions;

  •
  our inability to accurately predict seasonal demand for our products;

  •
  the concentration of our sales with certain large customers;

  •
  the impact of changing market conditions on our FPP;

  •
  risks involving derivatives and the effectiveness of our risk measurement and hedging activities;

  •
  the reliance of our operations on a limited number of key facilities and the significant risks and hazards against which we may not be fully insured;

  •
  reliance on third party transportation providers;

  •
  risks associated with joint ventures;

  •
  risks associated with expansion of our business, including unanticipated adverse consequences and the significant resources that could be required;

  •
  potential liabilities and expenditures related to environmental and health and safety laws and regulations;

  •
  our potential inability to obtain or maintain required permits and governmental approvals or to meet financial assurance requirements;

  •
  future regulatory restrictions and requirements related to GHG emissions, climate change or other environmental requirements;

  •
  acts of terrorism and regulations to combat terrorism;

  •
  difficulties in securing the supply and delivery of raw materials we use and increases in their costs;

  •
  risks associated with international operations;

  •
  losses on our investments in securities;

  •
  deterioration of global market and economic conditions;

  •
  our substantial indebtedness and the limitations on our operations imposed by the terms of our indebtedness;

  •
  our ability to comply with the covenants under our indebtedness and to make payments under such indebtedness when due;

  •
  potential inability to refinance our indebtedness in connection with any change of control affecting us; and

  •
  loss of key members of management and professional staff.

USE OF PROCEEDS

        We estimate the net proceeds from the issuance and sale of the notes offered hereby, after deducting estimated offering expenses, will be approximately $1.55 billion. We intend to use the net proceeds from this offering to repay amounts outstanding under the bridge facility and, to the extent of any net proceeds in excess of the amount required to discharge the obligations under the bridge facility, to repay outstanding borrowings under the term loan facility. See "Capitalization" for certain information regarding potential effects of the CF Holdings common stock offering.

        Borrowings under the bridge facility and the term loan facility were used to fund cash requirements for the transactions. See "Summary—Terra Acquisition and Related Financing Transactions." Borrowings under the bridge facility, which mature on April 5, 2011 (and, to the extent still outstanding on such date, would automatically be converted into extended term loans maturing on April 5, 2017), currently bear interest at a weighted-average rate of 12.5% per annum, and borrowings under the term loan facility, which mature on April 5, 2015, currently bear interest at a weighted-average rate of 5.3% per annum. See "Description of Certain Other Indebtedness." Under the credit facilities, Morgan Stanley Senior Funding, Inc. and Morgan Stanley Bank, N.A., affiliates of Morgan Stanley & Co. Incorporated, are lenders, Morgan Stanley Senior Funding, Inc. is the administrative agent and collateral agent and The Bank of Tokyo-Mitsubishi UFJ, Ltd., an affiliate of Mitsubishi UFJ Securities (USA), Inc., is a lender.

        We intend to use the net proceeds from the CF Holdings common stock offering, if completed, to repay amounts outstanding under the bridge facility. There can be no assurance that the CF Holdings common stock offering can be consummated on terms acceptable to us or at all or that, if consummated, it will be for the amount contemplated. This offering of notes is not conditioned on the consummation of the CF Holdings common stock offering.

 CAPITALIZATION

        The following table shows our cash and cash equivalents and capitalization as of December 31, 2009:

  •
  on an actual basis;

  •
  on a pro forma basis giving effect to the transactions; and

  •
  on a pro forma as adjusted basis giving effect to the transactions, the offering of notes to which this prospectus supplement relates and the application of the net proceeds from such offering of notes as described under "Use of Proceeds."

        The CF Holdings common stock offering is not reflected in the pro forma as adjusted column of the table; however, a discussion of the impact on the pro forma as adjusted column of the CF Holdings common stock offering and the application of the net proceeds therefrom as described under "Use of Proceeds" appears below the following table.

        The following table is unaudited and should be read in conjunction with "Unaudited Pro Forma Condensed Combined Consolidated Financial Statements," "Selected Historical Consolidated Financial Data of CF Holdings," "Selected Historical Consolidated Financial Data of Terra," "Use of Proceeds," "Overview of Financial Condition, Liquidity and Capital Resources," "Description of Certain Other

Indebtedness" and the financial statements and related notes of CF Industries and Terra, which are incorporated by reference in this prospectus supplement.

	As of December 31, 2009
	Actual	Pro Forma	Pro Forma As Adjusted
	(in millions, except share and per share amounts)
Cash and cash equivalents	$697.1	$339.9	$339.9

Debt:
$250 million credit facility(1)	—	—	—
Term loan facility(2)	—	1,970.0	1,970.0
Bridge facility(2)	—	1,750.0	196.0
Revolving credit facility(3)	—	—	—
Notes offered hereby	—	—	1,600.0
Terra senior notes due 2017(4)	—	12.5	12.5
Terra Nitrogen, Limited Partnership credit facility(5)	—	—	—
Notes payable(6)	4.7	4.7	4.7

Total debt	4.7	3,737.2	3,783.2

Stockholders' equity:
Preferred stock—$0.01 par value, 50,000,000 shares authorized	—	—	—
Common stock—$0.01 par value, 500,000,000 shares authorized; 48,569,985 shares (actual), 58,130,000 shares (pro forma) and 58,130,000 shares (pro forma as adjusted) issued and outstanding	0.5	0.6	0.6
Paid-in capital	723.5	1,605.5	1,605.5
Retained earnings	1,048.1	688.9	665.6
Accumulated other comprehensive loss	(43.2)	(56.4)	(56.4)

Total stockholders' equity	1,728.9	2,238.6	2,215.3
Noncontrolling interest	16.0	382.0	382.0

Total equity	1,744.9	2,620.6	2,597.3

Total capitalization	$1,749.6	$6,357.8	$6,380.5

(1)
Our former $250 million credit facility was terminated on April 5, 2010. There were no outstanding borrowings under this credit facility as of December 31, 2009. See Note 24 to our consolidated financial statements incorporated by reference into this prospectus supplement for additional information concerning this credit facility.

(2)
For a description of the terms of the bridge facility and the term loan facility, see "Description of Certain Other Indebtedness—Credit Facilities."

(3)
The revolving credit facility initially provided for up to $300 million of borrowings outstanding at any time. On April 15, 2010, we and the lead arrangers agreed to increase the amount available under the revolving credit facility to $500 million. As of April 15, 2010, $17.1 million of letters of credit were outstanding and $482.9 million was available for borrowing under the revolving credit facility. See "Description of Certain Other Indebtedness—Credit Facilities."

(4)
On October 27, 2009, Terra completed a cash tender offer and consent solicitation for its outstanding 7% senior notes due 2017. Terra purchased approximately $317.5 million aggregate principal amount of the Terra senior notes due 2017 in the tender offer. The approximately $12.5 million aggregate principal amount of the Terra senior notes due 2017 that Terra did not purchase in the tender offer remain outstanding and are redeemable at our option.

(5)
TNLP has a $50 million revolving credit facility, referred to in this prospectus supplement as the TNLP facility, that expires in January 2012. The TNLP facility is currently subject to a waiver of an event of default that would have resulted from the consummation of the exchange offer. The waiver expires on July 1, 2010. Under the terms of the TNLP facility, TNLP may borrow an amount generally based on its eligible cash balances, 85% of its eligible accounts receivable and 60% of its eligible finished goods inventory, less outstanding letters of credit. See "Description of Certain Other Indebtedness—TNLP Facility."

(6)
Refers to amounts owed by CFL to its noncontrolling interest holder with respect to advances. On December 31, 2009, CFL refinanced its existing notes payable and the new unsecured promissory notes are now due December 30, 2011. See "Overview of Financial Condition, Liquidity and Capital Resources."

        Assuming the consummation of the CF Holdings common stock offering in the amount of $1.15 billion, we estimate that we will receive net proceeds from such offering in the amount of approximately $1.11 billion after deducting the underwriting discounts and commissions and estimated offering expenses. Giving effect to the CF Holdings common stock offering and the application of these net proceeds as described under "Use of Proceeds" as of December 31, 2009 would result in bridge facility borrowings being reduced to zero as of such date, rather than the $196 million shown in the foregoing table on a pro forma as adjusted basis, and would result in borrowings under the term loan facility being reduced to approximately $1.07 billion as of such date, rather than the $1.97 billion shown in the foregoing table on a pro forma as adjusted basis. There can be no assurance that the CF Holdings common stock offering can be consummated on terms acceptable to us or at all or that, if consummated, it will be for the amount contemplated. This offering is not conditioned on the consummation of the CF Holdings common stock offering.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CF INDUSTRIES

        The following table sets forth the selected historical consolidated financial data of CF Industries. The selected historical consolidated financial data for CF Industries as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 has been derived from CF Industries' consolidated financial statements incorporated by reference in this prospectus supplement, and the selected historical consolidated financial data of CF Industries as of December 31, 2007, 2006 and 2005 and for the years ended December 31, 2006 and 2005 has been derived from CF Industries' consolidated financial statements not included or incorporated by reference in this prospectus supplement. The selected historical consolidated financial data of CF Industries reflects the retrospective adoption of the provisions of Accounting Standards Codification, or ASC, Topic 810 that pertain to the standard formerly known as Statement of Financial Accounting Standards, or SFAS, No. 160—Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 and the provisions of ASC Topic 260 that pertain to the standard formerly known as Financial Accounting Standards Board, or FASB, Staff Position, or FSP, No. EITF 03-6-1—Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, which is reflected in the Annual Report on Form 10-K filed by CF Holdings with the SEC on February 25, 2010. Historical results are not indicative of the results that may be expected for any future period.

        You should read the selected consolidated financial and operating data of CF Industries in conjunction with "Overview of Financial Condition, Liquidity and Capital Resources" and "Unaudited Pro Forma Condensed Combined Consolidated Financial Statements," included elsewhere in this prospectus supplement, "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing in Item 7 of CF Holdings' Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and incorporated by reference herein, and CF Industries' consolidated financial statements and accompanying notes appearing in CF Holdings' Current Report on Form 8-K filed on April 15, 2010 and incorporated by reference herein. See "Where You Can Find More Information."

	Year ended December 31,
	2009	2008	2007	2006	2005
	(in millions, except ratios and per share amounts)
Statement of Operations Data:
Net sales	$2,608.4	$3,921.1	$2,756.7	$2,032.9	$1,967.9
Cost of sales	1,769.0	2,698.4	2,086.7	1,885.7	1,758.7

Gross margin	839.4	1,222.7	670.0	147.2	209.2
Selling, general and administrative	62.9	68.0	65.2	54.5	57.0
Other operating—net	96.7	4.5	3.2	21.4	14.1

Operating earnings	679.8	1,150.2	601.6	71.3	138.1
Interest expense (income)—net	(3.0)	(24.5)	(22.7)	(9.6)	(0.6)
Loss on extinguishment of debt	—	—	—	—	28.3
Other non-operating—net	(12.8)	(0.7)	(1.6)	(0.9)	0.1

Earnings before income taxes, equity in earnings (loss) of unconsolidated affiliates and cumulative effect of a change in accounting principle	695.6	1,175.4	625.9	81.8	110.3
Income tax provision(1)	246.0	378.1	199.5	19.7	128.7
Equity in earnings (loss) of unconsolidated affiliates—net of taxes	(1.1)	4.2	0.9	—	—
Cumulative effect of a change in accounting principle—net of taxes(2)	—	—	—	—	(2.8)

Net earnings (loss)	448.5	801.5	427.3	62.1	(21.2)
Less: Net earnings attributable to the noncontrolling interest	82.9	116.9	54.6	28.8	17.8
Net earnings (loss) attributable to common stockholders	$365.6	$684.6	$372.7	$33.3	$(39.0)

Cash dividends declared per common share	$0.40	$0.40	$0.08	$0.08	$0.02

Ratio of earnings to fixed charges	105.3x	171.9x	104.1x	13.9x	7.5x

	Year ended December 31,
	Actual 2009	Actual 2008	Actual 2007	Actual 2006	Pro forma(4) 2005
	(in millions, except per share amounts)
Share and Per Share Data:
Net earnings (loss) attributable to common stockholders:(3)
Basic	$7.54	$12.35	$6.70	$0.60	$(0.71)
Diluted	$7.42	$12.13	$6.56	$0.60	$(0.71)
Weighted average common shares outstanding:
Basic	48.5	55.4	55.7	55.0	55.0
Diluted	49.2	56.4	56.8	55.1	55.0

	Year ended December 31,
	2009	2008	2007	2006	2005
	(in millions)
Other Financial Data:
Depreciation, depletion and amortization	$101.0	$100.8	$84.5	$94.6	$97.5
Capital expenditures	235.7	141.8	105.1	59.6	72.2

	December 31,
	2009	2008	2007	2006	2005
	(in millions, except per share amounts)
Balance Sheet Data:
Cash and cash equivalents	$697.1	$625.0	$366.5	$25.4	$37.4
Short-term investments(5)	185.0	—	494.5	300.2	179.3
Total assets	2,494.9	2,387.6	2,012.5	1,290.4	1,228.1
Customer advances	159.5	347.8	305.8	102.7	131.6
Total debt	4.7	4.1	4.9	4.2	4.2
Stockholders' equity	1,728.9	1,338.1	1,187.0	767.0	755.9
Book value per share(6)	$35.65	$24.15	$21.31	$13.95	$13.74

August 17, 2005 through December 31, 2005
(in millions, except per share amounts)
Post-IPO Information Net Loss and Loss Per Share:
Loss before cumulative effect of a change in accounting principle	$(106.5)
Cumulative effect of a change in accounting principle—net of taxes	(2.8)

Post-IPO net loss	(109.3)
Less: Post-IPO net earnings attributable to the noncontrolling interest	3.0

Post-IPO net loss attributable to common stockholders	$(112.3)

Basic and diluted weighted average common shares outstanding	55.0

Basic and diluted net loss per share:
Post-IPO net loss attributable to common stockholders(3)	$(2.04)

(1)
In 2005, the income tax provision includes a non-cash charge of $99.9 million to establish a valuation allowance against net operating loss carryforwards generated when we operated as a cooperative.

(2)
The cumulative effect of a change in accounting principle in 2005 represents the adoption of an accounting standard related to conditional asset retirement obligations.

(3)
2005 amounts represent pro forma basic and diluted net earnings (loss) per share as if the weighted-average number of shares issued in our initial public offering, or IPO, were outstanding as of the beginning of the year.

(4)
2005 post-IPO and full year net loss per share attributable to common shareholders is net of a cumulative effect of a change in accounting principle of $0.05 per basic and diluted common share.

(5)
In 2007, short-term investments consisted primarily of available-for-sale auction rate securities. In 2008, these investments became illiquid as traditional market trading mechanisms for auction rate securities ceased and auctions for these securities failed. As a result, at December 31, 2009 and 2008, our remaining investments in auction rate securities are classified as a noncurrent asset on our consolidated balance sheet, as we will not be able to access these funds until traditional market trading mechanisms resume, a buyer is found outside the auction process and/or the securities are redeemed by the issuer. At December 31, 2009, short-term investments consisted of available-for-sale U.S. Treasury Bills.

(6)
Book value per share is equal to stockholders' equity divided by basic weighted average common shares outstanding.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF TERRA

        The following table sets forth the selected historical consolidated financial data of Terra. The selected historical consolidated financial data of Terra as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 have been derived from Terra's consolidated financial statements incorporated by reference in this prospectus supplement, and the selected historical consolidated financial data of Terra as of December 31, 2007, 2006 and 2005 and for the years ended December 31, 2006 and 2005 have been derived from Terra's consolidated financial statements not included or incorporated by reference in this prospectus supplement. Certain prior-year amounts have been reclassified to conform to the current-year presentation. The selected historical consolidated financial data of Terra reflects the retrospective adoption of consolidation guidance issued by the FASB related to noncontrolling interests in consolidated financial statements effective January 1, 2009. Historical results are not indicative of the results that may be expected for any future period.

        You should read the selected consolidated financial and operating data of Terra in conjunction with "Overview of Financial Condition, Liquidity and Capital Resources" and "Unaudited Pro Forma Condensed Combined Consolidated Financial Statements," included elsewhere in this prospectus supplement, "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing in Item 7 of Terra's Annual Report on Form 10-K for the fiscal year ended December 31, 2009 appearing on CF Holdings' Current Report on Form 8-K/A filed on April 12, 2010 and incorporated by reference herein, and Terra's consolidated financial statements and accompanying notes appearing on CF Holdings' Current Report on Form 8-K filed on April 15, 2010 and incorporated by reference herein. See "Where You Can Find More Information."

	Year ended December 31,
	2009(2)	2008(3)	2007(4)	2006	2005(5)
	(in millions, except per share amounts and ratios)
Statement of Operations Data:(1)
Total revenues	$1,581.4	$2,891.5	$2,342.9	$1,819.7	$1,930.8
Gross profit	386.2	863.2	527.5	118.5	154.7
Income from continuing operations	151.5	632.8	220.8	4.7	31.6
Income (loss) from discontinued operations	1.1	8.3	(18.9)	(0.5)	(9.5)
Net income attributable to Terra Industries Inc.	152.6	641.0	201.9	4.2	22.1
Preferred share dividends	(0.1)	(3.9)	(5.1)	(5.1)	(5.1)
Cash dividends declared per common share	$7.90	$0.30	$—	$—	$—
Ratio of earnings to fixed charges and preferred dividends	3.6x	8.3x	5.8x	1.4x	1.9x

	Year ended December 31,
	2009	2008	2007	2006	2005
	(in millions, except per share amounts)
Share and Per Share Data:
Basic weighted average common shares outstanding	99.4	93.8	90.6	92.7	92.5

Earnings per share—basic
Income per share—continuing operations	$1.53	$6.65	$2.38	$—	$0.28
Income (loss) per share—discontinued operations	0.01	0.09	(0.21)	(0.01)	(0.10)

Net income (loss) per share	$1.54	$6.74	$2.17	$(0.01)	$0.18

Diluted weighted average common shares outstanding	100.0	103.4	106.4	92.7	94.9

Earnings per share—diluted
Income per share—continuing operations	$1.52	$6.12	$2.07	$—	$0.28
Income (loss) per share—discontinued operations	0.01	0.08	(0.17)	(0.01)	(0.10)

Net income (loss) per share	$1.53	$6.20	$1.90	$(0.01)	$0.18

	Year ended December 31,
	2009	2008	2007	2006	2005
	(in millions)
Other Financial Data:
Depreciation of property, plant and equipment and amortization of deferred plant turnaround costs	$84.8	$78.9	$94.8	$108.1	$110.3
Capital expenditures and plant turnaround expenditures	133.9	89.3	82.4	86.1	53.2

	December 31,
	2009	2008	2007	2006	2005
	(in millions, except per share amounts)
Balance Sheet Data:
Cash and cash equivalents	$501.3	$966.7	$698.2	$179.0	$86.4
Total assets	1,599.7	2,113.0	1,888.3	1,572.7	1,523.6
Customer prepayments	39.2	111.6	299.4	77.1	52.9
Long-term debt and capital leases	602.4	330.0	330.0	331.3	331.3
Preferred stock	0.5	1.5	115.8	115.8	115.8
Stockholders' equity	490.7	1,063.0	621.5	483.0	492.9
Book value per share(6)	$4.94	$11.33	$6.86	$5.21	$5.33

(1)
The statement of operations data is included in a condensed format as the detailed information was not available.

(2)
The 2009 selected financial data includes (i) the effects of a special cash dividend of $7.50 per share (or $748.7 million) declared on October 29, 2009 and paid on December 11, 2009; (ii) $42.8 million, net of tax ($0.43 per diluted share) for the early repatriation of funds to the U.S.; (iii) $32.4 million, net of tax ($0.32 per diluted share) for the early retirement of debt; and (iv) $11.2 million, net of tax ($0.11 per diluted share) of other operating expenses related to CF Industries' unsolicited acquisition offers.

(3)
The 2008 selected financial data includes (i) the effects of the 4.25% Cumulative Convertible Perpetual Series A Preferred Shares, or Series A Preferred Shares, inducement converting a total of 118,400 Series A Preferred Shares to 11,887,550 shares of Terra common stock; (ii) the effects of instituting a cash dividend per common share of $0.10 per quarter starting in May 2008; and (iii) the full year equity earnings effect of the GrowHow joint venture of $95.6 million.

(4)
The 2007 selected financial data includes (i) the effects of contributing the Terra Nitrogen U.K. operations into the GrowHow joint venture on September 14, 2007; (ii) a $39.0 million impairment charge for the Beaumont, Texas assets; and (iii) a $38.8 million loss on the early retirement of debt associated with the debt refinancing that was completed during 2007.

(5)
The 2005 selected financial data includes the full year income statement effects of the December 21, 2004 acquisition of Mississippi Chemical Corporation.

(6)
Book value per share is equal to stockholders' equity divided by basic weighted average common shares outstanding.

UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed combined consolidated financial statements, or pro forma financial statements, have been derived from the historical consolidated financial statements of CF Industries and Terra, both of which are incorporated by reference into this prospectus supplement. For a summary of the transactions to which the pro forma financial statements relate, see "Summary—Terra Acquisition and Related Financing Transactions." For purposes of the pro forma financial statements, the Terra acquisition is accounted for by applying the acquisition method under ASC, Topic 805—Business Combinations, as outlined in the accompanying notes to the pro forma financial statements.

        The transactions reflected on the pro forma financial statements include (i) the exchange of each outstanding share of Terra Industries Inc. common stock for 0.0953 shares of CF Holdings common stock and $37.15 in cash, (ii) the vesting of all of Terra Industries Inc.'s unvested restricted stock and the exchange of such restricted stock for CF Holdings common stock and cash, as described in (i) above, (iii) the vesting of all of Terra Industries Inc.'s unvested phantom units, performance shares and phantom performance shares, or Terra Industries Inc. stock-based awards, and the exchange of the Terra Industries Inc. stock-based awards for cash, and (iv) the conversion of Terra Industries Inc.'s 4.25% Series A cumulative convertible perpetual preferred shares, or Terra Industries Inc. preferred stock, into Terra Industries Inc. common stock and the exchange of this common stock for CF Holdings common stock and cash, as described in (i) above.

        On October 27, 2009, Terra completed a cash tender offer and consent solicitation for its outstanding 7% senior notes due 2017. Terra purchased approximately $317.5 million aggregate principal amount of the Terra senior notes due 2017 in the tender offer. The approximately $12.5 million aggregate principal amount of the Terra senior notes due 2017 that Terra did not purchase in the tender offer remain outstanding and are redeemable at our option. Terra funded the purchase of Terra senior notes due 2017 in the tender offer with the proceeds from the offering of its 7.75% senior notes due 2019, which were redeemed in connection with the Terra acquisition.

        The accompanying unaudited pro forma condensed combined consolidated balance sheet as of December 31, 2009, or pro forma balance sheet, is presented on a pro forma basis to give effect to transactions as if the transactions had occurred on December 31, 2009. The accompanying unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2009, or the pro forma statement of operations, is presented on a pro forma basis to give effect to the transactions as if the transactions had occurred on January 1, 2009.

        The unaudited pro forma adjustments are based on certain assumptions that we believe are reasonable, which are described in the accompanying notes to the pro forma financial statements. Pro forma adjustments have been included only to the extent appropriate information is known, factually supportable, and reasonably available to us.

        We have not completed detailed valuation analyses necessary to determine the fair market values of the Terra assets acquired and liabilities assumed and accordingly the pro forma financial statements do not include an allocation of the purchase price. Further, we have not yet identified all of the adjustments which would result from conforming Terra's critical accounting policies to those of CF Industries or identified all other items, actions or events, including events that could occur upon a change in control of Terra, that could significantly change the purchase price, the purchase price allocation, or any of the assumptions that have been made in the preparation of the pro forma financial statements. As a result, we have characterized the amount by which the purchase price exceeds the reported book value of the assets acquired and liabilities assumed as excess purchase price, and have not allocated any amounts to reflect the fair market values of the assets acquired and liabilities assumed or considered any related income tax effects that could result from such allocation. In addition, we have not been able to ascertain the existence of additional liabilities that may need to be recorded on Terra's opening balance sheet, or additional depreciation or amortization that may result from increased values in the tangible and intangible assets acquired from Terra, which will need to be identified and recorded at estimated fair market values, and the related income tax effects, as applicable, in completing the allocation of the purchase price. It is expected that an increase in the recorded book value of property, plant and equipment and equity investments and/or the identification of certain finite-lived intangible assets will occur under the provisions of ASC Topic 805 upon the completion of the detailed valuation analyses. Accordingly, actual results will differ from those reflected in the pro forma financial statements once we have determined the final purchase price for Terra, completed the valuation analyses necessary to finalize the required purchase price allocations and identified any necessary conforming accounting changes or other acquisition-related adjustments. There can be no assurance that such finalization will not result in material changes to the pro forma financial statements.

        The pro forma financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of CF Industries would have been had the Terra acquisition occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position. We expect the Terra acquisition to generate $105–$135 million in annual cost synergies by combining overlapping corporate functions, optimizing transportation and distribution systems, and through greater economies of scale in procurement and purchasing. However, the pro forma financial statements do not reflect any cost savings from operating efficiencies or synergies, or any expenditures related to restructuring actions to achieve cost savings. The effects of both cost savings and expenditures for restructuring could materially impact the pro forma financial statements.

        For the year ended December 31, 2009, Terra incurred costs of $18.0 million related to responding to CF Industries' prior exchange offer and proposals to acquire Terra, which are reflected in the Terra column in the pro forma statement of operations for the year ended December 31, 2009. CF Industries incurred net costs of $41.5 million associated with its prior exchange offer and proposals to acquire Terra, and with evaluating and responding to the proposal of Agrium Inc., or Agrium, to acquire CF Industries, and CF Industries' recognized gains on the sale of Terra Industries Inc. common stock, which net costs and gains are reflected in the CF Industries column in the pro forma statement of operations for the year ended December 31, 2009. These transaction costs and CF Industries' gains on the sale of Terra Industries Inc. common stock have not been eliminated from the pro forma statement of operations for the year ended December 31, 2009.

        The pro forma financial statements should be read in conjunction with the accompanying notes to the pro forma financial statements and CF Industries' historical consolidated historical financial statements and accompanying notes appearing in CF Holdings' Current Report on Form 8-K filed on April 15, 2010 and incorporated by reference herein and Terra's historical consolidated historical financial statements and accompanying notes appearing in CF Holdings' Current Report on Form 8-K filed with the SEC on April 15, 2010 and incorporated by reference herein. See "Where You Can Find More Information."

CF INDUSTRIES AND TERRA

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

As of December 31, 2009

(amounts in millions)

	CF Holdings(a)	Terra(a)	Reclassifications(b)	Acquisition-Related and Other Adjustments(j)(k)		Pro forma
Assets
Current assets:
Cash and cash equivalents	$697.1	$501.3		$(3,721.2)	(c)	$339.9
				(43.8)	(c)
				(123.0)	(h)
				3,597.0	(d)
				167.1	(e)
				185.0	(e)
				(11.2)	(j)
				(763.4)	(m)
				(145.0)	(h)
Short-term investments	185.0	—		(185.0)	(e)	—
Accounts receivable	167.4	100.2		—		267.6
Inventories	207.8	137.1		—		344.9
Prepaid income taxes	14.7	—		60.7	(l)	75.4
Other	11.1	87.7		—		98.8

Total current assets	1,283.1	826.3	—	(982.8)		1,126.6
Property, plant and equipment—net	793.8	456.7	$25.0	—		1,275.5
Deferred plant turnaround costs—net	—	25.0	(25.0)	—		—
Goodwill	0.9	—		—		0.9
Excess purchase price	—	—		4,540.0	(c)	4,540.0
Asset retirement obligation escrow account	36.5	—		—		36.5
Investments in and advances to unconsolidated affiliates	45.6	258.8		—		304.4
Investments in auction rate securities	133.9	—		—		133.9
Investment in marketable equity securities	160.2	—		(160.2)	(e)	—
Other assets	40.9	32.9		123.0	(d)	192.9
				(1.1)	(d)
				(14.0)	(m)
				11.2	(j)

Total assets	$2,494.9	$1,599.7	$—	$3,516.1		$7,610.7

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$172.5	$87.9	$69.4	$(8.4)	(m)	$321.4
Income taxes payable	—	—	9.4	112.5	(c)	121.9
Customer advances	159.5	39.2		—		198.7
Deferred income taxes	52.6	—		—		52.6
Distributions payable to noncontrolling interest	92.1	—		—		92.1
Derivative hedge liabilities	—	0.3	0.9	—		1.2
Other	3.1	78.8	(79.7)	—		2.2

Total current liabilities	479.8	206.2	—	104.1		790.1

Long term debt	—	602.4		3,720.0	(d)	3,732.5
				(589.9)	(m)
				—
Notes payable	4.7	—		—		4.7
Deferred income taxes	68.3	76.8		(8.2)	(e)	136.9
Pension liabilities	—	27.5	(27.5)	—		—
Other noncurrent liabilities	197.2	101.2	27.5	—		325.9
Preferred stock	—	0.5		(0.5)	(c)	—
Equity:
Stockholders' equity:
Common stock	0.5	152.8		0.1	(c)	0.6
				(152.8)	(c)
Additional paid-in capital	723.5	446.1		882.0	(c)	1,605.5
				(446.1)	(c)
Retained earnings	1,048.1	12.2		(12.2)	(c)	688.9
				28.3	(e)
				(1.1)	(d)
				(179.1)	(m)
				60.7	(l)
				(145.0)	(h)
				(123.0)	(h)
Accumulated other comprehensive loss	(43.2)	(120.4)		(13.2)	(e)	(56.4)
				120.4	(c)

Total stockholders' equity	1,728.9	490.7	—	19.0		2,238.6
Noncontrolling interest	16.0	94.4		271.6	(c)	382.0

Total equity	1,744.9	585.1	—	290.6		2,620.6

Total liabilities and equity	$2,494.9	$1,599.7	$—	$3,516.1		$7,610.7

        See accompanying notes to unaudited pro forma condensed combined consolidated financial statements, which are an integral part of these statements.

CF INDUSTRIES AND TERRA

UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2009

(amounts in millions, except per share data)

	CF Holdings(a)	Terra(a)	Acquisition-Related and Other Adjustments(j)(k)		Pro forma
Net sales	$2,608.4	$1,581.4	$—		$4,189.8
Cost of sales	1,769.0	1,195.2	—		2,964.2

Gross margin	839.4	386.2	—		1,225.6
Selling, general and administrative	62.9	67.1	—		130.0
Equity in earnings of unconsolidated affiliates		(17.7)	—		(17.7)
Other operating—net	96.7	18.0	—		114.7

Operating earnings	679.8	318.8	—		998.6
Interest expense	1.5	31.8	346.1	(d)	347.3
			(8.9)	(m)
			(23.2)	(f)
Interest income	(4.5)	(4.1)	5.8	(g)	(2.8)
Loss on early retirement of debt	—	53.5	(53.5)	(f)	—
Other non-operating—net	(12.8)	—	—		(12.8)

Earnings before income taxes and equity in earnings of unconsolidated affiliates	695.6	237.6	(266.3)		666.9
Income tax provision	246.0	74.3	(106.4)	(l)	213.9
Equity in earnings of unconsolidated affiliates—net of taxes	(1.1)	14.2	—		13.1

Net earnings from continuing operations	448.5	177.5	(159.9)		466.1
Less: Net earnings attributable to the noncontrolling interest	82.9	26.0	—		108.9

Net earnings attributable to common stockholders	$365.6	$151.5	$(159.9)		$357.2

Net earnings per share attributable to common stockholders(n)
Basic	$7.54	$1.53			$6.15
Diluted	$7.42	$1.52			$6.08
Weighted average common shares outstanding(n)
Basic	48.5	99.4			58.0
Diluted	49.2	100.0			58.7

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements, which are an integral part of these statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS

a)
Basis of Presentation—The pro forma financial statements have been derived from historical consolidated financial statements of CF Industries and Terra. The unaudited pro forma adjustments are based on certain assumptions that we believe are reasonable, which are described herein. Pro forma adjustments have been included only to the extent appropriate information is known, factually supportable and reasonably available to us.

  Differences in the accounting practices or policies applied by CF Industries and Terra may exist that would materially impact the pro forma financial statements. We believe that there may be differences in accounting practices or policies of CF Industries and Terra related to, among other things, the use of hedge accounting or useful lives of depreciable assets. Because we have not yet completed an analysis of the information which would enable the estimation of any differences which may result from CF Industries' and Terra's application of differing accounting practices or policies, the extent of the adjustments that may be necessary is not known at this time and no pro forma adjustments have been recorded to conform accounting practices or policies.

  The pro forma financial statements do not reflect any cost savings from operating efficiencies or synergies, or any expenditures related to restructuring actions to achieve cost savings. The effects of both cost savings and expenditures for restructuring could materially impact the pro forma financial statements. Costs incurred by Terra of $18.0 million and net costs incurred by CF Industries of $41.5 million associated with CF Industries' prior exchange offer and proposals to acquire Terra, CF Industries' costs of evaluating and responding to Agrium's proposed acquisition of CF Industries and gains recognized by CF Industries on the sale of Terra Industries Inc. common stock have not been eliminated from the pro forma financial statements.

b)
Reclassification on the Pro Forma Balance Sheet—Certain financial statement line items included in CF Industries' and Terra's historical presentation have been recast to conform the presentations of the companies, including a reclassification of CF Industries' derivative liabilities consistent with Terra's presentation and reclassification of Terra's deferred turnaround cost, accrued liabilities, income taxes payable and pension liabilities consistent with CF Industries' presentation. These reclassifications had no impact on the financial position, historical operating earnings or net earnings from continuing operations reported by CF Industries or Terra. There may be additional differences in presentation applied by CF Industries and Terra upon further review of Terra's financial records that could materially impact the pro forma financial statements.

c)
Purchase Price—In the Terra acquisition, CF Industries acquired 100% of the outstanding shares of Terra Industries Inc. common stock, including unvested restricted stock, for consideration consisting of 0.0953 shares of CF Holdings common stock and $37.15 in cash for each share of Terra Industries Inc. common stock.

  Based on the number of shares acquired and the closing price per share of CF Holdings common stock on April 1, 2010, the last trading day before consummation of the exchange offer, of $92.41 per share, the purchase consideration is $4,647.1 million. This includes the consideration paid for Terra Industries Inc.'s unvested restricted stock and unvested Terra Industries Inc. stock-based awards, each of which vested upon consummation of the exchange offer. Holders of the unvested restricted stock received the same consideration per share as other holders of Terra Industries Inc. common stock as described above. Holders of unvested Terra Industries Inc. stock-based awards received cash payments in accordance with the merger agreement based on the number of shares of Terra Industries Inc. common stock subject to such awards valued at $45.96 per share, which represents $37.15 per share plus 0.0953 times the average price of CF Holdings common stock for 10 consecutive trading days

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  ending two days prior to April 5, 2010, the date of the acceptance of shares of Terra Industries Inc. common stock for payment in the exchange offer.

  CF Industries utilized available Terra cash as a source of funding for the transaction. A portion of Terra's available cash was held in a foreign Terra subsidiary. The pro forma financial statements assume the repatriation of the cash from that foreign Terra subsidiary to a domestic Terra subsidiary, resulting in income tax liabilities and additional excess purchase price of $112.5 million at December 31, 2009. However, once more information is known, CF Industries ultimately may be able to take other actions to access this cash.

  The amount by which the purchase price exceeds the book value of the net assets acquired as of December 31, 2009 is $4,540.0 million, calculated as follows:

December 31, 2009
(amounts in millions, except per share data)
Terra shares of common stock acquired	99.9
Terra shares of unvested restricted stock, which vested on April 5, 2010	0.2
Terra shares of common stock issued upon conversion of Terra preferred stock	0.1

Total Terra shares of common stock acquired	100.2
Exchange ratio	0.0953

Number of shares of CF Holdings common stock issued in exchange	9.5
Closing price of CF Holdings common stock	$92.41

Fair value of consideration of CF Holdings common stock issued in exchange	$882.1

Total Terra shares acquired	100.2
Cash consideration per share of Terra Industries Inc. common stock	$37.15

Cash consideration paid	$3,721.2

Cash consideration paid on Terra Industries Inc. stock-based awards	$43.8

Total purchase price	$4,647.1

  Terra's noncontrolling interest represents third-party interest in the publicly held common units of TNCLP. As part of acquisition accounting, noncontrolling interest is required to be recorded at fair value on the books of the acquirer. For the purposes of the pro forma financial statements, we have assumed that the fair value of the noncontrolling interest is equal to the market value of TNCLP's

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  common units closing price of $79.34 on April 1, 2010. The fair value of the noncontrolling interest as of December 31, 2009 of $366.0 million was calculated as follows:

December 31, 2009
(amounts in millions, except per unit data)
Closing price of TNCLP common units	$79.34
TNCLP common units held by third parties	4.6

Fair value of noncontrolling interest	$366.0
Terra recorded noncontrolling interest at December 31, 2009	94.4

Excess fair value of noncontrolling interest	$271.6

  The following table sets forth the calculation of excess purchase price included in the pro forma balance sheet:

December 31, 2009
(amounts in millions)
Total purchase price	$4,647.1
Excess fair value of noncontrolling interest	271.6

Total to be allocated	4,918.7

Book value of net assets acquired at December 31, 2009	490.7
Reduction of Terra net assets for:
Recognition of tax liability for assumed repatriation action	(112.5)
Additional paid-in capital associated with the conversion of preferred stock to common stock (see note (i))	0.5

Adjusted book value of net assets acquired	378.7

Excess purchase price	$4,540.0

  As we have not completed detailed valuation analyses necessary to arrive at the estimated fair market value of the Terra assets acquired and liabilities assumed and the related allocations of purchase price, we have characterized the amount by which the purchase price exceeds the reported book value of the assets acquired and liabilities assumed as excess purchase price, and have not allocated any amounts to reflect the fair market value of the assets acquired and liabilities assumed or considered any related income tax effects that could result from such allocation. We have not yet completed the valuation analyses necessary to estimate the fair values of the net assets of Terra and TNCLP as of the closing date. We will reduce the excess purchase price reflected in the pro forma balance sheet for the amounts allocated to the fair value of Terra's net assets, including property, plant and equipment, equity investments and any identified intangible assets and record the related income tax effects, as applicable. In connection therewith, we may identify additional charges to the pro forma statement of operations, for example, due to additional depreciation of property, plant and equipment or amortization of identified finite-lived intangible assets, or may identify additional tangible or intangible assets or liabilities that have not been included on the pro forma balance sheet.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

d)
Financing—To finance the transactions, CF Industries obtained senior bank financings of $4,050.0 million under credit facilities from Morgan Stanley Senior Funding, Inc., Morgan Stanley Bank, N.A. and The Bank of Tokyo–Mitsubishi UFJ, Ltd., consisting of:

•
a $2,000.0 million term loan facility;

•
a $300.0 million revolving credit facility; and

•
a $1,750.0 million bridge facility.

  We have assumed there will be no borrowings under the revolving credit facility in connection with the transactions, so the unused commitment fee on the revolving credit facility will be 0.75% of the total $300.0 million commitment. The term loan facility has a 5-year maturity, an effective interest rate of 5.3% and was issued with original issue discount of 1.5%. Principal amortization on the term loan facility is 1% annually. Interest rates may be increased or decreased in the circumstances described below, in addition to post-default rate increases of 2% per annum.

  Borrowings under the bridge facility carry an initial interest rate equal to LIBOR plus a margin of 8.00% with the minimum LIBOR rate not less than 2.00%. The pro forma financial statements reflect that the interest rate on borrowings under the bridge facility is initially 10.0% and that, pursuant to the terms of the bridge facility, such interest rate will increase by 1.0% each 30 days, subject to an interest rate cap of 12.5%. Borrowings under the bridge facility will automatically convert to 7-year extended term loans (from the date of the initial borrowing under the bridge facility) that accrue interest at the interest rate cap if not refinanced within 12 months of issuance. The bridge facility is assumed to remain outstanding for the full year.

  The interest rates for borrowings under the term loan facility, the revolving credit facility and the bridge facility and the interest rate cap for the bridge facility may be increased in specific circumstances, provided that the weighted average interest rate for borrowings under the term loan facility, the bridge facility and the revolving credit facility may not exceed an agreed upon amount. The applicable margin on the term loan facility and the revolving credit facility borrowings may be decreased by 0.5% provided that the bridge facility is repaid and CF Holdings can successfully effect a public offering of shares of CF Holdings common stock by September 30, 2010. In addition, the applicable margin and the commitment fee on the revolving credit facility may be subsequently reduced should CF Industries meet specified leverage ratios.

  At December 31, 2009, the pro forma balance sheet reflects the borrowing of $3,720.0 million which represents borrowings of $2,000.0 million under the term loan facility, net of $30.0 million of original issue discount, and $1,750.0 million under the bridge facility. Based on the maturity dates, the net amounts reflected on the pro forma balance sheet include the long-term borrowings of $3,720.0 million that are shown in long-term debt and an increase in other assets of $123.0 million reflecting the capitalization of debt issuance costs, resulting in an increase in cash of $3,597.0 million. The pro forma balance sheet also reflects the write-off of $1.1 million of debt issuance costs associated with CF Industries' previous revolving credit facility.

  Sensitivity to the impact on interest expense from changes in interest rates on the term loan facility and the bridge facility is provided below. The estimated incremental impact of interest expense, amortization of the discount, amortization of the debt issuance costs and certain commitment fees related to the new credit facilities on the pro forma statement of operations is $346.1 million for the

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  year ended December 31, 2009. The following table sets forth the pro forma adjustments impacting the pro forma statement of operations:

Year ended December 31, 2009
(amounts in millions)
Interest expense on term loan facility	$105.7
Interest expense on bridge facility(1)	217.8
Amortization of debt issuance costs(2)	22.1
Incremental increase in CF Industries' commitment fee(3)	1.6
Elimination of Terra's annual commitment fee(4)	(1.1)

Net impact on interest expense	$346.1

(1)
The interest expense calculation for the bridge facility assumes that the bridge facility remains outstanding for the full year.

(2)
Amortization of debt issuance costs of the term loan facility and revolving credit facility is on a straight-line basis over 5 years. Debt issuance costs for the bridge facility are amortized on a straight-line basis over 7 years.

(3)
CF Industries' incremental commitment fee reflects the new $300 million revolving credit facility with an annual commitment fee rate of 0.75%, versus the current $250 million revolving credit facility with an annual commitment fee rate of 0.25%.

(4)
The elimination of Terra's commitment fee includes elimination of $200 million of available credit with an annual effective commitment fee rate of 0.53%.

  The table below illustrates the sensitivity of interest expense on the term loan facility and bridge facility from a range of changes in the underlying interest rates as follows:

	Change in Annual Pro Forma Interest Expense for Year ended December 31, 2009
	Dollar Change	% Change
	(amounts in millions)
100 basis points increase	$36.7	11.3%
50 basis points increase	18.4	5.7%
10 basis points increase	3.7	1.1%
10 basis points decrease	(1.7)	(0.5)%
50 basis points decrease	(8.4)	(2.6)%
100 basis points decrease	(17.0)	(5.2)%
e)
Investment in Terra Industries Inc. Common Stock and Short-Term Investments—CF Industries acquired 7.0 million shares of Terra Industries Inc. common stock in the third quarter of 2009. The investment in Terra Industries Inc. common stock was recorded as an available-for-sale investment, with all unrealized gains and losses recorded in other comprehensive income. In December 2009, CF Industries sold approximately 2.0 million shares and recognized a pre-tax gain of $11.9 million. CF Industries recognized in accumulated other comprehensive income an unrealized holding gain of $21.4 million on the remaining shares held as of December 31, 2009. In January 2010, CF Industries sold the remaining 5.0 million shares of Terra Industries Inc. common stock for $167.1 million and recognized a gain of $28.3 million. The sale of CF Industries' remaining equity interest in Terra Industries Inc. resulted in an increase in cash of $167.1 million, elimination of investment in

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  marketable equity securities of $160.2 million, elimination of the unrealized holding gains in accumulated other comprehensive income of $13.2 million (net of taxes), and recognition of a $28.3 million gain in retained earnings. The $11.9 million pre-tax gain recognized in CF Industries' statement of operations for the year ended December 31, 2009 has not been eliminated from the pro forma statement of operations.

  The pro forma balance sheet also includes an adjustment to reflect the sale of short-term investments of $185.0 million as of December 31, 2009.

f)
Terra Senior Notes Due 2017—On October 27, 2009, Terra completed a cash tender offer and consent solicitation for its outstanding 7% senior notes due 2017. At the close of the tender offer, Terra received tenders from holders of approximately $317.5 million aggregate principal amount of its senior notes due 2017, representing 96.2% of the then outstanding Terra senior notes due 2017. Approximately $12.5 million of the Terra senior notes due 2017 remained outstanding as of December 31, 2009. Terra funded the purchase of the tendered Terra senior notes due 2017 with the proceeds from the offering of its 7.75% senior notes due 2019 in October 2009. See note (m) in the accompanying notes to the pro forma financial statements. The loss on early retirement of debt is as follows:

Year ended December 31, 2009
(amounts in millions)
Tender premium	$48.8
Accelerated amortization of deferred financing fees	4.5
Estimated fees	0.2

Estimated loss on early retirement of debt	$53.5

  The pro forma statement of operations for the year ended December 31, 2009 reflects the elimination of the $53.5 million loss on the early retirement of debt, an adjustment for the elimination of interest expense on the Terra senior notes due 2017 that were repurchased in the tender offer and the elimination of the amortization of debt issuance costs associated with these notes. The following table illustrates the pro forma adjustments impacting the pro forma statement of operations for the year ended December 31, 2009:

Year ended December 31, 2009
(amounts in millions)
Elimination of interest expense on Terra senior notes due 2017(1)	$(18.2)
Elimination of amortization expense associated with debt issuance costs(2)	(5.0)

Total reduction of interest expense	$(23.2)

(1)
Interest expense assumes a 360-day interest basis on $317.5 million at an interest rate of 7%.

(2)
Amortization of debt issuance costs assumes $6.4 million of debt issuance costs amortized on a straight-line basis over ten years (the term of the Terra senior notes due 2017).

  The pro forma financial statements reflect our expectation, based on currently available information and our analysis to date, that the remaining $12.5 million of outstanding Terra senior notes due 2017 will not be redeemed and will remain outstanding after the transactions.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

g)
Interest Income—The pro forma statement of operations for the year ended December 31, 2009 reflects the reduction of interest income due to the use of cash and cash equivalents used to repay the Terra senior notes due 2019 and to fund the transaction. The following table illustrates the pro forma adjustments impacting the pro forma statement of operations for the year ended December 31, 2009:

Year ended December 31, 2009
(amounts in millions, except as noted)
Assumed average cash and investment balance	$475.0
Annual interest income rate(1)	0.6%

Pro forma interest income	$2.8
CF Industries and Terra combined historical interest income	8.6

Interest income lost	$5.8

(1)
Annual interest rate has been calculated as CF Industries' and Terra's combined interest income divided by CF Industries' and Terra's combined average cash, cash equivalents and short-term investments balances for the period presented.
h)
Transaction Costs—For the year ended December 31, 2009, Terra incurred costs of $18.0 million related to responding to CF Industries' prior exchange offer and proposals to acquire Terra, which are reflected in the Terra column in the pro forma statement of operations for the year ended December 31, 2009. CF Industries incurred net costs of $41.5 million associated with its prior exchange offer and proposals to acquire Terra and with evaluating and responding to Agrium's proposed acquisition of CF Industries and recognized gains on the sale of Terra Industries Inc. common stock, which net costs and gains are reflected in the CF Industries column in the pro forma statement of operations for the year ended December 31, 2009. These transaction costs and CF Industries' gains on the sale of Terra Industries Inc. common stock have not been eliminated from the pro forma statement of operations for the year ended December 31, 2009.

  Terra and Yara agreed to a $123.0 million termination fee that was paid by CF Industries (on Terra's behalf) to Yara upon the termination of the merger agreement between Terra and Yara on March 12, 2010. The payment of the $123.0 million termination fee is reflected in the pro forma balance sheet as a decrease in both cash and retained earnings at December 31, 2009.

  We estimate that additional transaction expenses of approximately $145.0 million related to the transactions will be incurred, which will be reflected as expenses of the combined companies in the periods in which the expenses are incurred, but are not reflected in the pro forma statement of operations, as the expenses are non-recurring. Some of these costs may be deductible for income tax purposes. However, we have not made this determination yet and, accordingly, no income tax benefit has been assumed. The $145.0 million of estimated additional transaction expenses has been reflected in the pro forma balance sheet at December 31, 2009 as a reduction of cash and retained earnings.

i)
Conversion of Terra Industries Inc. Preferred Stock—Terra Industries Inc. preferred stock with a carrying value of $0.5 million was outstanding at December 31, 2009. On March 15, 2010, all Terra Industries Inc. preferred stock converted to Terra Industries Inc. common stock at a rate of 120.4819 shares of common stock per preferred share. Accordingly, we have reflected an adjustment in the pro forma balance sheet at December 31, 2009 to recognize the conversion of the preferred stock and to record additional paid-in capital of $0.5 million to reflect the issuance of 60,241 shares of Terra Industries Inc. common stock. The conversion of the Terra Industries Inc. preferred stock into Terra

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  Industries Inc. common stock and the exchange of such common stock for CF Holdings common stock are reflected in the pro forma financial statements.

j)
Compensation Arrangements—Several of Terra's executive officers have entered into agreements with Terra that include severance and other arrangements that occur upon a change of control if Terra terminates the employment relationship, or if the respective executive terminates the employment relationship because the executive's position with Terra has materially and negatively changed following a change in control, referred to as without cause or for good reason. On April 5, 2010, all of Terra's unvested restricted stock vested due to the change in control and, in accordance with the merger agreement, was exchanged for cash and shares of CF Holdings common stock at the exchange ratio, and Terra's stock-based awards vested due to the change in control and, in accordance with the merger agreement, were paid out in cash as described in note (c) in the accompanying notes to the pro forma financial statements. These awards were paid based on the number of Terra shares subject to such award valued at $45.96 per share. This value was calculated as $37.15 per share plus 0.0953 times the average price of CF Holdings common stock for 10 consecutive trading days ending two days prior to April 5, 2010, the date of the acceptance of shares of Terra Industries Inc. common stock for payment in the exchange offer.

  In addition, payments of $20.8 million would need to be made to certain employees if those employees are terminated following a change in control. No decisions have been made regarding the evaluation of staffing or employment levels, the extent of any adjustment relating to change of control payments to these or any other executive officers or employees that may be necessary is not known and no pro forma adjustments have been recorded.

  Under Terra's 2010 Officers and Key Employees Annual Incentive Plan, upon a change in control, a participant that remains employed through December 31, 2010 will receive his or her full bonus under the plan calculated as the greater of (i) target performance and (ii) actual performance during the quarters completed through the effective time of the change of control. If the employee is terminated without cause or for good reason, the participant will be entitled to a prorated bonus through the participant's termination date. Payments of $2.0 million would need to be made to the participants upon a change in control and termination without cause or for good reason.

  On February 12, 2010, the board of directors of Terra approved the establishment of a "rabbi trust", which is intended to provide a source of funds to assist Terra in meeting its liabilities under its existing excess benefits plan, or SERP. Pursuant to the terms of the rabbi trust, within five days following a change in control, Terra was obligated to make an irrevocable contribution to the rabbi trust in an amount such that the rabbi trust would, immediately following such contribution, hold assets sufficient to pay each SERP participant or beneficiary his or her accrued benefits under the SERP as of the date of the change in control. On April 1, 2010, Terra contributed approximately $11.2 million to the rabbi trust. The contribution to the rabbi trust has been reflected in the pro forma balance sheet in the pro forma column as a reduction in cash and increase in other assets.

k)
Derivatives—Terra enters into derivative transactions related to foreign currency transactions, natural gas purchase transactions, and the selling price of nitrogen products. Terra accounts for certain of these derivatives as accounting hedges in accordance with ASC Topic 815—Derivatives and Hedging. In accordance with these rules, all other derivatives are recorded at fair value on Terra's consolidated balance sheet. At December 31, 2009, Terra reported no margin deposits with derivative counterparties, assets related to derivative transactions of $9.1 million and liabilities related to derivative transactions of $0.3 million in its consolidated balance sheet.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  CF Industries will not continue to designate any of these derivatives as hedges under ASC Topic 815. CF Industries has not yet determined if the derivative hedge liability, or any other liability related to purchasing or hedging activities, will be accelerated by a change in control. Accordingly, there may be adjustments related to the evaluation of the hedging relationships or the payment of any liabilities related to purchasing or hedging that are impacted by a change in control that could materially impact the pro forma financial statements.

l)
Income Taxes—The income tax effects reflected in the pro forma adjustments are based on an estimated statutory tax rate of 40%. The pro forma balance sheet includes the following:

•
an adjustment of $60.7 million, which consists of an adjustment of $71.6 million that represents the estimated tax impact of the $179.1 million loss on the extinguishment of the Terra senior notes due 2019, an adjustment of $0.4 million that reflects the tax impact of the $1.1 million write-off of debt issuance costs associated with CF Industries' previous revolving credit facility, and an offsetting adjustment of $11.3 million to reflect the tax impact of the $28.3 million gain recognized on the sale of Terra Industries Inc. common stock; and

•
an adjustment of $112.5 million to reflect income tax liabilities incurred on the assumed repatriation of cash from a foreign Terra subsidiary to a domestic Terra subsidiary. As discussed in note (c) in the accompanying notes to the pro forma financial statements, these tax liabilities would result in additional excess purchase price at December 31, 2009.

  Additionally, we have not completed a review of Terra's deferred tax assets and liabilities, so there may be further adjustments that could materially impact the pro forma financial statements. We have characterized the entire amount by which the purchase price exceeds the reported book value of the assets acquired and liabilities assumed as excess purchase price, and no tax impact has been reflected on this adjustment.

m)
Redemption of Terra Senior Notes Due 2019—On October 26, 2009, Terra issued $600.0 million of senior notes due 2019. The Terra senior notes due 2019 have an interest rate of 7.75% per annum and were issued at a price equal to 98.298% of their face value. Net proceeds related to the Terra senior notes due 2019 offering were as follows:

Terra Senior Notes due 2019
(amounts in millions)
Face value	$600.0
Discount	(10.2)

Debt net of discount	589.8
Estimated fees	(14.4)

Net proceeds	$575.4

  The pro forma financial statements reflect the redemption of 100% of the Terra senior notes due 2019 at a redemption price equal to 100% of the principal amount of the notes redeemed plus the applicable premium as of the applicable redemption date and accrued and unpaid interest. The applicable premium with respect to any senior note due 2019 on any redemption date is the greater of (1) 1% of the principal amount of such note and (2) the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of such note at November 1, 2014, plus (ii) all required interest payments due on such note through November 1, 2014 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the applicable treasury rate

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  specified in the indenture governing the Terra senior notes due 2019 as of the redemption date plus 50 basis points; over (b) the then outstanding principal amount of such note.

  Accordingly, the pro forma balance sheet at December 31, 2009 reflects the use of cash and cash equivalents for the redemption of the outstanding Terra senior notes due 2019. The following table illustrates the pro forma adjustments for the Terra senior notes due 2019 impacting the pro forma balance sheet at December 31, 2009:

Terra Senior Notes due 2019
(amounts in millions)
Face value of Terra senior notes due 2019	$600.0
Applicable premium(1)	138.7

Total paid to debt holders	738.7
Book value of Terra senior notes due 2019	589.9

Loss on extinguishment of Terra senior notes due 2019 before taxes	(148.8)
Additional interest expense due at redemption(2)	(16.3)
Write-off of debt issuance costs associated with Terra senior notes due 2019	(14.0)

Total impact on retained earnings before taxes	$(179.1)

(1)
The premium was calculated based on the applicable treasury rate specified in the indenture governing the Terra senior notes due 2019 as of May 12, 2010, the assumed redemption date.

(2)
Additional interest expense represents interest expense for the period of January 1, 2010 through May 12, 2010, the assumed redemption date.

  The $763.4 million payment to redeem the outstanding Terra senior notes due 2019 includes the $600.0 million face value, the $138.7 million premium, $8.4 million of accrued interest at December 31, 2009 and $16.3 million of additional interest expense for the period of January 1, 2010 through May 12, 2010, the assumed redemption date.

  An adjustment to the pro forma statement of operations for the year ended December 31, 2009 has been reflected for the elimination of interest expense on the Terra senior notes due 2019 and the amortization of debt issuance costs associated with these notes. The following table illustrates the pro forma adjustments impacting the pro forma statement of operations:

Year ended December 31, 2009
(amounts in millions)
Elimination of interest expense on Terra senior notes due 2019(1)	$(8.5)
Elimination of amortization expense associated with debt issuance costs(2)	(0.4)

Total reduction of interest expense	$(8.9)

(1)
Interest expense assumes a 360-day interest basis on $600.0 million at an interest rate of 7.75%.

(2)
Amortization of debt issuance costs assumes $13.5 million of debt issuance costs associated with the Terra senior notes due 2019 and $0.8 million of debt issuance costs associated with refinancing Terra's

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  revolving credit facility, which are amortized on a straight-line basis over the term of the Terra senior notes due 2019 (ten years) and Terra's revolving credit facility (three years), respectively.

n)
Net Earnings per Share Attributable to Common Stockholders—The unaudited pro forma consolidated net earnings per share attributable to common stockholders is calculated based on the exchange of all outstanding Terra Industries Inc. common stock for CF Holdings common stock and cash. This exchange includes the conversion of Terra Industries Inc. unvested restricted stock. The incremental number of common shares issued by CF Holdings in this exchange is 9.5 million. The calculation of pro forma net earnings per share attributable to CF Industries for the year ended December 31, 2009 is summarized below:

Year ended December 31, 2009
(amounts in millions, except per share amounts)
Pro forma net earnings from continuing operations	$466.1
Net earnings attributable to noncontrolling interest in subsidiaries	(108.9)

Net earnings attributable to CF Industries	$357.2

Basic:
CF Holdings weighted average common shares	48.5
Equivalent Terra common shares after exchange	9.5

Pro forma weighted average basic common shares	58.0

Diluted:
CF Holdings weighted average common shares	49.2
Equivalent Terra common shares after exchange	9.5

Pro forma weighted average diluted common shares	58.7

Basic net earnings per common share attributable to CF Industries	$6.15
Diluted net earnings per common share attributable to CF Industries	$6.08

OVERVIEW OF FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

        You should read the following overview in conjunction with "Unaudited Pro Forma Condensed Combined Consolidated Financial Statements," "Capitalization" and "Use of Proceeds," included elsewhere in this prospectus supplement, CF Industries' and Terra's consolidated financial statements and accompanying notes incorporated by reference in this prospectus supplement, and Items 7 (Management's Discussion and Analysis of Financial Condition and Results of Operations) and 7A (Quantitative and Qualitative Disclosures About Market Risk) in the Annual Reports on Form 10-K for the fiscal year ended December 31, 2009 of each of CF Holdings and Terra Industries Inc., which are incorporated by reference in this prospectus supplement. See "Where You Can Find More Information." CF Industries' and Terra's consolidated financial statements and accompanying notes incorporated by reference in this prospectus supplement and Items 7 and 7A in CF Holdings' and Terra Industries Inc.'s Annual Reports on Form 10-K for the fiscal year ended December 31, 2009 do not reflect or otherwise give effect to the transactions, this offering of notes or the CF Holdings common stock offering.

Overview

        The Terra acquisition requires us to incur significant debt. As of December 31, 2009, on a pro forma basis giving effect to the transactions, we had approximately $3.74 billion of total indebtedness, including $1.97 billion under the term loan facility and $1.75 billion under the bridge facility. We expect that the application of the net proceeds from this offering of notes will result in the repayment of $1.55 billion of bridge facility borrowings.

        Assuming the consummation of the CF Holdings common stock offering in an aggregate amount of $1.15 billion, and assuming that all of the net proceeds of this offering of notes will have been applied to repay outstanding borrowings under the bridge facility, borrowings under the bridge facility will be fully repaid and borrowings under the term loan facility will be reduced to approximately $1.07 billion. There can be no assurance that the CF Holdings common stock offering can be consummated on terms acceptable to us or at all or that, if consummated, it will be for the amount contemplated. This offering of notes is not conditioned on the consummation of the CF Holdings common stock offering.

        We have a revolving credit facility, which provides for borrowings for working capital requirements and for general corporate purposes. The revolving credit facility initially provided for up to $300 million of borrowings outstanding at any time. On April 15, 2010, we and the lead arrangers agreed to increase the amount available under the revolving credit facility to $500 million. At April 15, 2010, approximately $17.1 million of letters of credit were outstanding under the revolving credit facility. On a pro forma basis giving effect to the transactions, as of December 31, 2009, $500 million was available for borrowing under the revolving credit facility, reflecting no outstanding borrowings or letters of credit thereunder.

        TNLP has a revolving credit facility which is available for borrowings only by TNLP of up to $50 million at any time outstanding. In connection with the Terra acquisition, on April 2, 2010, TNLP entered into a waiver with the lenders under the TNLP facility. The waiver provides for the waiver of the "change of control" event of default that would have resulted from the Terra acquisition. The waiver is effective through July 1, 2010. We are currently considering options to replace the TNLP facility. There can be no assurance, however, that the TNLP facility can be replaced on terms acceptable to us or at all. At April 9, 2010, no amounts were outstanding under the TNLP facility.

        For a description of certain of our indebtedness, including the credit facilities, see "Description of Certain Other Indebtedness."

        Our primary source of cash is cash from operations, which includes customer advances. Our primary uses of cash are for operating costs, working capital, capital expenditures, debt service requirements, investments and dividends. Our working capital requirements are affected by several factors, including demand for our products, selling prices for our products, raw material costs, freight costs and seasonal factors inherent in the business. Under our short-term investment policy, we invest our excess cash balances in several types of securities, including notes and high investment grade bonds issued by governmental entities or corporations, and money market funds. Securities issued by governmental agencies include those issued directly by the U.S. government; those issued by state, local or other governmental entities; and those guaranteed by entities affiliated with governmental entities.

Cash Balances

        As of December 31, 2009, on a pro forma basis giving effect to the transactions, we had cash and cash equivalents of $339.9 million and $790.1 million of total current liabilities, of which $198.7 million was attributable to customer advances.

Auction Rate Securities

        As of December 31, 2009, on a pro forma basis giving effect to the transactions, our investments in auction rate securities, which we do not consider to be liquid investments, were $133.9 million, after reflecting a $4.5 million unrealized holding loss against a par value of $138.4 million. For a detailed description of investment in auction rate securities, see "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing in Item 7 of CF Holdings' Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and incorporated by reference herein.

Synergies

        We have identified substantial synergy value that we expect will generate $105-135 million in annual cost synergies, through headquarters consolidation, optimizing transportation and distribution networks and generating greater economies of scale in procurement and purchasing. The details of the expected annual cost synergies are as follows:

(in millions)
SG&A	$55 - 65
Logistics and railcar leases	25 - 30
Purchases/procurement	10 - 15
Distribution facilities optimization	5 - 10
Other	10 - 15

Total	$105 - 135

        We expect to realize these synergies within two years after the closing of the Terra acquisition at an expected one-time cost of $40-60 million. We also expect to achieve a one-time cash benefit of approximately $30-60 million from a reduced inventory requirement.

Capital Spending

        In our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, we stated that we expected to spend approximately $150 million to $200 million on routine capital expenditures in 2010, including approximately $18 million for capital expenditures at CFL. In its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, Terra stated that it expected 2010 plant and equipment purchases of $175 million to $180 million consisting primarily of $90 million to $95 million in expenditures for replacement of equipment or to improve operating results at its manufacturing facilities and approximately $85 million to $90 million for the expansion of the Woodward, Oklahoma production facility and that it estimated 2010 plant turnaround costs would approximate $25 million to $30 million. We are evaluating our capital spending plans for 2010 in light of the Terra acquisition and our increased indebtedness resulting from the financing of the Terra acquisition, and we expect to reduce planned capital expenditures relative to the amounts described in our and Terra's Annual Reports on Form 10-K for the fiscal year ended December 31, 2009, respectively.

Forward Pricing Program (FPP)

        Any cash payments received in advance from customers in connection with the FPP are reflected on our balance sheet as a current liability until the related orders are shipped, which may be several months after the order is placed. As is the case for all of our sale transactions, revenue is recognized when title and risk of loss transfers upon shipment or delivery of the product to customers. As of December 31, 2009 and December 31, 2008, we had approximately $159.5 million and $347.8 million, respectively, in customer advances on our consolidated balance sheet. As a result of the use a significant portion of our cash and cash equivalents in connection with the transactions, customer advances may become an increasingly significant component of our balance sheet. As of December 31, 2009, on a pro forma basis giving effect to the transactions, our current liability for customer advances equaled approximately 58% of our cash and cash equivalents.

INDUSTRY OVERVIEW

        Fertilizers serve an important role in global agriculture by providing vital nutrients that help increase both the yield and the quality of crops. The three main nutrients required for plant growth are nitrogen, phosphate and potash. According to the IFA, global agricultural consumption for the three principal crop nutrients in 2008 was approximately 169 million tonnes—comprising 101 million tonnes, or 60%, of nitrogen, 39 million tonnes, or 23%, of phosphate and 29 million tonnes, or 17%, of potash.

        The performance of the global fertilizer industry is driven by several key factors, including population growth, changes in dietary habits, planted acreage and fertilizer application rates, available production capacity and operating rates, raw material costs, government policies and global trade. According to a 2009 report by the USDA, the global consumption of coarse grains, a key food staple, grew steadily between 1990 and 2002 and at an accelerated rate beginning in 2003. According to the OECD-FAO, global consumption of coarse grain is expected to have a compound annual growth rate, or CAGR, of 1.6% per year between 2008 and 2018.

Global Coarse Grains Production and Consumption
(million Tonnes)

      Sources    USDA Production, Supply and Distribution Online; OECD-FAO Agricultural Outlook

        To meet growing demand, we believe that increases in crop production will come primarily from improved crop yields because the amount of arable land for agriculture is limited. Historically, yield improvement has been driven by the use of higher quality seed, more efficient farming practices and increased fertilizer application. According to Fertecon, a fertilizer industry consultant, global consumption of nitrogen and phosphate fertilizers is projected to grow from 2008 to 2020 at CAGRs of 1.7% and 3.2%, respectively, and North American consumption of nitrogen and phosphate fertilizers is projected to grow during the same period at CAGRs of 1.1% and 2.4%, respectively.

        In 2008 and 2009, world consumption of nitrogen, phosphate and potash declined due to a combination of historically high prices for all three nutrients, an unwillingness on the part of purchasers to build fertilizer inventories in a volatile pricing environment and reduced availability of credit in certain regions of the world. The decline in consumption of nitrogen was significantly less than the decline in consumption of phosphate or potash. We believe that this pattern resulted from the agronomic fact that nitrogen, unlike phosphate and potash, must be applied to crops every year in order to maintain yields.

World Nitrogen Fertilizer Consumption
(million Tonnes Nitrogen)

      Source    Fertecon, Nitrogen Fertilizer Data File Issue No. 51, March 2010

World Phosphate Fertilizer Consumption
(million Tonnes P2O5)

      Source    Fertecon, Phosphate Fertilizer Data File Issue No. 65, January 2010

Nitrogen Fertilizer

        The principal nitrogen fertilizers are ammonia, urea, UAN and AN. In 2008, these four fertilizers together accounted for approximately 76% of global nitrogen fertilizer consumption and approximately 87% of U.S. nitrogen fertilizer consumption.

        Natural gas is the principal raw material used to produce nitrogen fertilizers, accounting for as much as 90% of the cost of producing ammonia, which is the building block for the other nitrogen fertilizers.

        While the Middle East and Trinidad have a significant natural gas cost advantage, the natural gas costs for North American producers are below the costs for two major nitrogen exporters, the Ukraine and Western Europe.

World Natural Gas Prices
($ per million Btu)

      Source    Fertecon, Ammonia Outlook 2009, March 2010

        We believe that, factoring in transportation costs, North American fertilizer producers have a significant cost advantage for nitrogen delivered to the United States compared to the Ukraine and Western Europe, and are competitive with Russian producers, another major exporting country.

U.S. Delivered Ammonia Supply Cost—U.S. Gulf
($ per Tonne)

      Source    Fertecon, Ammonia Outlook 2009, March 2010

Phosphate Fertilizer

        The principal phosphate fertilizers are DAP and MAP. According to Fertecon, for 2006 through 2008, DAP and MAP accounted for over 75% of U.S. phosphate fertilizer consumption and over 65% of global phosphate fertilizer, based on tons of P2O5, the basic measure of nutrient content in phosphate fertilizer products. The United States has substantial phosphate rock reserves and is the world's largest exporter of DAP and MAP. In 2008, the United States accounted for over 20% of global DAP and MAP capacity and exported approximately 47% of its production.

        Phosphate fertilizers including DAP and MAP are produced from phosphate rock, sulfur and ammonia. According to Fertecon, phosphate producers with captive phosphate rock reserves have a significant cost advantage over non-integrated producers that purchase phosphate rock.

U.S. DAP Raw Material Cost
($ per ton)

Integrated vs. Non-Integrated Producer

Source	Fertecon, DAP Market Update Issue No. 22, March 2010
Note	Excludes costs associated with upgrading to DAP

MANAGEMENT

        The following table sets forth our executive officers and directors, their ages as of April 1, 2010 and the positions they hold:

Name	Age	Position
Stephen R. Wilson	61	Chairman of the Board, President and Chief Executive Officer
Anthony J. Nocchiero	59	Senior Vice President and Chief Financial Officer
Douglas C. Barnard	51	Vice President, General Counsel, and Secretary
Bert A. Frost	45	Vice President, Sales and Market Development
Richard A. Hoker	45	Vice President and Corporate Controller
Wendy S. Jablow Spertus	47	Vice President, Human Resources
Philipp P. Koch	58	Vice President, Supply Chain
Lynn F. White	57	Vice President, Corporate Development
W. Anthony Will	44	Vice President, Manufacturing and Distribution
Stephen A. Furbacher	62	Lead Independent Director
Robert C. Arzbaecher	50	Director
Wallace W. Creek	71	Director
William Davisson	62	Director
David R. Harvey	70	Director
John D. Johnson	61	Director
Edward A. Schmitt	63	Director

        Stephen R. Wilson has been a member of our board of directors since April 2005 and chairman of the board since July 2005. Mr. Wilson has served as our president and chief executive officer since October 2003. Mr. Wilson joined us in 1991 as senior vice president and chief financial officer, following a lengthy career with Inland Steel Industries, Inc. Mr. Wilson is also a director of Ameren Corporation.

        Anthony J. Nocchiero joined us in April 2007 as senior vice president and chief financial officer. Before joining us, Mr. Nocchiero was chief financial officer and vice president, finance, of Merisant Worldwide, Inc., a position he held from July 2005 to March 2007. From January 2002 to July 2005, Mr. Nocchiero was self-employed as an advisor and private consultant. From January 1999 to December 2001, Mr. Nocchiero served as vice president and chief financial officer of BP Chemicals, the global petrochemical business of BP p.l.c. Prior to that, he spent twenty-four years with Amoco Corporation, including service as Amoco's vice president and controller from April 1998 to January 1999.

        Douglas C. Barnard has served as our vice president, general counsel, and secretary since January 2004. From January 2001 to July 2003, Mr. Barnard served as an executive vice president and general counsel of Bcom3 Group, Inc., an advertising and marketing communication services group (including service from January 2003 to July 2003 in a successor corporation formed to market and sell securities received in the sale of Bcom3 Group). From July 2003 until January 2004, Mr. Barnard was not employed. Previously, from August 2000 to January 2001, he was a partner in the law firm of Kirkland and Ellis. From August 1996 to July 2000, Mr. Barnard was vice president, general counsel, and secretary of LifeStyle Furnishings International Ltd., a manufacturer and distributor of residential furniture and decorative fabrics.

        Bert A. Frost has served as our vice president, sales and market development since January 2009. Before joining us in November 2008, Mr. Frost spent over 13 years with Archer-Daniels-Midland Company, where he served most recently as Managing Director–International Fertilizer/Inputs from June 2008 to November 2008 and Director–Fertilizer, Logistics and Ports Divisions, ADM–Brazil from April 2000 to June 2008. Earlier in his career, Mr. Frost held positions of increasing responsibility at Archer-Daniels-Midland and Koch Industries, Inc.

        Richard A. Hoker has served as our vice president and corporate controller since November 2007. Before joining us, Mr. Hoker spent over 11 years with Sara Lee Corporation, where he served most recently as vice president and controller from January 2007 to November 2007 and principal accounting officer from July 2007 to November 2007. Prior to being named controller, Mr. Hoker held other financial management positions of increasing responsibility at Sara Lee. Prior to joining Sara Lee, Mr. Hoker was a member of the financial advisory services consulting group at Coopers & Lybrand LLP in Chicago (now PricewaterhouseCoopers) and previously led teams in the firm's audit practice. He is a certified public accountant.

        Wendy S. Jablow Spertus has served as our vice president, human resources, since August 2007. Prior to joining us, Ms. Jablow Spertus served as the chief human resources officer of Fenwal, Inc., a medical device manufacturer, from December 2006 to July 2007. From April 2006 to July 2006, she served as vice president, human resources, of The Boler Company, a manufacturer of truck and suspension systems. Ms. Jablow Spertus spent the previous eight years with Ideal Industries, Inc., an electrical equipment manufacturer and technology design company, where she served as vice president, human resources and administration, from February 1998 to February 2006 and for six concurrent years as vice president and general manager of Ideal Industries' DataComm business unit. During March 2006 and from August 2006 to December 2006, Ms. Jablow Spertus was not employed.

        Philipp P. Koch has served as our vice president, supply chain, since January 2008 and was previously our vice president, raw materials procurement, from July 2003 to January 2008. Before joining us, Mr. Koch spent nearly 25 years in the energy industry with Amoco Corporation and BP PLC from January 1980 to July 2003.

        Lynn F. White has served as our vice president, corporate development, since June 2009. Before joining us, Mr. White was the founder and managing director of Twemlow Group LLC, a consulting firm he established in January 2008. Prior to that time, he held a number of executive positions with Deere & Company from May 2000 through December 2007, where he served most recently as president, John Deere Agri Services from May 2005 through October 2007, and vice president, Global AgServices from May 2000 through May 2005. Earlier in his career, he was senior vice president, corporate development for IMC Global Inc. and held several executive positions at FMC Corporation.

        W. Anthony Will has served as our vice president, manufacturing and distribution, since March 2009 and was previously our vice president, corporate development, from April 2007 to March 2009. Before joining us, Mr. Will was a partner with Accenture Ltd., a position he held from April 2005 to December 2006. From January 2002 to August 2004, he was vice president business development of Sears, Roebuck and Company. From January 2007 to March 2007 and from September 2004 to March 2005, Mr. Will was not employed. From January 2001 to January 2002, Mr. Will was a consultant with Egon Zehnder International, a global consulting firm. Previously, from October 1998 to January 2001, he served as vice president, strategy and corporate development, of Fort James Corporation, a global paper and consumer products company. Prior to joining Fort James, Mr. Will was a manager with the Boston Consulting Group, a global strategy consulting firm.

        Stephen A. Furbacher has been a member of our board of directors since July 2007 and serves as the chairman of our corporate governance and nominating committee and as a member of our compensation committee. Mr. Furbacher is also our lead independent director. Mr. Furbacher served as president and chief operating officer of Dynegy Inc., a provider of wholesale power, capacity and ancillary services to utilities, cooperatives, municipalities and other energy companies, from August 2005 until December 2007 and as executive vice president of Dynegy's previously owned natural gas liquids business segment from September 1996 to August 2005. He joined Dynegy in May 1996, just prior to Dynegy's acquisition of Chevron's midstream business. Before joining Dynegy, Mr. Furbacher served as President of Warren Petroleum Company, the natural gas liquids division of Chevron U.S.A. He began his career with Chevron in August 1973 and served in positions of increasing responsibility before being named President of Warren Petroleum Company in July 1994. Mr. Furbacher serves as a member of the board of directors for Valparaiso University.

        Robert C. Arzbaecher has been a member of our board of directors since August 2005 and serves as the chairman of our compensation committee and as a member of our audit committee. Mr. Arzbaecher has served as chairman of the board of Actuant Corporation, a manufacturer and marketer of industrial products and systems, since 2001 and president and chief executive officer of Actuant since 2000. From 1992 until 2000, he held various financial positions with Applied Power, Inc., Actuant's predecessor, the most recent of which was chief financial officer. Prior to 1992, Mr. Arzbaecher held various financial positions with Grabill Aerospace, Farley Industries, and Grant Thornton, a public accounting firm. Mr. Arzbaecher is a certified public accountant, and he is also a director of FMI Common Stock Fund, Inc., FMI Funds, Inc., and FMI Mutual Funds, Inc.

        Wallace W. Creek has been a member of our board of directors since August 2005 and serves as the chairman of our audit committee. Mr. Creek served as controller of General Motors Corporation from 1992 to 2002 and held several executive positions in finance at GM over a 43-year career. Mr. Creek was senior vice president of finance of Collins & Aikman Corporation, a leading manufacturer of automotive interior components, from December 2002 to June 2004. On May 17, 2005, Collins & Aikman filed a voluntary petition in the United States Bankruptcy Court for the Eastern District of Michigan seeking reorganization relief under the provisions of Chapter 11 of the United States Bankruptcy Code. Mr. Creek is also a director of Columbus McKinnon Corporation.

        William Davisson has been a member of our board of directors since August 2005. Mr. Davisson has served as the chief executive officer of GROWMARK, an agricultural cooperative system, since 1998. GROWMARK was an owner of our predecessor company, CFI, before our IPO, and GROWMARK remains one of our largest customers. From 1998 to 2005, Mr. Davisson served as a member of the board of directors of CFI, and he was chairman of the board of directors of CFI from 2002 to 2004. Mr. Davisson has worked in the GROWMARK system his entire career, since 1970, and he is a certified public accountant.

        David R. Harvey has been a member of our board of directors since August 2005 and is a member of our audit and corporate governance and nominating committees. From 2005 to 2009, Mr. Harvey also served as the chairman of our corporate governance and nominating committee and as our lead independent director. Mr. Harvey served as chairman of the board of Sigma Aldrich Corporation, a manufacturer and distributor of biochemical and organic chemicals, from 2001 to 2009. From 1999 through 2005, Mr. Harvey served as chief executive officer of Sigma Aldrich and, from 1986 until 1999, as its chief operating officer. Prior to 1986, Mr. Harvey served in various executive positions at Aldrich Chemical Company, including president and vice president–Europe, and in various sales and marketing positions at Shell International Chemical Company. Mr. Harvey has served as a director of Sigma Aldrich since 1981.

        John D. Johnson has been a member of our board of directors since August 2005. Mr. Johnson has served as the president and chief executive officer of CHS (formerly Cenex Harvest States), a diversified energy, grains, and foods company, since 2000. CHS was an owner of our predecessor company, CFI, before our IPO in August 2005, and CHS remains one of our largest customers. From 2000 to 2005, Mr. Johnson served as a member of the board of directors of CFI, and he was chairman of the board of directors of CFI from 2004 to 2005. Mr. Johnson joined Harvest States, a predecessor to CHS, in 1976, and served as president and chief executive officer of Harvest States from 1995 to 1998. From 1998 to 2000,

Mr. Johnson served as general manager and president of CHS. Mr. Johnson served as a director of Gold Kist Holdings Inc. from 2004 to 2007.

        Edward A. Schmitt has been a member of our board of directors since August 2005 and is a member of our compensation and corporate governance and nominating committees. Mr. Schmitt served as chairman of the board, chief executive officer, and president of Georgia Gulf Corporation, a major manufacturer of chemical products, from 2001 until 2008. From 1985 until 2001, he held various manufacturing and executive positions with Georgia Gulf, including executive vice president, president, and chief executive officer. Prior to 1985, Mr. Schmitt held manufacturing and engineering positions with Georgia Pacific Corporation (Georgia Gulf was created in 1985 from Georgia Pacific's commodity chemicals division), Allied Chemical Corporation, and the Aluminum Company of America. Mr. Schmitt served as a director of Georgia Gulf from 1998 to 2008.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

Credit Facilities

        The following description of the credit facilities is not complete and is qualified in all respects by reference to the related credit agreements, which CF Holdings has filed with the SEC as exhibits to a Current Report on Form 8-K incorporated by reference herein. See "Where You Can Find More Information."

        In connection with the Terra acquisition, we entered into two agreements providing for three senior secured borrowing facilities with various lenders for which Morgan Stanley Senior Funding, Inc. is acting as administrative agent and collateral agent.

Term Loan Facility and Revolving Credit Facility

        In connection with the Terra acquisition, on April 5, 2010, CF Holdings, as a guarantor, and its wholly-owned subsidiary CFI, as borrower, entered into a $2.3 billion senior secured credit agreement, referred to in this prospectus supplement as the credit agreement, with certain lenders, Morgan Stanley Senior Funding, Inc., as agent for such lenders and as collateral agent, and Morgan Stanley Senior Funding, Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as joint lead arrangers.

        The credit agreement provides for multiple-draw term loans of up to $2.0 billion under the term loan facility, or term loans. The credit agreement also provides for a revolving credit facility of up to $500 million. The revolving credit facility provides for a $50 million swingline subfacility and a $75 million letter of credit subfacility (which may be increased to up to $125 million in certain circumstances). All loans outstanding under the credit agreement must be repaid on April 5, 2015.

        Borrowings under the term loan facility have been used to fund in part the cash portion of the consideration paid to Terra Industries Inc. stockholders pursuant to the Terra acquisition, to repay all outstanding obligations under our $250 million credit facility with JPMorgan Chase Bank, N.A., to fund the redemption of the Terra notes and to pay transaction fees and expenses. The revolving credit facility is to be used primarily for working capital requirements and for general corporate purposes of CFI and its subsidiaries (subject to certain limitations). Up to $100 million of the borrowings under the revolving credit facility can also be used for the purposes discussed above with respect to the term loan facility. At April 12, 2010, $879.4 million was outstanding under the term loan facility and outstanding letters of credit issued pursuant to the letter of credit subfacility totaled approximately $17.1 million. There are no other borrowings under the revolving credit facility.

Interest; Unused Commitment Fee

        Each term loan and each loan under the revolving credit facility, or revolving loan, initially bears interest at an annual rate equal to either LIBOR (which minimum LIBOR rate shall not be less than 1.50%) plus a margin of 3.50%, or a base rate (which minimum base rate shall not be less than 2.50%) plus a margin of 2.50%. In each case, such rate is subject to a permanent reduction by 0.50% on the latest to occur of: (a) the repayment of loans made under the bridge facility, or bridge loans, in full and (b) the issuance by CF Holdings of equity interests for gross cash proceeds of at least $750 million and the application of all net cash proceeds from such issuance to repay bridge loans or term loans, but only if (a) and (b) occur on or prior to September 30, 2010. Additionally, the revolving loan margin will be reduced to LIBOR plus a margin between 2.25% and 2.75% or a base rate plus a margin between 1.25% and 1.75% if CFI maintains certain leverage ratios as set forth in the credit agreement and the term loan margin will be reduced to LIBOR plus a margin of 2.75% or a base rate plus a margin of 1.75% if CFI maintains certain leverage ratios as set forth in the credit agreement. Unused loan commitments under the revolving credit facility are subject to an unused commitment fee of 0.75% per annum; provided that while CFI maintains certain leverage ratios, the unused commitment fee will be reduced to 0.50% per annum or 0.375% per annum, as applicable.

Prepayments and Repayments; Reductions in Commitments

        Each of the term loan facility and the revolving credit facility may be voluntarily repaid from time to time without premium or penalty other than customary breakage costs with respect to LIBOR loans. The credit agreement is mandatorily prepayable with (a) the net cash proceeds from the issuance of equity securities of CF Holdings, (b) the issuance of certain indebtedness by CF Holdings or its subsidiaries, and (c) with the net cash proceeds from the disposition of assets of, or receipt of certain cash casualty insurance proceeds and condemnation awards by, CF Holdings or its subsidiaries, with certain exceptions (including a right to reinvest such proceeds or awards in assets to be used in the business of CF Holdings and its subsidiaries) set forth in the credit agreement. The order of application of these prepayments among the credit agreement and the bridge loan agreement described below are set forth in documentation governing the respective facilities. CFI is also required to prepay term loans under the credit agreement annually with 50% of the excess cash flow of CF Holdings and its subsidiaries (which percentage may be reduced based on the achievement of certain total leverage ratio targets).

        In addition, CFI is required to make quarterly scheduled amortization payments of the term loans prior to the maturity of the term loan facility in an amount equal to 0.25% of the principal amount of the term loans outstanding.

Guarantees and Collateral

        CFI's obligations under the credit agreement are jointly and severally guaranteed by CF Holdings and certain direct and indirect existing and future wholly-owned domestic subsidiaries of CF Holdings, collectively referred to in this prospectus supplement as the guarantors. CFI's obligations under the credit agreement and the guarantees of those obligations by the guarantors are secured by first priority liens on substantially all of the assets of CFI and the guarantors, subject to certain exceptions (including certain restrictions on the pledge of more than 66% of the voting equity interests of all present and future first-tier foreign subsidiaries and certain domestic subsidiaries the sole assets of which consist of equity in foreign subsidiaries).

Covenants

        The credit agreement contains affirmative and negative covenants (applicable to CF Holdings and its subsidiaries (other than certain excluded subsidiaries)) customary for a transaction of this type which, among other things, require us to meet certain financial tests, including a minimum interest coverage ratio and a maximum leverage ratio. The credit agreement also contains customary covenants which, among other things, limit:

  •
  indebtedness (including guarantees and other contingent obligations);

  •
  liens on the assets of CF Holdings and its subsidiaries;

  •
  fundamental changes, including mergers and consolidations of CF Holdings and its subsidiaries;

  •
  dispositions of assets of CF Holdings and its subsidiaries;

  •
  investments, loans, advances, guarantees and acquisitions by CF Holdings and its subsidiaries;

  •
  capital expenditures;

  •
  dividends and other restricted payments;

  •
  prepayments and amendments of certain indebtedness;

  •
  affiliate transactions; and

  •
  issuance of equity interests.

Events of Default

        The credit agreement contains customary events of default, including but not limited to:

  •
  non-payment of principal, interest or fees;

  •
  inaccuracy of representations and warranties in any material respect;

  •
  payment defaults;

  •
  failure to comply with covenants;

  •
  cross-defaults to certain other indebtedness;

  •
  certain bankruptcy or insolvency events;

  •
  judgments in excess of a specified amount;

  •
  certain specified ERISA events;

  •
  invalidity or unenforceability of any guarantee or pledge agreement;

  •
  failure or loss of any lien created in favor of the loan parties to be a valid, perfected and first priority lien on any specified collateral securing the credit agreement; and

  •
  a change of control, as such term is defined in the credit agreement.

        Upon the occurrence and during the continuance of an event of default under the credit agreement, other than a bankruptcy event of default, the administrative agent may, and at the request of certain lenders would be required to, accelerate the loans under the term loan facility and the revolving credit facility, resulting in the borrowings thereunder becoming immediately due and payable, and terminate the lenders' commitments under the term loan facility and the revolving credit facility. In the case of a bankruptcy event of default under the credit agreement, borrowings under the term loan facility and the revolving credit facility would automatically become immediately due and payable, and the lenders' commitments under the term loan facility and the revolving credit facility would automatically terminate.

Bridge Facility

        In connection with the Terra acquisition, on April 5, 2010, CF Holdings, as a guarantor, and its wholly-owned subsidiary CFI, as borrower, entered into a $1.75 billion senior secured bridge loan agreement, referred to in this prospectus supplement as the bridge loan agreement, with certain lenders and Morgan Stanley Senior Funding, Inc., as agent for such lenders and as collateral agent.

        The bridge facility provides for multiple-draw bridge loans of up to $1.75 billion. Borrowings under the bridge loan agreement were used to fund in part the cash portion of the consideration paid to Terra Industries Inc. stockholders pursuant to the Terra acquisition and to pay transaction fees and expenses. On April 5, 2010, we made initial borrowings of $1.75 billion to purchase shares of Terra Industries Inc. common stock in the exchange offer. At April 9, 2010, $1.75 billion was outstanding under the bridge loan agreement.

Interest; Unused Commitment Fee

        Bridge loans bear interest at an annual rate equal to LIBOR (which minimum LIBOR rate shall not be less than 2.00%) plus a spread initially equal to 8.00%. The spread increases by 1.00% at the end of each 30-day period until the bridge loans are repaid or rolled over into extended term loans or senior exchange notes at the maturity of the bridge facility, subject to an interest rate cap of 12.5% that may be raised to 14.5% if the bridge loans remain outstanding after the rollover date but are not converted into extended term loans, as described below.

Maturity; Conversion of Bridge Loans

        All bridge loans outstanding under the bridge loan agreement must be repaid on April 5, 2011, referred to in the prospectus supplement as the rollover date. If any portion of the bridge facility is not repaid in full on the rollover date, then, unless there exists an event of default under the bridge facility, the bridge loans will automatically be converted into extended term loans maturing on April 5, 2017, referred to in this prospectus supplement as the extended term loans. Each lender under the bridge facility has the option, at any time on or after the rollover date, to receive senior exchange notes maturing on April 5, 2017, referred to in this prospectus as the exchange notes, in exchange for its bridge loans or extended term loans. Extended term loans and exchange notes would accrue interest at an annual rate equal to 12.5%. The exchange notes would be guaranteed by the same guarantors as the extended loans and would be secured, on a pari passu basis with the extended loans, with the same assets that secure extended loans, subject to certain limited exceptions. The exchange notes would benefit from customary registration rights. Interest on the exchange notes would be payable semi-annually.

Prepayments and Repayments; Reductions in Commitments

        The bridge facility may be voluntarily repaid from time to time without premium or penalty other than customary breakage costs with respect to LIBOR loans. The bridge loan agreement is mandatorily prepayable with (a) the net cash proceeds from the issuance of equity securities of CF Holdings, (b) the issuance of certain indebtedness by CF Holdings or its subsidiaries, and (c) with the net cash proceeds from the disposition of assets of, or receipt of certain cash casualty insurance proceeds and condemnation awards by, CF Holdings or its subsidiaries, with certain exceptions (including a right to reinvest such proceeds or awards in assets to be used in the business of CF Holdings and its subsidiaries). The order of application of prepayments among the credit agreement and the bridge loan agreement are set forth in documentation governing the respective facilities. The bridge loans are also mandatorily prepayable in full upon the occurrence of a change of control. There are no scheduled amortization payments required under the bridge facility.

Guarantees and Collateral

        CFI's obligations under the bridge loan agreement are jointly and severally guaranteed by CF Holdings and certain direct and indirect existing and future wholly-owned domestic subsidiaries of CF Holdings. CFI's obligations under the bridge loan agreement and the guarantees of those obligations by the guarantors are secured by liens on substantially all of the assets of CFI and the guarantors, subject to certain exceptions (including certain restrictions on the pledge of more than 66% of the voting equity interests of all present and future first-tier foreign subsidiaries and certain domestic subsidiaries the sole assets of which consist of equity in foreign subsidiaries), that are junior and subordinated to the liens securing the credit agreement. The terms of this subordination are contained in an intercreditor agreement that has been entered into by the CF Holdings, CFI and Morgan Stanley Senior Funding, Inc., in its capacities as administrative agent under the credit agreement, and administrative agent under the bridge loan agreement.

Covenants; Events of Default

        The covenants and events of default contained in the bridge loan agreement are substantially similar to those contained in the credit agreement.

        Upon the occurrence and during the continuance of an event of default under the bridge loan agreement, other than a bankruptcy event of default, the administrative agent may, and at the request of certain lenders would be required to, accelerate the loans under the bridge facility, resulting in the borrowings thereunder becoming immediately due and payable, and terminate the lenders' commitments under the bridge facility. In the case of a bankruptcy event of default under the bridge loan agreement, borrowings under the bridge facility would automatically become immediately due and payable, and the lenders' commitments under the bridge facility would automatically terminate.

CF Holdings Common Stock Offering and Replacement Financing

        We intend to use the net proceeds from this offering, together with the net proceeds from the CF Holdings common stock offering, to refinance the bridge facility and, to the extent of any net proceeds in excess of the amount required to discharge the obligations under the bridge facility, to repay outstanding borrowings under the term loan facility. See "Use of Proceeds" and "Capitalization." There can be no assurance that the CF Holdings common stock offering can be consummated on terms acceptable to us or at all or that, if consummated, it will be for the amount contemplated. This offering is not conditioned on the consummation of the CF Holdings common stock offering.

TNLP Facility

        TNLP has a revolving credit facility which is available for borrowings only by TNLP of up to $50 million at any time outstanding. In connection with the Terra acquisition, on April 2, 2010, TNLP entered into a waiver with the lenders under the TNLP facility. The waiver provides for the waiver of the "change of control" event of default that would have resulted from the consummation of the exchange offer. The waiver is effective through July 1, 2010. At April 9, 2010, no amounts were outstanding under the TNLP facility. We are currently considering options to replace the TNLP facility. There can be no assurance, however, that the TNLP facility can be replaced on terms acceptable to us or at all.

        Under the TNLP facility, TNLP may borrow an amount generally based on eligible cash balances, 85% of eligible accounts receivable and 60% of eligible inventory, less outstanding letters of credit. A portion of the TNLP facility is available for swingline loans and for the issuance of letters of credit. At April 9, 2010, there were no borrowings and no outstanding letters of credit, and there was $50 million of borrowing availability, under the TNLP facility. Borrowings under the TNLP facility bear interest at an annual rate equal to either LIBOR plus a margin of 2.50%, or a base rate (which minimum base rate shall not be less than the federal funds effective rate plus 0.50%) plus a margin of 1.25%. TNLP's borrowings under the TNLP facility are secured by substantially all of the assets of TNLP and TNCLP. The credit agreement governing the TNLP facility also requires TNCLP and TNLP to meet certain financial tests, including minimum EBITDA, and contains customary covenants which, among other things, limit indebtedness, capital expenditures, acquisitions, liens, asset sales, investments, prepayments of subordinated indebtedness, changes in lines of business and transactions with affiliates and effectively limits the ability of TNCLP and TNLP to make distributions of cash or loans to CF Holdings and other subsidiaries of CF Holdings.

Other

        Notes payable, representing amounts owed by CFL to its noncontrolling interest holder with respect to advances, were $4.7 million as of December 31, 2009 and $4.1 million as of December 31, 2008. On December 31, 2009, CFL refinanced its existing notes payable and the new unsecured promissory notes are now due December 30, 2011.

        Our former $250 million credit facility, as amended on September 7, 2005 and July 31, 2007, which was scheduled to be available until July 31, 2012, was terminated on April 5, 2010. There were no outstanding borrowings under this credit facility as of December 31, 2009 or December 31, 2008. See

Note 24 to our consolidated financial statements incorporated by reference into this prospectus supplement for additional information concerning this credit facility.

        In October 2009, Terra Industries Inc.'s subsidiary, Terra Capital, Inc., issued $600 million of 7.75% senior notes due 2019. In connection with the second-step merger, the notes were called for redemption in accordance with their terms and the indenture governing the notes was satisfied and discharged.

        In February 2007, Terra Capital, Inc. issued $330 million of 7% unsecured senior notes due in 2017, or the 2017 notes. The 2017 notes are unconditionally guaranteed by Terra Industries Inc. and certain of its U.S. subsidiaries. The 2017 notes and guarantees are unsecured and rank equal in right of payment with any existing and future senior obligations of such guarantors. On October 27, 2009, Terra Capital, Inc. completed a tender offer with approximately $317.5 million aggregate principal amount of the 2017 notes tendered, representing 96.2% of the then outstanding 2017 notes, and a consent solicitation to eliminate substantially all the restrictive covenants and certain events of default and to modify certain other provisions of the indenture relating to the 2017 notes. As of the date of this prospectus supplement, approximately $12.5 million of the 2017 notes remain outstanding.

DESCRIPTION OF THE NOTES

        The notes will be issued in two series, as described below, in each case under an indenture (the "base indenture") and a separate supplemental indenture (the base indenture, as supplemented by the supplemental indenture with respect to the applicable series of the notes, is referred to in this "Description of the Notes" section as the "indenture" with respect to such series of the notes) among the issuer, the Guarantors (as defined below) and Wells Fargo Bank, National Association, as trustee. The indenture with respect to each series of the notes (together referred to as the "indentures") will be subject to the provisions of the Trust Indenture Act of 1939, as amended (the "TIA"). The following description of the terms of the notes supplements, and to the extent inconsistent therewith replaces, the section entitled "Description of Debt Securities" included in the accompanying prospectus. You should read the accompanying prospectus and this prospectus supplement together for a more complete description of the indentures and the notes. This description and the section entitled "Description of Debt Securities" in the accompanying prospectus are summaries and are subject to, and qualified in their entirety by, the provisions of the indentures and the notes. Capitalized terms used in this "Description of the Notes" have the meanings specified in the indentures and are generally summarized in this description. In this "Description of the Notes," (i) references to "CF Industries," the "issuer," "we," "us" and "our" refer only to CF Industries, Inc. and not to any of its subsidiaries, (ii) references to "CF Holdings" refer only to CF Industries Holdings, Inc. and not to any of its subsidiaries and (iii) references to the "issue date" are to the date of the original issuance of the notes (other than any additional notes issued as described under "—Issuance of Additional Notes").

Brief Description of the Notes and the Note Guarantees

The Notes

        The notes will:

  •
  be the issuer's general unsecured obligations;

  •
  rank equally in right of payment with all of the issuer's existing and future unsecured senior Indebtedness;

  •
  be effectively junior to the issuer's secured Indebtedness up to the value of the collateral securing such Indebtedness;

  •
  be senior in right of payment to any of the issuer's future subordinated Indebtedness; and

  •
  be unconditionally guaranteed by the Guarantors.

The Note Guarantees

        The notes will be guaranteed by the issuer's parent, CF Holdings, and each of CF Holdings' current and future Subsidiaries other than the issuer that from time to time is a borrower or guarantor under the Credit Agreement (each a "Guarantor" and, collectively, the "Guarantors").

        Each Guarantor's guarantee of the notes will:

  •
  be a general unsecured obligation of such Guarantor;

  •
  rank equally in right of payment with all existing and future unsecured senior Indebtedness of such Guarantor;

  •
  be effectively junior to such Guarantor's secured Indebtedness up to the value of the collateral securing such Indebtedness; and

  •
  be senior in right of payment to any future subordinated Indebtedness of such Guarantor.

Principal, Maturity and Interest

        In this offering, the issuer will issue $800,000,000 aggregate principal amount of its 6.875% Senior Notes due 2018 (the "2018 notes") and $800,000,000 aggregate principal amount of its 7.125% Senior Notes due 2020 (the "2020 notes" and, together with the 2018 notes, the "notes"). The 2018 notes will mature on May 1, 2018 and the 2020 notes will mature on May 1, 2020. The 2018 notes and the 2020 notes are separate series of debt securities under the base indenture and the indentures, including, without limitation, for purposes of waivers, amendments, redemptions and offers to purchase. The issuer may issue additional notes from time to time after this offering. See "—Issuance of Additional Notes."

        Interest will accrue at a rate per annum of 6.875% on the 2018 notes and 7.125% on the 2020 notes, in each case from the issue date or from the most recent date on which interest has been paid. Interest on the notes of a series will be payable semi-annually in arrears to holders of record of such series at the close of business on April 15 or October 15 immediately preceding the interest payment date on May 1 and November 1 of each year, starting on November 1, 2010. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        The notes will be issued in book-entry form only in denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000.

Method of Receiving Payments on the Notes

        If a holder of notes has given wire transfer instructions to CF Industries, CF Industries will, directly or through the paying agent, pay all principal, interest and premium, if any, on that holder's notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar unless we elect to make interest payments by check mailed to the note holders at their addresses set forth in the register of holders.

Paying Agent and Registrar for the Notes

        The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar with respect to a series of the notes without prior notice to the holders of the notes of such series, and CF Industries or any of its Subsidiaries may act as paying agent or registrar.

Issuance of Additional Notes

        We may from time to time, without the consent of, or notice to, the holders of the notes of a series, reopen the series of debt securities of which the notes are a part and issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes of such series, except for the public offering price and the issue date and, if applicable, the initial interest accrual date and the initial interest payment date. Any additional notes of a series having similar terms, together with the previously issued notes of such series, will constitute a single series of debt securities under the indenture, including, without limitation, for purposes of waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the indentures and this "Description of the Notes," references to a series of notes include any additional notes of the same series actually issued.

        In addition, we may issue from time to time other series of debt securities under the base indenture consisting of debentures, other series of notes or other evidences of indebtedness, but such other securities will be separate from and independent of the notes. The indenture does not limit the amount of debt securities or any other debt (whether secured or unsecured or whether senior or subordinated) which the issuer, CF Holdings or any other Subsidiaries of CF Holdings may incur.

        United States holders of notes should be aware that additional notes that are treated for non-tax purposes as a single series with the originally issued notes may be treated as a separate series for U.S. federal income tax purposes (because of differences in certain characteristics of the originally issued notes and the additional notes). In such case, the fair market value of the originally issued notes may be adversely affected (if the original issue discount characteristics of the additional notes are less favorable than those of the originally issued notes) since the additional notes may be indistinguishable from the originally issued notes and, therefore, the originally issued notes may trade based on the original issue discount characteristics of the additional notes.

Transfer and Exchange

        A holder may transfer or exchange notes of a series in accordance with the provisions of the indenture with respect to such series. The registrar and trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. We will not be required to transfer or exchange any note selected for redemption. Also, we will not be required to transfer or exchange any note of a series (1) for a period of 15 days before a selection of notes of such series to be redeemed or (2) if such note has been tendered and not withdrawn in connection with a Change of Control Offer with respect to notes of such series.

The Note Guarantees

        The notes will be guaranteed by CF Holdings and each of CF Holdings' current and future Subsidiaries other than the issuer that from time to time is a borrower or guarantor under the Credit Agreement. The Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Subsidiary Guarantor under its Note Guarantee with respect to a series of the notes will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—A court may use fraudulent conveyance considerations to avoid or subordinate the subsidiary guarantees."

        A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than CF Industries or another Guarantor, unless immediately after giving effect to that transaction, no Default or Event of Default exists.

        The Note Guarantee of CF Holdings will be released with respect to a series of notes upon Legal Defeasance with respect to the notes of such series or satisfaction and discharge of the indenture with respect to such series of notes as described below under the sections titled "Legal Defeasance and Covenant Defeasance" and "Satisfaction and Discharge."

        The Note Guarantee of a Subsidiary Guarantor will be automatically released with respect to a series of notes:

  (1)
  upon the release, discharge or termination of such Guarantor's Guarantee of the Credit Agreement; or

  (2)
  upon Legal Defeasance with respect to the notes of such series or satisfaction and discharge of the indenture with respect to such series of the notes as described below under the sections titled "Legal Defeasance and Covenant Defeasance" and "Satisfaction and Discharge."

        We must notify the trustee of any Note Guarantee of a Subsidiary Guarantor that is released. The trustee must execute and deliver an appropriate instrument confirming the release of any such Subsidiary Guarantor upon our request and upon being provided an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent under the applicable indenture to the execution and delivery of such instrument have been complied with as provided in the applicable indenture.

Ranking

        The notes will be unsecured obligations of the issuer, ranking senior in right of payment to all of the issuer's existing and future debt that is subordinated in right of payment to the notes and ranking equally in right of payment with all of the issuer's future debt that is not subordinated in right of payment to the notes. Each Guarantor's Note Guarantees will be unsecured obligations of that Guarantor, ranking senior in right of payment to all of that Guarantor's future debt that is subordinated in right of payment to such Note Guarantees and ranking equally in right of payment with all of that Guarantor's existing and future debt that is not subordinated in right of payment to such Note Guarantees. The notes will be effectively junior to all liabilities of CF Holdings' Subsidiaries (other than the issuer) that are not Guarantors and all secured debt of CF Holdings and its Subsidiaries (including the issuer and Subsidiary Guarantors) to the extent of the value of the collateral securing that debt.

        As of December 31, 2009, on a pro forma basis giving effect to the transactions, as adjusted to give effect to the offering of the notes and the application of net proceeds therefrom as described in "Use of Proceeds" (and without giving effect to the CF Holdings common stock offering), CF Holdings would have had approximately $3.77 billion of senior secured indebtedness on a consolidated basis, consisting primarily of indebtedness under the credit facilities, and additional senior secured borrowing availability of $500 million (reflecting no outstanding borrowings or letters of credit) under the revolving credit facility. The revolving credit facility initially provided for up to $300 million of borrowings outstanding at any time. On April 15, 2010, we and the lead arrangers agreed to increase the amount available under the revolving credit facility to $500 million.

        For the 12 months ended December 31, 2009, the Subsidiaries of CF Holdings other than the issuer that are not guaranteeing the notes had net sales of $815.7 million. As of December 31, 2009, these non-Guarantor Subsidiaries held $1.21 billion of the consolidated total assets of CF Holdings and had $208.8 million of total liabilities (including trade payables and liabilities attributable to noncontrolling interests).

Optional Redemption

        The notes of any series will be redeemable, in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of (a) 100% of the principal amount of the notes of such series to be redeemed and (b) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes of such series being redeemed (excluding any portion of such payments of interest accrued as of the applicable date of redemption), discounted to the applicable date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 50 basis points, plus, in each case, accrued and unpaid interest, if any, thereon to, but not including, the applicable date of redemption. Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date.

        Unless we default in payment of the redemption price with respect to notes of a series, on and after the applicable redemption date, interest will cease to accrue on the notes of such series or portion thereof called for redemption. If less than all of the notes of a series are to be redeemed, the notes of such series to be redeemed will be selected by the trustee by a method the trustee deems to be fair and appropriate, subject to applicable procedures of DTC (as defined below).

        No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the applicable redemption date to each holder of notes to be redeemed at such holder's registered address, except that redemption notices with respect to the notes of a series may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a Legal Defeasance or Covenant Defeasance with respect to the notes of such series or a satisfaction and discharge of the indenture with respect to such series of the notes. Notices of redemption may not be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of such original note upon cancellation of such original note. Notes called for redemption become due on the date fixed for redemption.

Mandatory Redemption

        We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Change of Control

        If a Change of Control Repurchase Event occurs with respect to a series of notes, unless we have exercised our right to redeem such notes as described above, each holder of notes of such series will have the right to require us to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess of $2,000) of that holder's notes of such series pursuant to a Change of Control Offer. In the Change of Control Offer with respect to such series, we will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes of such series repurchased plus accrued and unpaid interest, if any, on the notes of such series repurchased to, but not including, the date of repurchase (the "Change of Control Payment"). Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a Change of Control Payment Date (as defined below) will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date. Within 30 days following any Change of Control Repurchase Event with respect to a series of the notes, we will mail a notice to each holder of such series:

  (1)
  describing the transaction or transactions that constitute the Change of Control Repurchase Event;

  (2)
  offering to repurchase notes of such series on the date specified in the notice (the "Change of Control Payment Date"), which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed; and

  (3)
  stating the instructions determined by us, consistent with this covenant, that a holder must follow in order to have its notes of such series purchased.

        We will comply with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes or the applicable indenture by virtue of such compliance.

        On the Change of Control Payment Date with respect to a series of notes, we will, to the extent lawful:

  (1)
  accept for payment all notes or portions of notes of such series properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes of such series properly tendered; and

  (3)
  deliver or cause to be delivered to the trustee the notes of such series properly accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions of notes of such series being purchased.

        We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        We will not be required to make a Change of Control Offer with respect to a series of notes upon a Change of Control Repurchase Event if a third party makes the Change of Control Offer with respect to such series of the notes in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by us and purchases all of the notes of such series properly tendered and not withdrawn under such Change of Control Offer.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of CF Holdings and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes of a series to require us to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of CF Holdings and its Subsidiaries' properties or assets taken as a whole to another Person or group may be uncertain.

        The change of control feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the notes, but that could increase the amount of our indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings on the notes.

Certain Covenants

Limitation on Liens

        Except as described under "—Exemptions from Limitations on Liens and Sale and Leaseback Transactions," neither CF Holdings nor any of its Subsidiaries will create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable for, contingently or otherwise (collectively, "incur"), any Indebtedness secured by a Lien, other than a Permitted Lien (as defined below), upon any Principal Property without equally and ratably securing any notes then outstanding (for so long as such Indebtedness is so secured). Any of the following Liens is a "Permitted Lien":

  (1)
  Liens securing up to $2,500.0 million of Indebtedness and other Obligations under the Credit Facilities;

  (2)
  Liens securing any Hedging Agreement between CF Holdings and any of its Subsidiaries, on the one hand, and one or more Persons that are, at the time such Hedging Agreement is entered into, lenders under one or more Bank Credit Facilities of CF Holdings or any of its Subsidiaries (or affiliates of such lenders), on the other hand, which Liens encumber assets that are also subject to Liens securing Indebtedness and other Obligations under the Bank Credit Facilities;

  (3)
  Liens in favor of CF Industries or any of the Guarantors, including, without limitation, Liens securing Indebtedness between or among CF Industries and any of the Guarantors;

  (4)
  Liens securing (a) Capital Lease Obligations and (b) other Indebtedness of CF Holdings or any of its Subsidiaries incurred to finance all or any part of the acquisition, lease, construction, installation or improvement of any assets; provided in the case of the immediately-preceding subclauses (a) and (b) that at the time of incurrence thereof, the aggregate principal amount of Capital Lease Obligations and other Indebtedness secured by Liens pursuant to this clause (4) (including subclause (c) of this clause (4)) does not exceed 7% of Consolidated Total Assets, and (c) any refinancing, replacement, refunding, renewal or extension of such Indebtedness in an amount not greater than the principal amount of such Indebtedness secured by the Lien that is refinanced, replaced, refunded, renewed or extended, plus accrued interest and any fees and expenses, including, without limitation, premium or defeasance costs payable in connection with any such extension, renewal or replacement;

  (5)
  Liens on any Principal Property existing at the time of its acquisition and Liens created prior to, contemporaneously with or within 270 days after (or created pursuant to firm commitment financing arrangements obtained within that period) the completion of the acquisition, improvement, alteration, construction or commencement of full operation of such property (whichever is latest) to secure Indebtedness incurred for the purposes of payment of the purchase price of such property or the cost of such improvement, alteration, construction or commencement of full operation;

  (6)
  Liens on property or assets of a Person existing at the time such Person is merged with or into or consolidated with CF Holdings or any Subsidiary of CF Holdings; provided that such Liens were in existence prior to and not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with CF Holdings or the applicable Subsidiary;

  (7)
  Liens on assets of any Person existing at the time such Person becomes a Subsidiary of CF Holdings; provided that such Liens were in existence prior to and not incurred in contemplation of such Person becoming a Subsidiary of CF Holdings and do not extend to any assets other than those of the Person that became a Subsidiary of CF Holdings;

  (8)
  Liens to secure the performance of statutory or regulatory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

  (9)
  Liens created or assumed in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits or to secure the performance of bids, tenders or trade contracts (other than for Indebtedness);

  (10)
  Liens arising out of litigation or judgments being contested;

  (11)
  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent by more than 60 days or that are being contested in good faith (and, if necessary, by appropriate proceedings or for commitments that have not been violated);

  (12)
  leases or subleases granted to others and any interest or title of a lessor under any lease not prohibited by the applicable indenture;

  (13)
  Liens (other than Liens securing Credit Facilities) existing on the issue date;

  (14)
  Liens in favor of the United States or any state thereof, or in favor of any other country, or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price, or, in the case of real property, the cost of construction, of the assets subject to such Liens, including, without limitation, Liens incurred in connection with pollution control, industrial revenue or similar financing;

  (15)
  zoning restrictions, easements, rights-of-way, restrictions on the use of property, other similar encumbrances incurred in the ordinary course of business and minor irregularities of title, which do not materially interfere with the ordinary conduct of the business of CF Holdings and its Subsidiaries taken as a whole;

  (16)
  Liens in connection with the operation of cash management programs and Liens associated with the discounting or sale of letters of credit and accounts receivable; and

  (17)
  any extension, renewal or replacement (and successive extensions, renewals and replacements), in whole or in part, of any Lien referred to in clause (5), (6), (7), (13) or (14) above; provided that (a) such extension, renewal or replacement Lien is limited to the same property that secured the original Lien (plus improvements and accessions to such property) and (b) the principal amount of the Indebtedness secured by the new Lien is not greater than the principal amount of any Indebtedness secured by the Lien that is extended, renewed or replaced, plus accrued interest and any fees and expenses, including, without limitation, premium or defeasance costs, payable in connection with any such extension, renewal or replacement.

Limitation on Sale and Leaseback Transactions

        Except as described under "—Exemptions from Limitations on Liens and Sale and Leaseback Transactions," CF Holdings will not, and will not permit any of its Subsidiaries to, enter into any Sale and Leaseback Transaction with respect to a Principal Property and with a lease exceeding three years, other than leases between or among CF Industries and the Guarantors, unless:

  (1)
  CF Industries and/or such Subsidiary or Subsidiaries would be entitled to incur Indebtedness in an amount equal to or greater than the Attributable Debt in respect of such Sale and Leaseback Transaction, secured by a Lien on such Principal Property without being required to secure the notes in accordance with the covenant described under "—Limitation on Liens"; and

  (2)
  within 120 days after such Sale and Leaseback Transaction, CF Industries or such Subsidiary applies an amount equal to the greater of the net proceeds of such Sale and Leaseback Transaction and the Fair Market Value at the time of such Sale and Leaseback Transaction of the Principal Property so leased to the retirement of Funded Debt of CF Industries or any of its Subsidiaries or the purchase, acquisition or, in the case of real property, construction of other property that will constitute Principal Property.

Exemptions from Limitations on Liens and Sale and Leaseback Transactions

        CF Holdings and its Subsidiaries may incur Indebtedness secured by Liens or enter into Sale and Leaseback Transactions that would not otherwise be permitted under the limitations described under "—Limitation on Liens" and "—Limitation on Sale and Leaseback Transactions"; provided that, immediately after giving effect thereto, the amount of outstanding Indebtedness secured by a Lien (other than a Permitted Lien) upon any Principal Property (now owned or hereafter acquired) incurred without equally and ratably securing the notes pursuant to the covenant described under "—Limitation on Liens," plus the aggregate amount of all outstanding Attributable Debt with respect to all such Sale and Leaseback Transactions (not including those that are for less than three years or in respect of which Funded Debt is retired or property that will constitute Principal Property is purchased, as described under "—Limitation on Sale and Leaseback Transactions"), does not exceed 5% of Consolidated Total Assets.

        Liens and Indebtedness incurred and Sale and Leaseback Transactions entered into by any Terra Nitrogen Entity will be disregarded for purposes of the provisions described under "—Limitation on Liens" and "—Limitation on Sale and Leaseback Transactions" until such time, if any, that such Person is required to become a Guarantor pursuant to the provisions described under "—Additional Note Guarantees"; provided that, at the time such Person is required to become a Guarantor pursuant to such provisions, any such Liens, Indebtedness and Sale and Leaseback Transactions existing at such time shall be disregarded for purposes of the provisions described under "—Limitation on Liens" and "—Limitation on Sale and Leaseback Transactions" so long as such Liens, Indebtedness or Sale and Leaseback Transactions were in existence prior such time and not incurred in contemplation of such Person becoming a Guarantor.

SEC Reports

        Whether or not CF Holdings is then required to file reports with the SEC, CF Holdings shall file with the SEC (unless the SEC will not accept such filings) all such reports and other information as it would be required to file with the SEC by Section 13(a) or 15(d) under the Exchange Act if it were subject thereto within the time periods specified by the SEC's rules and regulations; provided that if the SEC will not accept such filings, CF Holdings shall furnish to holders of the notes, or cause the trustee to furnish to holders of the notes, or otherwise make publicly available, such reports and other information within such time periods.

Merger, Consolidation or Sale of Assets

        Neither CF Holdings nor CF Industries will, directly or indirectly: (1) consolidate or merge with or into another Person, other than CF Industries or CF Holdings, respectively (whether or not CF Holdings or CF Industries, as the case may be, is the surviving corporation), or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of CF Holdings and its Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

  (1)
  either (a) CF Holdings or CF Industries, as the case may be, is the survivor formed by or resulting from such consolidation or merger or (b) the surviving or successor entity is a corporation or limited liability company organized or existing under the laws of the United States, any State of the United States or the District of Columbia;

  (2)
  the surviving or successor entity (if other than CF Holdings or CF Industries, as the case may be) or the person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of CF Holdings or CF Industries, as the case may be, under the notes and the indentures pursuant to a supplemental indenture reasonably satisfactory to the trustee;

  (3)
  immediately after completion of the transaction, no Default or Event of Default has occurred and is continuing; and

  (4)
  the surviving or successor entity shall have delivered to the trustee an officers' certificate and opinion of counsel, each stating that such transaction and any supplemental indenture entered into in connection with such transaction comply with the covenant described under "—Merger, Consolidation or Sale of Assets" and that all conditions precedent in the indentures relating to such transaction have been complied with.

        The indenture will provide that the surviving or successor person formed by any such consolidation or into which CF Holdings or CF Industries, as the case may be, is so merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made, shall succeed to, and be substituted for, CF Holdings or CF Industries, as the case may be, under the indenture, with the same effect as if such successor person had been named as CF Holdings or CF Industries, as the case may be, under the indenture (except that CF Industries or its successor pursuant to the provisions described in this sentence shall not be required to be a Guarantor). In the event of a succession in compliance with this covenant, each of the indentures will provide that the predecessor shall be relieved from all of its obligations and covenants under such indenture upon the consummation of such succession.

Additional Note Guarantees

        If any Subsidiary of CF Holdings other than the issuer or a Subsidiary Guarantor becomes a borrower under the Credit Agreement or directly or indirectly guarantees any Indebtedness under the Credit Agreement, CF Holdings must cause such Subsidiary to, at the same time, execute and deliver to the trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the notes on the same terms and conditions as those applicable to the Subsidiary Guarantors under the indenture. Thereafter, such Subsidiary will be a Subsidiary Guarantor with respect to each series of the notes until such Subsidiary's Note Guarantee with respect to such series of the notes is released in accordance with the indenture.

Events of Default

        "Event of Default" means, with respect to any series of notes, any of the following events:

  (1)
  default for 30 days in the payment when due of interest on the notes of such series

  (2)
  default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes of such series;

  (3)
  subject to the provisions described in the following paragraph, failure by CF Holdings or any of its Subsidiaries to comply with any other covenant or other agreement in the indenture with respect to the notes of such series or any term in the notes of such series for 60 days after notice to CF Industries with respect to such series from the trustee or the holders of at least 25% in aggregate principal amount of the notes of such series then outstanding;

  (4)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by CF Holdings or any of its Subsidiaries (or the payment of which is guaranteed by CF Holdings or any of its Subsidiaries), whether such Indebtedness now exists or is created after the issue date, if that default:

  (a)
  is caused by a failure to pay principal when due at final (and not any interim) maturity of such Indebtedness on or prior to the expiration of the grace period provided in such Indebtedness (a "Payment Default"); or

  (b)
  results in the acceleration of such Indebtedness prior to its stated maturity (without such acceleration having been rescinded, annulled or otherwise cured);

    and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated (without such acceleration having been rescinded, annulled or otherwise cured), aggregates $150.0 million or more;

  (5)
  any Note Guarantee of CF Holdings or a Significant Subsidiary of CF Holdings with respect to the notes of such series is held in any judicial proceeding to be unenforceable or invalid or, except as permitted by the applicable indenture, ceases for any reason to be in full force and effect, or CF Holdings or any Subsidiary Guarantor, or any person acting on behalf of any Subsidiary Guarantor, that is a Significant Subsidiary of CF Holdings denies or disaffirms its obligations under its Note Guarantee with respect to the notes of such series; or

  (6)
  certain events of bankruptcy, insolvency or reorganization of CF Holdings or any of its Subsidiaries that is a Significant Subsidiary of CF Holdings or any group of Subsidiaries of CF Holdings that, taken together, would constitute a Significant Subsidiary of CF Holdings.

        Notwithstanding the provisions described in clause (3) of the immediately-preceding paragraph or any other provision of the indentures, except as described in the final sentence of this paragraph, the sole remedy for any failure by CF Holdings to comply with the covenant described under "—Certain Covenants—SEC Reports" will be the payment of Liquidated Damages as described in the following sentence, such failure to comply shall not constitute a Default or Event of Default with respect to any series of the notes, and holders of the notes of a particular series will not have any right to accelerate the maturity of such notes as a result of any such failure to comply. If a failure by CF Holdings to comply with the covenant described under "—Certain Covenants—SEC Reports" continues with respect to a particular series of the notes for 180 consecutive days after CF Industries receives notice of such failure to comply with respect to such series from the trustee or the holders of at least 25% in aggregate principal amount of the notes of such series then outstanding (such notice, a "Reports Default Notice" with respect to such series of the notes), the issuer will pay liquidated damages ("Liquidated Damages") to all holders of the notes of such series at a rate per annum equal to 0.25% of the principal amount of the notes of such series from the 180th day following CF Industries' receipt of such Reports Default Notice to but not including the date on which such failure to comply shall have been cured or waived (and, on such date, Liquidated Damages will cease to accrue with respect to the notes of such series). A failure to comply with the covenant described under "—Certain Covenants—SEC Reports" automatically will cease to be continuing and will be deemed cured at such time as CF Holdings files with the SEC (or, if the SEC will not accept such filing, delivers to holders of the notes, or causes the trustee to deliver to holders of notes, or otherwise makes publicly available) the applicable annual report, information, document or other report. In no event will the issuer be required to pay Liquidated Damages with respect to the notes of any series at a rate in excess of 0.25% of the principal amount of the notes of such series per annum, irrespective of the number of Reports Default Notices that may have been received and irrespective of the number of failures to comply with the covenant described under "—Certain Covenants—SEC Reports" that may be continuing.

        For purposes of clauses (4) and (6) of the first paragraph under "—Events of Default," each Terra Nitrogen Entity will be deemed not to be a Subsidiary of CF Holdings until such time as it is required to become a Guarantor pursuant to the provisions described under "—Additional Note Guarantees."

        In the case of an Event of Default with respect to a series of the notes arising from certain events of bankruptcy or insolvency with respect to CF Holdings or any of its Subsidiaries that is a Significant Subsidiary of CF Holdings or any group of Subsidiaries of CF Holdings that, taken together, would constitute a Significant Subsidiary of CF Holdings, all outstanding notes of such series will become due and payable immediately without further action or notice. If any other Event of Default with respect to a series of the notes occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes of a particular series may declare all the notes of such series to be due and payable immediately.

        Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes of a particular series may direct the trustee in its exercise of any trust or power vested in it by the indenture with respect to that series. The trustee may withhold from holders of the notes of any series notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, or interest or premium, if any, on, such notes.

        Subject to the provisions of the indenture with respect to the notes of a series relating to the duties of the trustee, in case an Event of Default with respect to the notes of such series occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture with respect to such series of the notes at the request or direction of any holders of notes of such series of the notes unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due, no holder of a note of a particular series may pursue any remedy with respect to the indenture with respect to a series of the notes or such series of the notes unless:

  (1)
  such holder has previously given the trustee notice that an Event of Default with respect to such series of the notes is continuing;

  (2)
  holders of at least 25% in aggregate principal amount of the then outstanding notes of such series have requested the trustee to pursue the remedy;

  (3)
  such holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense;

  (4)
  the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

  (5)
  holders of a majority in aggregate principal amount of the then outstanding notes of such series have not given the trustee a direction inconsistent with such request within such 60-day period.

        The holders of a majority in aggregate principal amount of the then outstanding notes of a particular series by notice to the trustee may, on behalf of the holders of all of the notes of such series, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture with respect to a series of the notes except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the notes of such series.

        CF Industries will be required to deliver to the trustee annually a certificate regarding compliance with the indenture. Within 15 Business Days after an executive officer of CF Holdings or the issuer becomes aware of any Default or Event of Default, CF Industries will be required to deliver to the trustee a statement specifying such Default or Event of Default.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the notes of any series or the Note Guarantees for the notes of any series may be amended with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding notes of such series (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes of such series), the indenture with respect to a series of notes may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) of such series of notes, and any existing Default or Event of Default or compliance with any provision of the indenture, the notes or the Note Guarantees may be waived with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) of each series of notes affected thereby.

        Without the consent of each holder of any series of notes affected, an amendment, supplement or waiver may not (with respect to any notes of such series held by a non-consenting holder):

  (1)
  reduce the principal amount of notes of such series whose holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the fixed maturity of any note of such series, alter the provisions with respect to the redemption of the notes of such series or waive any redemption payment with respect to any note of such series;

  (3)
  reduce the rate of or change the time for payment of interest, including default interest, on any note of such series;

  (5)
  waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the notes of such series (except a rescission of acceleration of the notes of such series by the holders of at least a majority in aggregate principal amount of the then outstanding notes of such series and a waiver of the payment default that resulted from such acceleration);

  (6)
  make any note of such series payable in money other than that stated in the notes of such series;

  (7)
  make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on, the note of such series;

  (6)
  release any Guarantor that is a Significant Subsidiary of CF Holdings from any of its obligations under its Note Guarantee with respect to notes of such series or the indenture with respect to such series, except in accordance with the terms of the indenture; or

  (7)
  make any change in the preceding amendment and waiver provisions described in this paragraph relating to the notes of such series.

        Notwithstanding the preceding, without the consent of any holder of notes, CF Industries, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

  (1)
  to cure any ambiguity, defect or inconsistency;

  (2)
  to provide for uncertificated notes in addition to or in place of certificated notes;

  (3)
  to provide for the assumption of CF Industries' or a Guarantor's obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of CF Industries' or such Guarantor's assets, as applicable;

  (4)
  to make any change that would provide any additional rights or benefits to the holders of notes of a particular series of the notes or that does not adversely affect the legal rights under the indenture with respect to such series of the notes of any such holder;

  (5)
  to comply with requirements of the SEC in order to effect or maintain the qualification of the indentures under the TIA;

  (6)
  to conform the text of the indenture, the Note Guarantees, or the notes to any provision of this Description of the Notes to the extent that such provision in this Description of the Notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the notes;

  (7)
  to provide for the issuance of additional notes of a particular series in accordance with the limitations set forth in the indenture with respect to such series of the notes as of the issue date;

  (8)
  to establish the forms or terms of debt securities of any series;

  (9)
  to evidence and provide for the acceptance of appointment by a successor trustee; or

  (10)
  to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the notes of a particular series.

Legal Defeasance and Covenant Defeasance

        CF Industries may at any time elect to have all of its obligations discharged with respect to the outstanding notes of any series and all obligations of the Guarantors discharged with respect to their Note Guarantees for such series of notes ("Legal Defeasance") except for:

  (1)
  the rights of holders of outstanding notes of such series to receive payments in respect of the principal of, or interest or premium, if any, on such notes when such payments are due from the trust referred to below;

  (2)
  the obligations of CF Industries with respect to the notes of such series concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the trustee, and the obligations of CF Industries and each of the Guarantors in connection therewith; and

  (4)
  the Legal Defeasance and Covenant Defeasance provisions of the indenture.

        In addition, CF Industries may, at its option and at any time, with respect to a series of the notes, elect to have the obligations of CF Industries and each of the Guarantors released with respect to certain covenants as specified in the indenture with respect to such series of the notes ("Covenant Defeasance") with respect to the notes of such series, and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to such series of the notes. In the event Covenant Defeasance occurs with respect to a series of the notes, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "—Events of Default" will no longer constitute an Event of Default with respect to the notes of such series.

        In order to exercise either Legal Defeasance or Covenant Defeasance with respect to any series of notes:

  (1)
  CF Industries must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes of such series, cash in U.S. dollars, Government Securities, or a combination of cash in U.S. dollars and Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on, the outstanding notes of such series on the stated date for payment thereof or on the applicable redemption date, as the case may be, and CF Industries must specify whether the notes of such series are being defeased to such stated date for payment or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, CF Industries must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) CF Industries has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the issue date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, CF Industries must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which CF Holdings or any of its Subsidiaries is a party or by which CF Holdings or any of its Subsidiaries is bound;

  (6)
  CF Industries must deliver to the trustee an Officers' Certificate stating that the deposit was not made by CF Industries with the intent of preferring the holders of notes of such series over the other creditors of CF Industries with the intent of defeating, hindering, delaying or defrauding any creditors of CF Industries or others; and

  (7)
  CF Industries must deliver to the trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

        The indenture will be discharged, and will cease to be of further effect as to a series of the notes, when:

  (1)
  either:

  (a)
  all notes of such series that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes of such series for whose payment money has been deposited in trust and thereafter repaid to CF Industries, have been delivered to the trustee for cancellation; or

  (b)
  all notes of such series that have not been delivered to the trustee for cancellation (1) have become due and payable, (2) will become due and payable at their stated maturity within one year or (3) are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption and, in the case of the provisions described in (1), (2) or (3), as applicable, of this clause (b), CF Industries or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of the notes of such series, cash in U.S. dollars,

      Government Securities, or a combination of cash in U.S. dollars and Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes of such series not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

  (2)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit), and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which CF Industries or any Guarantor is a party or by which CF Industries or any Guarantor is bound;

  (3)
  CF Industries or any Guarantor has paid or caused to be paid all sums payable by it under the indenture with respect to the notes of such series; and

  (4)
  CF Industries has delivered irrevocable instructions to the trustee under the indenture with respect to the notes of such series to apply the deposited money toward the payment of the notes of such series at maturity or on the applicable redemption date, as the case may be.

        In addition, CF Industries must deliver an Officers' Certificate and an opinion of counsel to the trustee stating that all conditions precedent relating to satisfaction and discharge of the indenture with respect to such series of the notes have been complied with.

Concerning the Trustee

        If the trustee becomes a creditor of CF Industries or any Guarantor, the indentures limit the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, as defined under the TIA, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign as provided in the TIA.

        Wells Fargo Bank, National Association is a lender under the credit facilities and also provides other services to CF Holdings and its Subsidiaries from time to time in the normal course of business.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of CF Holdings, and no director, officer, employee, incorporator, member or stockholder of or any Subsidiary of CF Holdings, as such, will have any liability for any obligations of the issuer or any Guarantor under the notes, any Note Guarantee or the indentures or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder of the notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes of the applicable series. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Book-Entry, Delivery and Form

Global Notes

        We will issue the notes of each series in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC.

DTC

        Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC.

        DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Direct Participants") deposit with DTC and facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The DTC rules applicable to its Participants are on file with the SEC.

        We have provided the description of the operations and procedures of DTC in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. None of the issuer, any of the Guarantors, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

        We expect that under procedures established by DTC:

  •
  upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of Direct Participants designated by the underwriters with portions of the principal amounts of the global notes; and

  •
  ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of Direct Participants, and the records of Direct and Indirect Participants, with respect to interests of persons other than Direct Participants.

        The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC's system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

        So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the applicable indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the applicable indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a Direct or Indirect Participant, on the procedures of the Participant through which that holder owns its interest, to exercise any rights of a holder of notes under the applicable indenture or a global note.

        None of the issuer, any of the Guarantors or the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC or for maintaining, supervising or reviewing any records of DTC relating to the notes.

        Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit Direct Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC. We also expect that payments by Participants to owners of beneficial interests in the global note held through such Participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers registered in the names of nominees for such owners. The Participants will be responsible for those payments.

        The information in this section concerning DTC and its book-entry system has been obtained from sources that the issuer and the Guarantors believe to be reliable, but the issuer and the Guarantors take no responsibility for the accuracy thereof.

Certificated Notes

        We will issue certificated notes of the applicable series to each person that DTC identifies as the beneficial owner of the notes of a particular series represented by a global note of such series upon surrender by DTC of the global note if:

  •
  DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

  •
  an Event of Default with respect to the notes of such series has occurred and is continuing, and DTC requests the issuance of certificated notes of such series; or

  •
  we determine not to have the notes of such series represented by a global note.

        None of the issuer, any of the Guarantors or the trustee will be liable for any delay by DTC, its nominee or any direct or indirect DTC participant in identifying the beneficial owners of the notes of a particular series. The issuer, the Guarantors and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes of a particular series to be issued.

Governing Law

        The indenture, the notes and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of law rules thereof to the extent that the application of the laws of another jurisdiction would be required thereby.

Certain Definitions

        "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at the time of the determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

        "Bank Credit Facilities" means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

        "Board of Directors" means:

  (1)
  with respect to a corporation, the board of directors of the corporation;

  (2)
  with respect to a partnership, the Board of Directors of the general partner of the partnership;

  (3)
  with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

  (4)
  with respect to any other Person, the board or committee of such Person serving a similar function.

        "Business Day" means any day other than a Legal Holiday.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of CF Holdings and its Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d) of the Exchange Act) other than CF Holdings and/or any of its Subsidiaries;

  (2)
  the adoption of a plan relating to the liquidation or dissolution of CF Holdings;

  (3)
  the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any "person" (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of CF Holdings, measured by voting power rather than number of shares;

  (4)
  CF Holdings ceases to Beneficially Own 100% of the outstanding Equity Interests of CF Industries; or

  (5)
  the first day on which a majority of the members of the Board of Directors of CF Holdings are not Continuing Directors.

        "Change of Control Offer" with respect to the notes of a series has the meaning assigned to that term in the indenture with respect to the notes of such series.

        "Change of Control Repurchase Event" means the occurrence of a Change of Control and a Ratings Downgrade.

        "Comparable Treasury Issue" means, with respect to the notes of a series, the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes of such series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of the notes of such series.

        "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

        "Consolidated Total Assets" shall mean, on any date of determination, the total assets of CF Holdings and its Subsidiaries as set forth on the consolidated balance sheet of CF Holdings as of the end of its most recently ended fiscal quarter for which internal financial statements prepared in accordance with GAAP are available.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of CF Holdings who:

  (1)
  was a member of such Board of Directors on the issue date; or

  (2)
  was nominated for election or elected or appointed to such Board of Directors with the approval (including, without limitation, by approval of the proxy statement issued by CF Holdings in which such member was named as a nominee for election as a director of CF Holdings) of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment.

        "Credit Agreement" means the Credit Agreement dated as of April 5, 2010, among CF Holdings, CF Industries, the various lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, and any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon termination or otherwise) or refinanced in whole or in part from time to time.

        "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement), indentures or commercial paper facilities, in each case, with banks or other lenders or holders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or holders or others or to special purpose entities formed to borrow from such lenders or holders or others against such receivables), letters of credit or debt securities, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors), in each case, in whole or in part from time to time.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Voting Stock (but excluding any debt security that is convertible into, or exchangeable for, Voting Stock).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

        "Fair Market Value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of CF Industries or any committee thereof, unless otherwise provided in the indenture.

        "Funded Debt" means all Indebtedness, whether or not evidenced by a bond, debenture, note or similar instrument or agreement, of any Person, for the repayment of borrowed money having a maturity of more than 12 months from the date of its creation or having a maturity of less than 12 months from the date of its creation but by its terms being renewable or extendible beyond 12 months from such date at the option of such Person. For the purpose of determining "Funded Debt" of any Person, there will be excluded any particular Indebtedness if, on or prior to the maturity thereof, there will have been deposited with the proper depository in trust the necessary funds for the payment, redemption or satisfaction of such Indebtedness.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

        "Government Securities" means securities that are (1) direct obligations of the United States for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the timely of payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, that, in either case under clauses (1) or (2) are not callable or redeemable at the action of the issuer thereof, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depositary receipt.

        "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

        "Hedging Agreement" means any:

  (1)
  interest rate swap agreement, interest rate cap agreement and interest rate collar agreement;

  (2)
  other agreement or arrangement designed to manage interest rates or interest rate risk; and

  (3)
  other agreement or arrangement designed to protect against or manage fluctuations in currency exchange rates or commodity prices.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under any Hedging Agreements.

        "Indebtedness" means, with respect to any specified Person, without duplication, any indebtedness of such Person, whether or not contingent:

  (1)
  in respect of borrowed money;

  (2)
  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

  (3)
  in respect of bankers' acceptances;

  (4)
  representing Capital Lease Obligations;

  (5)
  representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

  (6)
  representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes, to the extent not otherwise included, all indebtedness of others secured by a Lien on any assets of the specified Person (whether or not such Indebtedness is assumed by the specified Person) to the extent of the lesser of the Fair Market Value of such assets and the amount of the Indebtedness so secured and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

        The amount of any Indebtedness outstanding as of any date will be:

  (1)
  the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

  (2)
  the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

        "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease in the nature thereof (provided that in no event will an operating lease be deemed to constitute a Lien).

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "Note Guarantee" means, with respect to a series of the notes, the Guarantee pursuant to the indenture with respect to the notes of such series by a Guarantor of CF Industries' obligations under the notes of such series.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Officers' Certificate" means a certificate signed by two officers or by an officer and either an assistant treasurer or an assistant secretary of CF Industries.

        "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or other entity of whatever nature.

        "Principal Property" means any manufacturing facility, warehouse or other similar facility or any parcel of real estate or group of contiguous parcels of real estate owned by CF Holdings or any of its Subsidiaries (whether owned on the issue date or thereafter acquired), in each case located within the United States, that has a book value on the date of which the determination is being made, without deduction of any depreciation reserves, exceeding 1% of Consolidated Total Assets, other than any such facility or parcel or group of contiguous parcels that the issuer reasonably determines is not material to the business of CF Holdings and its Subsidiaries taken as a whole.

        "Quotation Agent" means a Reference Treasury Dealer appointed by CF Industries or CF Holdings.

        "Rating Agency" means (1) each of Moody's and S&P and (2) if Moody's or S&P ceases to rate the notes of a particular series or fails to make a rating of the notes of a particular series publicly available for reasons outside of our control, a "nationally recognized statistical rating organization" within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by CF Industries as a replacement agency for Moody's or S&P, or both of them, as the case may be.

        "Ratings Downgrade" means, with respect to the notes of a series, the occurrence of any of the following:

  (1)
  the notes of such series have an investment grade credit rating (BBB-/Baa3, or equivalent, or better) from both Rating Agencies at the time of a Change of Control, and such rating from both Rating Agencies is within 60 days of the occurrence of such Change of Control (which period shall be extended so long as the rating of the notes of such series is under publicly announced consideration for possible downgrade by either Rating Agency) either downgraded to a non-investment grade credit rating (BB+/Ba1 or equivalent, or worse) or withdrawn and is not within such period subsequently (in the case of a downgrade) upgraded to an investment grade credit rating or (in the case of a withdrawal) replaced by an investment grade credit rating;

  (2)
  the notes of such series have a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) from both Rating Agencies at the time of a Change of Control, and such rating from both Rating Agencies is within 60 days of the occurrence of such Change of Control (which period shall be extended so long as the rating of the notes of such series is under publicly announced consideration for possible downgrade by either Rating Agency) downgraded by one or more notches (for illustration, Ba1 to Ba2 being one notch) and is not within such period subsequently upgraded to its earlier rating or better by both Rating Agencies;

  (3)
  both (A) the notes of such series have an investment grade credit rating (BBB-/Baa3, or equivalent, or better) from one Rating Agency at the time of a Change of Control, and such rating is within 60 days of the occurrence of such Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either Rating Agency) either downgraded to a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) or withdrawn and is not within such period subsequently (in the case of a downgrade) upgraded to an investment grade credit rating by such Rating Agency or (in the case of a withdrawal) replaced by an investment grade credit rating from such Rating Agency and (B) the notes of such series have a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) from one Rating Agency at the time of such Change of Control, and such rating is within 60 days of the occurrence of such Change of Control (which period shall be extended so long as the rating of the notes of such series is under publicly announced consideration for possible downgrade by either Rating Agency) downgraded by one or more notches (for illustration, Bal to Ba2 being one notch) and is not within such period subsequently upgraded to its earlier rating or better by such Rating Agency;

  (4)
  both (A) the notes of such series have an investment grade credit rating (BBB-/Baa3, or equivalent, or better) from one Rating Agency at the time of a Change of Control, and such rating is within 60 days of the occurrence of such Change of Control (which period shall be extended so long as the rating of the notes of such series is under publicly announced consideration for possible downgrade by either Rating Agency) either downgraded to a non-investment grade credit rating (BB+/Bal, or equivalent, or worse) or withdrawn and is not within such period subsequently (in the case of a downgrade) upgraded to an investment grade credit rating by such Rating Agency or (in the case of a withdrawal) replaced by an investment grade credit rating from such Rating Agency and (B) the notes of such series have no credit rating from one Rating Agency, and such Rating Agency does not assign within 60 days of the occurrence of such Change of Control an investment grade credit rating to the notes of such series;

  (5)
  both (A) the notes of such series have a non-investment grade credit rating (BB+/Bal, or equivalent, or worse) from one Rating Agency at the time of a Change of Control, and such rating is within 60 days of the occurrence of such Change of Control (which period shall be extended so long as the rating of the notes of such series is under publicly announced consideration for possible downgrade by either Rating Agency) downgraded by one or more notches (for illustration, Bal to Ba2 being one notch) and is not within such period subsequently upgraded to its earlier credit rating or better by such Rating Agency and (B) the notes of such series have no credit rating from one Rating Agency, and such Rating Agency does not assign within 60 days of the occurrence of the Change of Control an investment grade credit rating to the notes of such series; or

  (6)
  the notes of such series have no credit rating from either Rating Agency at the time of a Change of Control and both Rating Agencies do not assign within 60 days of the occurrence of such Change of Control an investment grade credit rating to the notes of such series;

in each case if, and only if, in making the relevant decision(s) referred to above to downgrade or withdraw such ratings, as applicable, the relevant Rating Agency announces publicly or confirms in writing to CF Industries that such decision(s) resulted, in whole or in part, from the occurrence of the applicable Change of Control.

        "Reference Treasury Dealer" means Morgan Stanley & Co. Incorporated or its successor (or an affiliate thereof that is a Primary Treasury Dealer) and three other primary U.S. government securities dealers in New York City (each a "Primary Treasury Dealer") selected by CF Industries; provided, however, that if any of the foregoing is not or shall cease to be a Primary Treasury Dealer, CF Industries will substitute therefor another Primary Treasury Dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date with respect to the notes of a series, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue with respect to the notes of such series (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

        "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

        "Sale and Leaseback Transaction" means any arrangement with any Person providing for the leasing by CF Holdings or any Subsidiary of CF Holdings of any Principal Property, which has been or is to be sold or transferred by CF Holdings or any such Subsidiary to such Person with the intention of taking back a lease of such Principal Property, except for leases between CF Holdings and a Subsidiary of CF Holdings or between Subsidiaries of CF Holdings.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the issue date.

        "Subsidiary" means, with respect to any specified Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

        "Subsidiary Guarantor" means a Guarantor that is a Subsidiary of CF Holdings.

        "Terra Nitrogen Entities" means each of Terra Nitrogen, Limited Partnership, Terra Nitrogen Company, L.P. and Terra Nitrogen GP Inc. and each of their respective subsidiaries (each of the foregoing a "Terra Nitrogen Entity").

        "Treasury Rate" means, with respect to any redemption date with respect to the notes of a series, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        "Voting Stock" of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

        The following summary describes the material U.S. federal income tax considerations generally applicable to the acquisition, ownership and disposition of the notes by Non-U.S. Holders (as defined below) that acquire notes for cash at their original issue price pursuant to this offer. The summary is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations, judicial decisions, published positions of the Internal Revenue Service, or IRS, and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion does not address any state, local or non-U.S. tax consequences, any U.S. tax consequences related to any currency other than the U.S. dollar or any tax consequences other than U.S. federal income tax consequences. This summary deals only with persons who hold the notes as capital assets within the meaning of the Code (generally, property held for investment). The discussion does not address all of the tax consequences that may be relevant to a particular person or to persons subject to special treatment under U.S. federal income tax laws, such as:

  •
  dealers in securities or currencies;

  •
  financial institutions;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  tax-exempt entities;

  •
  insurance companies;

  •
  cooperatives;

  •
  persons holding notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  •
  persons liable for alternative minimum tax;

  •
  foreign entities subject to special U.S. taxing regimes (such as "controlled foreign corporations" or "passive foreign investment companies");

  •
  U.S. expatriates;

  •
  partnerships or entities or arrangements treated as a partnership or other pass-through entity for U.S. federal tax purposes (or investors therein); or

  •
  U.S. Holders (as defined below).

        If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes is a holder of a note, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partners and partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

        If you are considering a purchase of the notes, we urge you to consult your tax advisor as to the particular U.S. federal tax consequences to you of the acquisition, ownership and disposition of the notes, as well as the effects of state, local and non-U.S. tax laws.

        For purposes of this summary, a "Non-U.S. Holder" means any beneficial owner (other than a partnership or other pass-through entity for U.S. federal income tax purposes) that is not a "U.S. Holder."

A "U.S. Holder" means a beneficial owner of a note (as determined for U.S. federal income tax purposes) that is, or is treated as, one of the following:

  •
  a citizen or individual resident of the United States;

  •
  a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any political subdivision thereof;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect to be treated as a U.S. person.

        Special rules may apply to you if you are a "controlled foreign corporation" or a "passive foreign investment company" or are otherwise subject to special treatment under the Code. Any such holders should consult their own tax advisors to determine the U.S. federal income, state, local and non-U.S. tax consequences that may be relevant to them.

Stated Interest

        Subject to the discussion below concerning backup withholding, no U.S. federal income or withholding tax generally will apply to a payment of interest on a note to a Non-U.S. Holder, provided that such interest is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder and:

  •
  such Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of the issuer's classes of our stock entitled to vote;

  •
  such Non-U.S. Holder is not a controlled foreign corporation directly or indirectly related to the issuer through stock ownership;

  •
  such Non-U.S. Holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the U.S. Internal Revenue Code;

  •
  either (A) such Non-U.S. Holder provides its name and address, and certifies on IRS Form W-8BEN (or a substantially similar form), under penalties of perjury, that it is not a U.S. person or (B) a securities clearing organization or certain other financial institutions holding the note on behalf of the Non-U.S. Holder certifies on IRS Form W-8IMY, under penalties of perjury, that such certification has been received by it and furnishes the issuer or the paying agent for the applicable series of notes with a copy thereof; and

  •
  the issuer or the paying agent for the applicable series of notes does not have actual knowledge or reason to know that the beneficial owner of the note is a U.S. person.

        If all of the foregoing requirements are not met, payments of interest on a note generally will be subject to U.S. federal withholding tax at a 30% rate (or a lower applicable treaty rate, provided certain certification requirements are met), subject to the discussion below concerning interest that is effectively connected with a Non-U.S. Holder's conduct of a trade or business in the United States.

Sale, Exchange, Retirement or Other Disposition of a Note

        Subject to the discussion below regarding backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income taxation on any gain recognized upon the sale, exchange, retirement or other disposition of a note, unless:

  •
  the gain is effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business (and, in the case of certain tax treaties, the gain is attributable to a permanent establishment within the United States); or

  •
  in the case of an individual, such individual is present in the United States for 183 days or more during the taxable year in which gain is realized and certain other conditions are met.

United States Trade or Business

        If a Non-U.S. Holder is engaged in a trade or business in the United States, interest or gain on a note is effectively connected with the conduct of such trade or business and the Non-U.S. Holder complies with applicable certification requirements and, if certain treaties apply, such interest or gain is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States), the Non-U.S. Holder generally will be subject to U.S. federal income tax on the receipt or accrual of such interest or the recognition of gain on the sale or other taxable disposition of the note in the same manner as if such holder were a U.S. person. Such interest or gain recognized by a corporate Non-U.S. Holder may also be subject to an additional U.S. federal branch profits tax at a 30% rate (or, if applicable, a lower treaty rate).

Backup Withholding and Information Reporting

        A Non-U.S. Holder may be subject to information reporting with respect to interest paid or accrued on a note, the amount of tax, if any, withheld with respect to those payments and amounts realized on the disposition of a note. A Non-U.S. Holder not subject to U.S. federal income tax may nonetheless be subject to backup withholding on interest paid on a note, and with respect to amounts realized on the disposition of a note, unless the Non-U.S. Holder provides the withholding agent with the applicable IRS Form W-8 or otherwise establishes an exemption. Non-U.S. Holders should consult their tax advisors as to their qualifications for an exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder may be credited against the Non-U.S. Holder's U.S. federal income tax liability, if any, or refunded, if the required information is furnished to the IRS in a timely manner. Non-U.S. Holders should consult their tax advisors regarding the applicability of the information reporting and backup withholding rules to them.

UNDERWRITING (CONFLICTS OF INTEREST)

        Under the terms and subject to the conditions of an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for which Morgan Stanley & Co. Incorporated is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, the principal amount of notes indicated below:

Name	Principal Amount of 2018 Notes	Principal Amount of 2020 Notes
Morgan Stanley & Co. Incorporated	$547,318,000	$547,318,000
Mitsubishi UFJ Securities (USA), Inc.	245,896,000	245,896,000
BMO Capital Markets Corp.	1,929,000	1,929,000
Natixis Bleichroeder LLC	3,023,000	3,023,000
Wells Fargo Securities, LLC	1,834,000	1,834,000

Total	$800,000,000	$800,000,000

        The underwriters and the representative are referred to herein as the "underwriters" and the "representative," respectively. The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

        The underwriters initially propose to offer the notes to the public at the offering prices listed on the cover of this prospectus supplement, and may offer the notes of each series to certain dealers at such prices less a concession not in excess of 1.650% of the principal amount of the 2018 notes and 1.650% of the principal amount of the 2020 notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.825% of the principal amount of the 2018 notes and 0.825% of the principal amount of the 2020 notes to other dealers. After the initial offering of the notes, the applicable offering price and other selling terms may from time to time be varied by the representative.

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering, expressed as a percentage of the principal amount of the notes and in total:

	Per 2018 Note	Total	Per 2020 Note	Total
Underwriting discounts and commissions	2.750%	$22,000,000	2.750%	$22,000,000

        Pursuant to an engagement letter with Morgan Stanley & Co. Incorporated and Mitsubishi UFJ Securities (USA), Inc., we have also granted to Morgan Stanley & Co. Incorporated a right of first refusal to act as an underwriter in a similar capacity to that in which it has acted in this offering in connection with any debt or equity offering by us or our affiliates. If Morgan Stanley & Co. Incorporated terminates the engagement letter, which it is entitled to do with or without cause, the rights and obligations of Morgan Stanley & Co. Incorporated under the engagement letter, including the right of first refusal, will inure to the benefit of Mitsubishi UFJ Securities (USA), Inc. Pursuant to FINRA Rule 5110(c)(3)(A)(ix), the right of first refusal that we have granted is considered compensation in connection with this offering of CF Industries' senior notes and is deemed to have compensation value of 1% of the proceeds of this offering. The right of first refusal lasts for 12 months after the date of completion of the second-step merger unless the bridge facility is fully repaid and we terminate the engagement letter.

        In the underwriting agreement, we have agreed that we will not, during the period from the date of the underwriting agreement through the closing date of the offering of the notes, offer, sell, contract to sell or otherwise dispose of any debt securities of the issuer or any guarantor or warrants to purchase or otherwise acquire debt securities of the issuer or any guarantor substantially similar to the notes (other than (i) the notes, (ii) commercial paper issued in the ordinary course of business or (3) securities or warrants permitted with the prior written consent of the representative).

        The notes are a new issue of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system.

        In connection with the offering, the representative, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the OTC market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        Therefore, we cannot assure you that a liquid trading market will develop for the notes of any series, that you will be able to sell your notes of any series at a particular time or that the prices that you receive when you sell will be favorable.

        The estimated offering expenses payable by us, in addition to any underwriting discounts and commissions, in connection with this offering of the notes are approximately $2.0 million.

        We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Conflicts of Interest

        Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

        Additionally, Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, will serve as trustee under the indenture governing the notes.

        As described in "Use of Proceeds," we intend to use the net proceeds from this offering to repay amounts outstanding under the bridge facility and, to the extent of any net proceeds in excess of the amount required to discharge the obligations under the bridge facility, to repay outstanding borrowings under the term loan facility.

        We intend to use at least five percent of the net proceeds of this offering to repay indebtedness owed by us to certain affiliates of the underwriters who are lenders under the credit facilities. See "Use of Proceeds." Morgan Stanley Senior Funding, Inc. and Morgan Stanley Bank, N.A., affiliates of Morgan Stanley & Co. Incorporated, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., an affiliate of Mitsubishi UFJ Securities (USA), Inc., are lenders under the credit facilities, and may receive their pro rata portion of the proceeds from this offering used to repay amounts outstanding under the credit facilities. In addition, Morgan Stanley & Co. Incorporated served as a financial advisor to CF Holdings in connection with the Terra acquisition. Consequently, Morgan Stanley & Co. Incorporated and Mitsubishi UFJ Securities (USA), Inc. each have a conflict of interest within the meaning of NASD Rule 2720 of FINRA, or Rule 2720. Accordingly, this offering is being made in compliance with the requirements of Rule 2720. This rule provides that if at least five percent of the net offering proceeds from the sale of debt securities, not including underwriting compensation, are used to reduce or retire the balance of a loan or credit facility extended by any underwriter or its affiliates, a QIU meeting certain standards must participate in the preparation of the registration statement and the prospectus and exercise the usual standards of due diligence with respect thereto. BMO Capital Markets Corp. is assuming the responsibilities of acting as the QIU in connection with this offering. We have agreed to indemnify BMO Capital Markets Corp. against certain liabilities incurred in connection with it acting as a QIU for this offering, including liabilities under the Securities Act.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each of which is referred to in this prospectus supplement as a Relevant Member State, each of the underwriters has represented, warranted and undertaken that it has not made and will not make an offer of notes to the public in that Relevant Member State, except that it may make an offer of notes to the public in that Relevant Member State at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  to fewer than 100 natural or legal persons (other than "qualified investors" as defined in the Prospectus Directive) subject to obtaining the prior written consent of Morgan Stanley & Co. Incorporated for any such offer; or

  (d)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of notes shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of the above, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase any notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

        Each underwriter has represented and agreed that (a) it has not made and will not make an offer of the notes to the public in the United Kingdom prior to the publication of a prospectus in relation to the notes that has been approved by the FSA except that it may make an offer of the notes to persons who fall within the definition of "qualified investor" as that term is defined in Section 86(1) of the Financial Services and Markets Act 2000, or FSMA, or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to Section 85(1) of FSMA; (b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of the notes in circumstances in which Section 21(1) of FSMA does not apply; and (c) it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

Hong Kong

        This prospectus supplement has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. No person may offer or sell in Hong Kong, by means of any document, any notes other than (i) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance, or (ii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes being offered by this prospectus supplement will be issued which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong except if permitted under the securities laws of Hong Kong; and any advertisement, invitation or document relating to the notes being offered by this prospectus supplement will be issued only to persons outside Hong Kong or to "professional investors" referenced in the immediately preceding sentence.

Japan

        The notes have not been and will not be registered under the Financial Instruments and Exchange Law (Law No. 25 of 1948, as amended, or the FIEL). Each underwriter has represented and agreed that the notes which it purchases will be purchased by it as principal and that, in connection with the offering, it will not, directly or indirectly, offer or sell any notes in Japan or to, or for the benefit of, any Japanese Person or to others for reoffer or resale, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person, except pursuant to an exemption from the registration requirements under the FIEL and otherwise in compliance with such law and any other applicable laws, regulations and ministerial guidelines of Japan. For the purposes of this paragraph, "Japanese Person" shall mean any "Person Resident in Japan" (kyojusha) as defined in Section 6, Paragraph 1, Item 5 of the Foreign Exchange and Foreign Trade Law of Japan (Law No. 228 of 1949, as amended), including any corporation or other entity organized under the laws of Japan. If any underwriter offers to sell or solicits an offer to buy any notes to any Japanese Person by way of the "Solicitation for Small Number of Investors" (shouninzuu muke kan'yu) as defined in Section 23-13, Paragraph 4 of the FIEL, such underwriter shall make it clear in offering to sell or soliciting offers to buy such notes that sales of the notes are subject to the condition that any notes issued by the same issuer shall not be owned by 1,000 or more Japanese Persons.

Singapore

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore, or the SFA. Accordingly, no person may offer or sell notes or cause such notes to be made the subject of an invitation for subscription or purchase, or circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or (iii) to any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

  •
  to an institutional investor (for corporations, under Section 274 of the SFA), to a relevant person defined in Section 275(2) of the SFA or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

  •
  where no consideration is or will be given for the transfer; or

  •
  where the transfer is by operation of law.

LEGAL MATTERS

        The validity of the notes and the related guarantees offered by this prospectus supplement will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois. The underwriters are being represented by White & Case LLP, New York, New York.

EXPERTS

        The consolidated financial statements and related financial statement schedule of CF Industries Holdings, Inc. incorporated in this prospectus supplement by reference from CF Industries Holdings, Inc.'s Current Report on Form 8-K filed with the SEC on April 15, 2010, and management's assessment of the effectiveness of CF Industries Holdings, Inc.'s internal control over financial reporting as of December 31, 2009 incorporated in this prospectus supplement by reference from CF Industries Holdings, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2009, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and in the registration statement of which this prospectus supplement is a part, and upon the authority of said firm as experts in accounting and auditing.

        KPMG LLP's report on the consolidated financial statements refers to CF Industries Holdings, Inc.'s retrospective adoption of the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 810—Consolidation, that pertain to the standard formerly known as Statement of Financial Accounting Standards (SFAS) No. 160—Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 and the provisions of ASC Topic 260—Earnings Per Share, that pertain to the standard formerly known as FSP No. EITF 03-6-1—Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, on January 1, 2009.

        The consolidated financial statements of Terra Industries Inc., incorporated in this prospectus supplement by reference from CF Industries Holdings, Inc.'s Current Report on Form 8-K dated April 15, 2010, the related financial statement schedule incorporated in this prospectus supplement by reference from CF Industries Holdings, Inc.'s Current Report on Form 8-K/A dated April 12, 2010 and the effectiveness of Terra Industries Inc.'s internal control over financial reporting as of December 31, 2009 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which report with respect to the consolidated financial statements and financial statement schedule expresses an unqualified opinion and includes an explanatory paragraph relating to Terra Industries Inc.'s retrospective adoption of guidance related to noncontrolling interests in consolidated financial statements effective January 1, 2009), which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        CF Holdings has filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the securities covered by this prospectus supplement. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and the exhibits filed or incorporated by reference as part of the registration statement. For further information with respect to us and the securities being offered, we refer you to the registration statement and the exhibits filed or incorporated by reference as part of the registration statement. Statements contained in this prospectus supplement or the accompanying prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or otherwise filed with the SEC, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus supplement or the accompanying prospectus relating to a contract or document is qualified in all respects by reference to the contract or document to which it refers. In addition, CF Holdings files annual, quarterly and periodic reports, proxy statements and other information with the SEC. The public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including CF Holdings, that file electronically with the SEC.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that (i) we can disclose important information to you by referring you to such information in documents we have filed with the SEC and (ii) such information is considered part of this prospectus supplement. The following documents are incorporated by reference in this prospectus supplement and the accompanying prospectus:

  •
  CF Holdings' Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on February 25, 2010; and

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  CF Holdings' Current Reports on Form 8-K filed with the SEC on January 15, 2010, March 12, 2010, April 7, 2010 (as amended by Amendment No. 1 on Form 8-K/A filed with the SEC on April 12, 2010 and Amendment No. 2 on Form 8-K/A filed with the SEC on April 15, 2010), April 12, 2010, April 15, 2010 and April 19, 2010.

        In addition, all documents subsequently filed by CF Holdings pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus supplement. The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing that is incorporated by reference herein will be deemed to be a part of this prospectus supplement, commencing on the date on which the applicable document is filed. Nothing in this prospectus supplement or the accompanying prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.

        We will provide to each person, including any beneficial owner, to whom this prospectus supplement is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus supplement or the accompanying prospectus but not delivered with this prospectus supplement (other than exhibits not specifically incorporated by reference in that information), at no cost to the requestor, upon written or oral request. To receive any such copy, call or write:

CF Industries Holdings, Inc.
4 Parkway North, Suite 400
Deerfield, Illinois 60015
Attention: Secretary
Telephone: (847) 405-2400

PROSPECTUS

Debt Securities
Guarantees of Debt Securities

        CF Industries, Inc. may offer and sell from time to time, in one or more offerings, in amounts, at prices and on terms determined at the time of any such offering, debt securities, which will be non-convertible and may be senior or subordinated and secured or unsecured. The debt securities will be fully and unconditionally guaranteed by CF Industries Holdings, Inc. and may be guaranteed by certain subsidiaries of CF Industries Holdings, Inc. other than CF Industries, Inc.

        We will provide the specific terms of the debt securities and guarantees in one or more supplements to this prospectus at the time of offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

        We may offer the securities through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see "Plan of Distribution" on page 7 of this prospectus.

        Investing in our securities involves risks. You should carefully read and consider the risk factors included in our periodic reports, in the prospectus supplement relating to any specific offering of securities and in other documents that we file with the Securities and Exchange Commission. See "Risk Factors" on page 1 of this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 15, 2010.

 CERTAIN TERMS USED IN THIS PROSPECTUS

        Unless otherwise stated or the context requires otherwise, "we," "us" and "our" refer to CF Industries Holdings, Inc. and its consolidated subsidiaries, including CF Industries, Inc., "CF Holdings" refers to CF Industries Holdings, Inc. and not its consolidated subsidiaries and the "issuer" refers to CF Industries, Inc., the issuer of the debt securities, and not to any of its subsidiaries.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of an "automatic shelf" registration statement that we filed with the Securities and Exchange Commission, or the SEC, under the Securities Act of 1933, as amended, or the Securities Act. Under this shelf registration process, we may sell, from time to time, an indeterminate amount of the debt securities and the guarantees described in this prospectus in one or more offerings. This prospectus provides you with a general description of the debt securities and the guarantees we may offer, which is not meant to be a complete description of the debt securities and the guarantees. Each time that debt securities and guarantees are offered, a prospectus supplement containing specific information about the terms of that offering will be provided, including the specific amounts, prices and terms of the debt securities and the specific terms of the guarantees offered. The prospectus supplement and any other offering material may also add to, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. We urge you to read both this prospectus and any prospectus supplement and any other offering material (including any free writing prospectus) prepared by or on behalf of us for a specific offering of debt securities and guarantees, together with additional information described under "Where You Can Find More Information" on page 8 of this prospectus. You should rely only on the information contained or incorporated by reference in this prospectus and any such prospectus supplement or other offering material. We have not authorized anyone to provide you with different information. We are not making an offer to sell or soliciting an offer to purchase these securities in any jurisdiction where the offer or sale is not permitted.

        You should not assume that the information contained in this prospectus, any prospectus supplement and any related free writing prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus or any applicable prospectus supplement or other offering material (including any free writing prospectus) nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or other offering material or in our affairs since the date of this prospectus or any applicable prospectus supplement or other offering material.

ii

ABOUT US

        We are one of the largest manufacturers and distributors of nitrogen and phosphate fertilizer products in the world. Our operations are organized into two business segments—the nitrogen segment and the phosphate segment. Our principal products in the nitrogen segment are ammonia, urea and urea ammonium nitrate solution, and ammonium nitrate. Our other nitrogen products include diesel exhaust fluid and aqua ammonia, which are sold primarily to our environmental and industrial customers. Our principal products in the phosphate segment are diammonium phosphate and monoammonium phosphate.

        CF Industries, Inc. is a direct, wholly-owned subsidiary of CF Holdings. Substantially all of our consoliated assets are held by CF Industries, Inc. and its subsidiaries.

        Our principal executive offices are at 4 Parkway North, Suite 400, Deerfield, Illinois 60015. The telephone number of our principal executive offices is (847) 405-2400. Our Internet website address is http://www.cfindustries.com. The content of our website is not incorporated by reference in this prospectus, and you should not consider it a part of this prospectus.

RISK FACTORS

        Investing in our securities involves risk. Before you decide whether to purchase any of our securities, in addition to the other information, documents or reports included or incorporated by reference into this prospectus and any prospectus supplement or other offering materials, you should carefully consider the risk factors in the section entitled "Risk Factors" in any prospectus supplement, in CF Holdings' most recent Annual Report on Form 10-K and any Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed by CF Holdings subsequent to such Annual Report on Form 10-K, as the same may be amended, supplemented or superseded from time to time by our filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and in CF Holdings' other filings with the SEC. For more information, see the section of this prospectus entitled "Where You Can Find More Information." These risks could materially and adversely affect our business, financial condition or operating results and could result in a partial or complete loss of your investment.

 FORWARD-LOOKING STATEMENTS

        This prospectus and documents incorporated by reference in this prospectus, as well as oral statements we make from time to time, contain forward-looking statements that are subject to risks, uncertainties and other factors that could cause our actual results to differ materially from those in the forward-looking statements. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions and assumptions and other statements that are not historical facts. Forward-looking statements can generally be identified by their use of terms such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict" or "project" and similar terms and phrases, including references to assumptions. Forward-looking statements also may relate to our operations, financial results, financial condition, liquidity and business prospects and strategy. Our forward-looking statements are made based on our expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Accordingly, you should not unduly rely on these forward-looking statements. Except as required by law, we undertake no obligation to update or revise any forward-looking statements.

        Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including, among others, the factors described in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in CF Holdings' most recent Annual Report on Form 10-K filed with the SEC and any Quarterly Reports on Form 10-Q filed by CF Holdings with the SEC since the filing of such Annual Report on Form 10-K, the risk factors described in CF Holdings' other filings with the SEC from time to time and the following:

  •
  our ability to promptly and effectively integrate our business with that of Terra Industries Inc. ("Terra") and to achieve the cost savings and synergies we anticipate from the Terra acquisition within the expected time frame or at all;

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  the potential for disruption from the Terra acquisition to make it more difficult for us to maintain relationships with customers, employees or suppliers;

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  the volatile cost of natural gas in the areas where our production facilities are principally located;

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  the cyclical nature of our business and the agricultural sector;

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  the global commodity nature of our fertilizer products, the impact of global supply and demand on our selling prices, and the intense global competition in the consolidating markets in which we operate;

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  conditions in the U.S. agricultural industry;

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  weather conditions;

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  our inability to accurately predict seasonal demand for our products;

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  the concentration of our sales with certain large customers;

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  the impact of changing market conditions on our Forward Pricing Program;

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  risks involving derivatives and the effectiveness of our risk measurement and hedging activities;

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  the reliance of our operations on a limited number of key facilities and the significant risks and hazards against which we may not be fully insured;

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  reliance on third party transportation providers;

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  risks associated with joint ventures;

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  risks associated with expansion of our business, including unanticipated adverse consequences and the significant resources that could be required;

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  potential liabilities and expenditures related to environmental and health and safety laws and regulations;

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  our potential inability to obtain or maintain required permits and governmental approvals or to meet financial assurance requirements;

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  future regulatory restrictions and requirements related to greenhouse gas emissions, climate change or other environmental requirements;

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  acts of terrorism and regulations to combat terrorism;

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  difficulties in securing the supply and delivery of raw materials we use and increases in their costs;

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  risks associated with international operations;

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  losses on our investments in securities;

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  deterioration of global market and economic conditions;

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  our substantial indebtedness and the limitations on our operations imposed by the terms of our indebtedness;

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  our ability to comply with the covenants under our indebtedness and to make payments under such indebtedness when due;

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  potential inability to refinance our indebtedness in connection with any change of control affecting us; and

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  loss of key members of management and professional staff.

USE OF PROCEEDS

        Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of CF Industries, Inc.'s debt securities for working capital and other general corporate purposes, including acquisitions, repayment or refinancing of debt, stock repurchases and other business opportunities. We will have significant discretion in the use of any net proceeds. We may provide additional information on the use of the net proceeds from the sale of CF Industries, Inc.'s debt securities in an applicable prospectus supplement or other offering materials relating to the offered debt securities.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Year ended December 31,
	2009	2008	2007	2006	2005
Ratio of earnings to fixed charges	105.3x	171.9x	104.1x	13.9x	7.5x

        The ratio of earnings to fixed charges is calculated by dividing earnings, as defined in the applicable SEC rules, by fixed charges, as defined in the applicable SEC rules. For purposes of our computation of the ratio of earnings to fixed charges for the periods presented in the table above, our fixed charges are calculated as interest expense, including amortized premiums, discounts, and capitalized expenses related to indebtedness, plus estimated interest in rent expense, in each case on a consolidated basis, and our earnings consist of the sum of (1) consolidated pretax income from continuing operations before adjustment for noncontrolling interests in consolidated subsidiaries or equity in earnings or loss of unconsolidated affiliates, (2) consolidated amortization of capitalized interest and (3) fixed charges.

DESCRIPTION OF DEBT SECURITIES

        This "Description of Debt Securities" section contains a summary description of the debt securities that CF Industries, Inc. may offer and sell from time to time. This summary description is not meant to be a complete description of the debt securities. At the time of an offering and sale, this prospectus together with the accompanying prospectus supplement will contain the material terms of the debt securities being offered.

        As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that CF Industries, Inc. may issue from time to time. The issuer may offer non-convertible secured or unsecured debt securities, which may be senior or subordinated. Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued in one or more series under an indenture to be entered into among the issuer, CF Holdings and Wells Fargo Bank, National Association, as trustee. A form of the indenture is filed as an exhibit to the registration statement of which this prospectus is a part.

        The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general terms and provisions described below may apply to such debt securities, will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

        The debt securities may be issued in one or more series as may be authorized from time to time. Reference is made to the applicable prospectus supplement for the following terms of the debt securities of each series (if applicable):

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  title and aggregate principal amount;

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  any applicable subordination provisions for any subordinated debt securities;

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  whether the securities will be secured or unsecured;

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  the guarantors, if any, other than CF Holdings and the terms of the guarantees of CF Holdings and any such other guarantors (including provisions relating to seniority, subordination, security and release of the guarantees);

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  whether the securities are exchangeable for other securities;

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  percentage or percentages of principal amount at which the securities will be issued;

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  maturity date(s);

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  interest rate(s) or the method for determining the interest rate(s);

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  dates on which interest will accrue or the method for determining dates on which interest will accrue;

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  dates on which interest will be payable and record dates for the determination of the holders to which interest will be payable on such payment dates;

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  the places where payments on the debt securities will be payable;

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  redemption or early repayment provisions;

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  authorized denominations;

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  form;

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  amount of discount or premium, if any, with which the securities will be issued;

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  whether the securities will be issued in whole or in part in the form of one or more global securities;

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  identity of the depositary for global securities;

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  whether a temporary security is to be issued with respect to a series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

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  the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

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  any covenants applicable to the particular debt securities being issued;

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  any defaults and events of default applicable to the particular debt securities being issued;

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  currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

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  time period within which, the manner in which and the terms and conditions upon which the purchaser of the securities can select the payment currency;

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  securities exchange(s) on which the securities will be listed, if any;

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  whether any underwriter(s) will act as market maker(s) for the securities;

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  extent to which a secondary market for the securities is expected to develop;

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  our obligation or right to redeem, purchase or repay securities under a sinking fund, amortization or analogous provision;

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  provisions relating to covenant defeasance and legal defeasance;

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  provisions relating to satisfaction and discharge of the indenture;

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  provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and

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  any other terms of the debt securities of such series and guarantees thereof (which terms are not inconsistent with the provisions of the Trust Indenture Act of 1939, as amended, but may modify, amend, supplement or delete any of the terms of the indenture with respect the debt securities of such series and guarantees thereof).

        One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

        United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

        Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

        The term "debt securities" includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

        We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

        The indenture and the debt securities will be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF GUARANTEES OF DEBT SECURITIES

        This "Description of Guarantees of Debt Securities" section contains a summary description of the guarantees of CF Industries, Inc. debt securities to which this prospectus relates. This summary description is not meant to be a complete description of the guarantees. At the time of an offering and sale of debt securities, this prospectus together with the accompanying prospectus supplement will contain the material terms of the guarantees of the debt securities being offered.

        CF Holdings will fully and unconditionally guarantee the debt securities. If specified in the applicable prospectus supplement, certain subsidiaries of CF Holdings other than the issuer may guarantee the debt securities. Guarantees may be secured or unsecured and senior or subordinated. The particular terms of CF Holdings' guarantees of a particular issue of debt securities and of any other guarantees of the debt securities will be described in the related prospectus supplement. The guarantees will be construed in accordance with and governed by the laws of the State of New York.

PLAN OF DISTRIBUTION

        We may sell the securities being offered hereby in one or more of the following ways from time to time:

  •
  to underwriters for resale to purchasers;

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  directly to purchasers; or

  •
  through agents or dealers to purchasers.

        In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement. If so, the third parties may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

        We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation, in a prospectus supplement.

        In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. ("FINRA"), the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate offering price of the securities offered hereunder.

LEGAL MATTERS

        The validity of the securities being offered hereby is being passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois.

 EXPERTS

        The consolidated financial statements and related financial statement schedule of CF Industries Holdings, Inc. incorporated in this prospectus by reference from CF Industries Holdings, Inc.'s Current Report on Form 8-K filed with the SEC on April 15, 2010, and management's assessment of the effectiveness of CF Industries Holdings, Inc.'s internal control over financial reporting as of December 31, 2009 incorporated in this prospectus by reference from CF Industries Holdings, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2009, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and in the registration statement of which this prospectus is a part, and upon the authority of said firm as experts in accounting and auditing.

        KPMG LLP's report on the consolidated financial statements refers to CF Industries Holdings, Inc.'s retrospective adoption of the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 810—Consolidation, that pertain to the standard formerly known as Statement of Financial Accounting Standards (SFAS) No. 160—Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 and the provisions of ASC Topic 260—Earnings Per Share, that pertain to the standard formerly known as FSP No. EITF 03-6-1—Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, on January 1, 2009.

        The consolidated financial statements of Terra Industries Inc., incorporated in this prospectus by reference from CF Industries Holdings, Inc.'s Current Report on Form 8-K dated April 15, 2010, the related financial statement schedule incorporated in this prospectus by reference from CF Industries Holdings, Inc.'s Current Report on Form 8-K/A dated April 12, 2010 and the effectiveness of Terra Industries Inc.'s internal control over financial reporting as of December 31, 2009 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which report with respect to the consolidated financial statements and financial statement schedule expresses an unqualified opinion and includes an explanatory paragraph relating to Terra Industries Inc.'s retrospective adoption of guidance related to noncontrolling interests in consolidated financial statements effective January 1, 2009), which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the securities covered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits filed or incorporated by reference as part of the registration statement. For further information with respect to us and the securities being offered, we refer you to the registration statement and the exhibits filed or incorporated by reference as part of the registration statement. Statements contained in the prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or otherwise filed with the SEC, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document is qualified in all respects by reference to the contract or document to which it refers. In addition, CF Holdings files annual, quarterly and periodic reports, proxy statements and other information with the SEC. The public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including CF Holdings, that file electronically with the SEC.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that (i) we can disclose important information to you by referring you to such information in documents we have filed with the SEC and (ii) such information is considered part of this prospectus. The following documents are incorporated by reference in this prospectus:

  •
  CF Holdings' Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on February 25, 2010; and

  •
  CF Holdings' Current Reports on Form 8-K filed with the SEC on January 15, 2010, March 12, 2010, April 7, 2010 (as amended by Amendment No. 1 on Form 8-K/A filed with the SEC on April 12, 2010 and Amendment No. 2 on Form 8-K/A filed with the SEC on April 15, 2010), April 12, 2010 and April 15, 2010.

In addition, all documents subsequently filed by CF Holdings pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus. The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing that is incorporated by reference herein will be deemed to be a part of this prospectus, commencing on the date on which the applicable document is filed. Nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.

        We will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (other than exhibits not specifically incorporated by reference in that information), at no cost to the requestor, upon written or oral request. To receive any such copy, call or write:

CF Industries Holdings, Inc.
4 Parkway North, Suite 400
Deerfield, Illinois 60015
Attention: Secretary
Telephone: (847) 405-2400